UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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PARKER-HANNIFIN CORPORATION

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PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard—Cleveland, Ohio 44124-4141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OCTOBER 24, 2012

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of Parker-Hannifin Corporation. The meeting will be held at our headquarters located at 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, on Wednesday, October 24, 2012, at 9:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt, Åke Svensson, James L. Wainscott, and Donald E. Washkewicz as Directors for a term expiring at the Annual Meeting of Shareholders in 2013;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013;

3.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers;

4.	To approve the Amended and Restated Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan;

5.	To consider and vote upon a shareholder proposal to amend the Code of Regulations to separate the roles of Chairman of the Board and Chief Executive Officer; and

6.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on August 31, 2012 are entitled to vote at the meeting. Your vote is important, so if you do not expect to attend the meeting, or if you do plan to attend but wish to vote by proxy, please mark, date, sign and return the enclosed proxy card promptly in the envelope provided or vote electronically via the internet or by telephone in accordance with the instructions on the enclosed proxy card. Please refer to the back page of this Proxy Statement for directions to attend the annual meeting.

Thank you for your support of Parker-Hannifin Corporation.

By Order of the Board of Directors

Thomas A. Piraino, Jr.
Secretary

September 24, 2012

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be held on October 24, 2012.

This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 and our 2012 Annual Report, are available free of charge on our investor relations website (www.phstock.com).

i

PARKER-HANNIFIN CORPORATION

6035 Parkland Boulevard—Cleveland, Ohio 44124-4141

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on October 24, 2012, and at all adjournments thereof. Only shareholders of record at the close of business on August 31, 2012 will be entitled to vote at the meeting. On August 31, 2012, 149,232,910 common shares were outstanding and entitled to vote at the meeting. Each share is entitled to one vote. This Proxy Statement and the form of proxy are being mailed to shareholders on or about September 24, 2012.

GOVERNANCE DOCUMENTS

Our Code of Conduct, Board of Directors Guidelines on Significant Corporate Governance Issues and Independence Standards for Directors are posted and available on the Corporate Governance page of our investor relations website at www.phstock.com. Shareholders may request copies of these documents, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

BOARD OF DIRECTORS

ANNUAL ELECTIONS; CUMULATIVE VOTING.

Our Code of Regulations provides for the annual election of our entire Board of Directors. Accordingly, each Director elected at this Annual Meeting of Shareholders will hold office until the next Annual Meeting of Shareholders and until his or her successor is elected.

Our shareholders have cumulative voting rights in the election of Directors if any shareholder gives notice in writing to our President, any of our Vice Presidents or our Secretary not less than 48 hours before the time fixed for holding the meeting that cumulative voting at such election is desired. The fact that such notice has been given must be announced upon the convening of the meeting by our Chairman of the Board, our Secretary or by or on behalf of the shareholder giving such notice. In such event, each shareholder has the right to cumulate votes and give one nominee the number of votes equal to the number of Directors to be elected multiplied by the number of votes to which the shareholder is entitled, or to distribute votes on the same principle among two or more nominees, as the shareholder determines. If voting at the election held during this Annual Meeting of Shareholders is cumulative, the persons named on the enclosed proxy card will vote common shares represented by valid proxies on a cumulative basis for the election of the nominees set forth in the “Item 1 —Election of Directors” section beginning on page 10 of this Proxy Statement, allocating the votes of such common shares in accordance with their judgment.

ELECTIONS AND RETIREMENTS.

Markos I. Tambakeras, a Director since 2005, did not stand for re-election at our 2011 Annual Meeting of Shareholders.

MEETINGS AND ATTENDANCE; EXECUTIVE SESSIONS.

During fiscal year 2012, there were six meetings of our Board of Directors. Each Director attended at least 75% of the meetings held by our Board of Directors and the Committees of our Board of Directors on which he or she served.

We hold a regularly scheduled meeting of our Board of Directors in conjunction with our Annual Meeting of Shareholders. Directors are expected to attend the Annual Meeting of Shareholders absent an appropriate reason. All of the members of our Board of Directors at the time of our 2011 Annual Meeting of Shareholders attended that meeting.

In accordance with the listing standards of the New York Stock Exchange, our non-management Directors are scheduled to meet regularly in executive sessions without management and, if required, our independent Directors will meet at least once annually. Additional meetings of our non-management Directors may be scheduled from time to time when our non-management Directors determine that such meetings are desirable. Our non-management Directors met four times during fiscal year 2012.

NUMBER; CURRENT TERM; RELATIONSHIPS.

Our Board of Directors presently consists of 11 members. The current term of each member of our Board of Directors expires at our 2012 Annual Meeting of Shareholders. None of our Directors are related to each other and no arrangements or understandings exist pursuant to which any Director was selected as a Director or Director nominee.

DIRECTOR INDEPENDENCE.

Our Board of Directors Guidelines on Significant Corporate Governance Issues require at least a majority of our Directors to be “independent” as defined in the listing standards established by the New York Stock Exchange. Our Board of Directors has also adopted standards for director independence, which are set forth in our Independence Standards for Directors.

We strongly favor a governance structure that includes an independent Board of Directors. Of the 11 current members of our Board of Directors, 10 are independent based on our Board of Directors’ consideration of the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. In addition, each of the Audit Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Human Resources and Compensation Committee of our Board of Directors is composed entirely of independent directors. As a result, our independent directors directly oversee critical matters such as our remuneration policy for executive officers, our corporate governance guidelines, policies and practices, our corporate finance strategies and initiatives, the integrity of our financial statements and our internal controls over financial reporting.

Our Board of Directors has affirmatively determined that the following 11 individuals who currently serve as Directors or who served as Directors during any part of fiscal year 2012 are or were independent: Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt, Åke Svensson, Markos I. Tambakeras and James L. Wainscott.

Among other things, our Board of Directors does not consider a Director to be independent unless it affirmatively determines that the Director has no material relationship with us either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our Board of Directors annually reviews and determines which of its members are independent based on the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors. During the course of such review, our Board of Directors broadly considers all facts and circumstances which it deems relevant, including any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships between us and any of our Directors. In fiscal year 2012, after considering the facts and circumstances applicable to each Director, our Board of Directors determined that the following relationships required further analysis to confirm that the following Directors are independent:

1.	Each of Ms. Harty and Mr. Kohlhepp serves or served during the fiscal year as an officer of a company that has an existing customer or supplier relationship with us. Our Board of Directors nevertheless concluded that each of these Directors is independent because, among other things, neither of them receive or received direct or indirect personal benefits as a result of these relationships and our payments to or from each of these companies fell below the thresholds set forth in the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors.

2.	Mr. Müller serves as Chairman of the Supervisory Board of Commerzbank AG, with which we have a commercial banking relationship. Our Board of Directors nevertheless concluded that Mr. Müller is independent because, among other things, he receives no direct or indirect personal benefits as a result of the relationship, we do not have an exclusive banking relationship with Commerzbank AG in Germany, and the amount of our indebtedness to Commerzbank AG is insignificant when compared to the purchase and sale thresholds set forth in the independence standards of the New York Stock Exchange and our Independence Standards for Directors.

CURRENT LEADERSHIP STRUCTURE.

Our Board of Directors currently employs a “dual leadership” structure in which our Chief Executive Officer serves as Chairman of the Board and, pursuant to our Board of Directors Guidelines on Significant Corporate Governance Issues, the Chair of the Corporate Governance and Nominating Committee of our Board of Directors, an independent Director, serves as Lead Director. Our Lead Director is elected solely by the independent members of our Board of Directors and holds a position separate and independent from our Chairman of the Board. The Charter of the Corporate Governance and Nominating Committee and our Board of Directors Guidelines on Significant Corporate Governance Issues provide that the Chair of the Corporate Governance and Nominating Committee is elected or re-elected every five years.

The specific authorities, duties and responsibilities of our Lead Director are described in our Board of Directors Guidelines on Significant Corporate Governance Issues. Among other things, our Lead Director presides over and supervises the conduct of all meetings of our independent Directors, calls meetings of our non-management, independent Directors, and prepares and approves all agendas and schedules for meetings of our Board of Directors.

Our Board of Directors has had a Lead Director since April 2004. Our Board of Directors believes that having a Lead Director who is elected by our independent Directors ensures that our Board of Directors will at all times have an independent Director in a leadership position. At the same time, our Board of Directors believes that it is important to maintain flexibility in its leadership structure to allow for a member of management to serve in a leadership position alongside the Lead Director if our Board of Directors determines that such a leadership structure best meets the then current needs of our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors has determined that this leadership structure is currently more efficient and effective than a structure which employs a single, independent Chairman of the Board. Our Board of Directors views this structure as one that ensures both independence in leadership and a balance of knowledge, power and authority. For example, our leadership structure employs both a Chairman of the Board who possesses an intimate, working knowledge of our day-to-day business, plans, strategies and initiatives, and a Lead Director who has a strong working relationship with our non-management, independent Directors. These two individuals combine and utilize their unique knowledge bases and perspectives to ensure that management and our independent Directors work together as effectively as possible. Among other things, our Chairman of the Board ensures that our Board of Directors addresses strategic issues that management considers critical, while our Lead Director ensures that our Board of Directors addresses strategic issues that our independent Directors consider critical.

Our Board of Directors recognizes, however, that no single leadership model may always be appropriate. Accordingly, our Board of Directors regularly reviews its leadership structure to ensure that it continues to represent the most efficient and effective structure for our Board of Directors, our business, our employees and our shareholders.

SELECTION AND NOMINATION OF DIRECTORS.

The Corporate Governance and Nominating Committee of our Board of Directors is responsible for identifying, evaluating and recommending potential Director candidates. The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating candidates. The Corporate Governance and Nominating Committee regularly reviews whether the size of our Board of Directors is appropriate and whether any vacancies on our Board of Directors are expected due to retirements or otherwise. In the event that any vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee will consider various potential candidates.

In evaluating proposed Director nominees, the Corporate Governance and Nominating Committee will consider a variety of factors such as those described below under the caption “Director Qualifications; Board Diversity.” The Corporate Governance and Nominating Committee will consider the entirety of each proposed candidate’s credentials and will consider all available information that may be relevant to the candidate’s nomination. Following such consideration, the Corporate Governance and Nominating Committee may seek additional information regarding, and may request interviews with, any candidate it wishes to further pursue. Based upon all information reviewed and interviews conducted, the Corporate Governance and Nominating Committee will collectively determine whether to recommend the candidate to our entire Board of Directors.

During fiscal year 2012, the Corporate Governance and Nominating Committee retained Howard & O’Brien Associates, Inc., a third-party search firm, to assist in identifying, evaluating and recommending potential Director candidates. Candidates may also be recommended by other third-party search firms and current members of our Board of Directors. In addition, the Corporate Governance and Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders for nomination as Directors, provided that such recommendations comply with the procedures set forth under the caption “Shareholder Recommendations for Director Nominees” beginning on page 83 of this Proxy Statement. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders on the same basis as candidates from other sources. The Corporate Governance and Nominating Committee generally will not, however, consider recommendations for Director nominees submitted by individuals who are not affiliated with us.

DIRECTOR QUALIFICATIONS; BOARD DIVERSITY.

We believe that oversight from a highly-qualified and diverse Board of Directors is essential for the short-term and long-term success of our business. The size and scope of our global operations, markets, product offerings and employee base raise a wide range of issues. Consequently, we strive to attract and retain Directors who represent a broad range of backgrounds, educations, experiences, skills and viewpoints that will enable them to individually and collectively address the issues affecting our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors, through its Corporate Governance and Nominating Committee, diligently evaluates each Director and Director nominee and our Board of Directors as a whole to ensure that our Board of Directors has a complementary mix of qualified and diverse individuals designed to optimize the functioning and the decision-making and oversight roles of our Board of Directors and its Committees. Our Board of Directors does not have any formal policies with respect to Director qualifications or diversity. As a general matter, however, the Corporate Governance and Nominating Committee considers a broad range of factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of our Board of Directors and other new Director candidates, and the candidate’s ability to effectively monitor and oversee the risks facing our business. More specifically, our Board of Directors seeks to identify nominees who have one or more of the following attributes:

•	current or recent service as a Chief Executive Officer or in other senior executive positions;

•	current or recent service in senior leadership positions in global industrial companies of significant size;

•	significant experience in companies headquartered in and/or serving the key regions in which our business operates;

•	significant experience in operations, finance, accounting and other key areas;

•	ability to effectively monitor and oversee the most critical current risks facing our business; and/or

•	other relevant skills and experiences, including leadership positions in growth-oriented companies or companies involved in certain technologies and industries.

Our Board of Directors Guidelines on Significant Corporate Governance Issues also require each of our Directors to comply with our Code of Conduct and otherwise act with the commitment, integrity, honesty, judgment and professionalism necessary to serve the long-term interests of our Board of Directors, our business, our employees and our shareholders.

Our Board of Directors has concluded that the nominees presented in the “Item 1 — Election of Directors” section beginning on page 10 of this Proxy Statement collectively represent a highly-qualified and diverse group of individuals that will effectively serve our Board of Directors, our business, our employees and our shareholders. Our Board of Directors believes that each nominee should serve on our Board of Directors for the coming year based on his or her record of effective past service on our Board of Directors and the specific experiences, qualifications, attributes and skills described in his or her biographical information presented in that section.

RISK MANAGEMENT.

Management, our Board of Directors and its Committees are collectively engaged in identifying, overseeing, evaluating and managing the material risks facing our business and ensuring that our strategies and objectives work to minimize such risks. Our Board of Directors has the ultimate responsibility to monitor the risks facing our business.

Various members of our management are responsible for our day-to-day risk management activities, including members of our Enterprise Compliance, Human Resources, Internal Audit, Legal, Tax, Risk Management, Treasury and Finance departments. Those individuals are charged with identifying, overseeing, evaluating and managing risks in their functional areas and for ensuring that any significant risks are addressed with the appropriate Committee of our Board of Directors. The risk areas for which each Committee is responsible are specifically described in the “Committees of the Board of Directors” section beginning on page 6 of this Proxy Statement. Management and the Chair of the applicable Committee ensure that any significant risks are reported to and addressed with the entire Board of Directors. Our Lead Director and the other Committee Chairs ensure that risk management is a recurring agenda item for meetings of our Board of Directors and its Committees.

Management and our Board of Directors and its Committees also engage outside advisors where appropriate to assist in the identification, oversight, evaluation and management of the risks facing our business. These outside advisors include our independent registered public accounting firm, external legal counsel and insurance providers, and the independent executive compensation consultant retained by the Human Resources and Compensation Committee of our Board of Directors.

Our Board of Directors believes that its current level of independence, leadership structure and qualifications and diversity of its members facilitate the effective identification, oversight, evaluation and management of risk. Our Lead Director meets regularly with our other independent Directors without management to discuss current and potential risks and the means of mitigating those risks, and has the authority to direct and evaluate management’s risk management efforts.

Management and our Board of Directors and its Committees view the risk management role of our Board of Directors and its Committees, and their relationship with management in the identification, oversight, evaluation and management of risk, as paramount to the short-term and long-term viability of our business. The ability to effectively monitor and oversee the most critical current risks facing our business is a key consideration for our Board of Directors and its Committees in identifying potential Board nominees and evaluating current Directors and Committee assignments.

COMMITTEES OF THE BOARD OF DIRECTORS

BOARD COMMITTEES; COMMITTEE CHARTERS.

Our Board of Directors has established, and has delegated certain authorities and responsibilities to, its Human Resources and Compensation Committee, Finance Committee, Corporate Governance and Nominating Committee and Audit Committee. Our Board of Directors has also adopted a written charter for each of these Committees, which is posted and available on the Corporate Governance page of our investor relations website at www.phstock.com. Shareholders may request copies of these charters, free of charge, by writing to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, or by calling (216) 896-3000.

THE HUMAN RESOURCES AND COMPENSATION COMMITTEE.

The Human Resources and Compensation Committee of our Board of Directors is our standing compensation committee. The Human Resources and Compensation Committee met four times during fiscal year 2012. The Human Resources and Compensation Committee consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in the listing standards of the New York Stock Exchange.

As described on page 22 of this Proxy Statement, the Human Resources and Compensation Committee has various duties and responsibilities with respect to the administration, oversight and determination of executive compensation. In addition, the Human Resources and Compensation Committee works with its independent executive compensation consultant and our Human Resources, Legal and other management personnel to oversee and evaluate risks arising from:

•	our compensation policies and practices for all employees;

•	our succession planning and talent development strategies and initiatives; and

•	other human resources issues facing our business.

In particular, the Human Resources and Compensation Committee monitors any significant existing or potential risks arising from our compensation policies and practices for all employees through its oversight of an annual compensation risk review conducted by management and its independent executive compensation consultant. The results of this review are evaluated and discussed among management, the Human Resources and Compensation Committee and its independent executive compensation consultant and, if any significant risks are identified, the full Board of Directors. Based on the review conducted during fiscal year 2012, we do not believe that any risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our business.

The annual compensation risk review begins with a global assessment of any plans or programs that could potentially encourage excessive risk-taking or otherwise present significant risks to our business. The review also surveys our individual business units to determine whether any of them carries a significant portion of our risk profile, structures compensation significantly different than others or is significantly more profitable than others. The review then evaluates whether the applicable plans and programs are likely to encourage excessive risk-taking or detrimental behavior, vary significantly from our risk-reward structure, or otherwise present significant risks to our business.

During our fiscal year 2012 compensation risk review, we also identified and evaluated various mechanisms that we currently have in place that may serve to mitigate any existing or potential risks arising from our compensation policies and practices, including the following:

•

our executive officers and other management-level employees are compensated with a mix of annual and long-term incentives, fixed and at-risk compensation, cash and equity compensation, and multiple forms of equity compensation;

•	compensation packages gradually become more focused on long-term, at-risk and equity compensation as our employees ascend to and through management-level positions;

•	our global compensation plans and programs generally utilize the same or substantially similar performance measures;

•

we use multiple performance measures to determine payout levels under certain elements of incentive compensation and different performance measures for our annual incentives as compared to our long-term incentives;

•	the performance of our employees is not evaluated or measured based solely on changes in our stock price;

•

our incentive compensation programs generally limit payouts to a specified maximum, while those that do not are mitigated by other factors (e.g., stock appreciation rights are mitigated by long-term vesting periods and stock ownership guidelines);

•	we do not offer “guaranteed” bonuses and all of our incentive compensation elements carry downside risk for participants;

•

our executive officers are subject to specific stock ownership guidelines, a “claw-back” policy and provisions requiring forfeiture of certain elements of incentive compensation upon termination for cause;

•	our compensation packages, including severance packages and supplemental pensions, are within market ranges;

•

the Human Resources and Compensation Committee has both positive and negative discretion to assess the quality of our results in our various performance measures and the risks taken to attain those results in approving final incentive payouts;

•	our de-centralized organizational structure lessens the impact of any excessive risks taken by individual business units or operating groups; and

•

our employees are evaluated, measured and assessed based on their compliance with our Code of Conduct and other internal policies and controls, and the extent to which they act in the best interests of our business and our shareholders.

During the annual compensation risk review, we also consider whether any changes to our compensation plans and programs may be necessary to further mitigate risk. The Human Resources and Compensation Committee did not make any such changes based on the results of our fiscal year 2012 review.

The Human Resources and Compensation Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

THE FINANCE COMMITTEE.

The Finance Committee of our Board of Directors met twice during fiscal year 2012. The Finance Committee consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in the listing standards of the New York Stock Exchange.

Among other things, the Finance Committee is responsible for reviewing our capital structure and tax and risk management strategies and for reviewing and approving our debt and equity offerings, share repurchase programs and the financial aspects of our qualified and non-qualified employee benefit plans. In addition, the Finance Committee works with our Legal, Tax, Risk Management, Treasury and Finance and other management personnel to oversee and evaluate risks arising from:

•	balance sheet and other financial statement issues;

•	structure and amount of our debt and equity;

•	our retirement and other benefit plans (including funding and investment risks);

•	our insurance coverage and costs;

•	tax, credit and liquidity issues; and

•	other strategies for our financial risk management (including any use of hedges and derivative instruments).

The Finance Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE.

The Corporate Governance and Nominating Committee of our Board of Directors is our standing nominating committee. The Corporate Governance and Nominating Committee met twice during fiscal year 2012. The Corporate Governance and Nominating Committee consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in the listing standards of the New York Stock Exchange.

Among other things, the Corporate Governance and Nominating Committee is responsible for evaluating and recommending to our Board of Directors qualified nominees for election as Directors and qualified Directors for Committee membership, establishing evaluation procedures and completing an annual evaluation of the performance of our Board of Directors, developing corporate governance principles, recommending those principles to our Board of Directors and considering other matters pertaining to the size and composition of our Board of Directors. In addition, the Corporate Governance and Nominating Committee works with our Legal and other management personnel to oversee and evaluate risks arising from:

•	Director independence, qualifications and diversity issues;

•	Board of Directors and Committee leadership, composition, function and effectiveness;

•	alignment of the interests of our shareholders with the performance of our Board of Directors;

•	compliance with applicable corporate governance rules and standards; and

•	other corporate governance issues and trends.

The Corporate Governance and Nominating Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

THE AUDIT COMMITTEE.

The Audit Committee of our Board of Directors is our standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee met seven times during fiscal year 2012. The Audit Committee consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in compliance with the listing standards of the New York Stock Exchange and under the federal securities laws.

Our Board of Directors has determined that Linda S. Harty, the Chair of the Audit Committee, is an audit committee financial expert as defined in the federal securities laws.

Among other things, the Audit Committee is responsible for appointing, determining the compensation of and overseeing the work of our independent registered public accounting firm and ensuring its independence, approving all non-audit engagements with our independent registered public accounting firm and reviewing with our financial management and our independent registered public accounting firm annual and quarterly financial statements, the proposed internal audit plan for each calendar year, the proposed independent audit plan for each fiscal year, the results of the audits and the adequacy of our internal control structure.

In addition, the Audit Committee works with our independent registered public accounting firm and our Enterprise Compliance, Internal Audit, Legal and other management personnel to oversee and evaluate risks arising from:

•	internal controls over financial reporting;

•	Form 10-K, Form 10-Q, earnings releases and other public filings and disclosures;

•	compliance with our Code of Conduct and other policies; and

•	litigation and claims.

In this risk management role, the Audit Committee also oversees the operation of our global compliance and internal audit programs. These programs are designed to identify, oversee, evaluate and manage the primary risks associated with our business and our particular business units and functional areas. Our Vice President—Enterprise Compliance and our Vice President—Internal Audit supervise these programs and functionally report directly to the Audit Committee. The Audit Committee also meets privately at each of its meetings with representatives from our independent registered public accounting firm, our Vice President—Enterprise Compliance and our Vice President—Internal Audit.

The Audit Committee also provides regular reports of its activities to the full Board of Directors, as the full Board of Directors has the ultimate responsibility for monitoring the risks facing our business.

OTHER GOVERNANCE MATTERS

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS.

The Charter of the Corporate Governance and Nominating Committee provides that the Corporate Governance and Nominating Committee is responsible for considering questions of possible conflicts of interest of Directors and management and for making recommendations to prevent, minimize or eliminate such conflicts of interest. Our Code of Conduct provides that our Directors, officers, employees and their spouses and other close family members must avoid interests or activities that create any actual or potential conflict of interest. These restrictions cover, among other things, interests or activities that result in receipt of improper personal benefits by any person as a result of his or her position as our Director, officer, employee or as a spouse or other close family member of any of our Directors, officers or employees. Our Code of Conduct also requires our Directors, officers and employees to promptly disclose any potential conflicts of interest to our General Counsel. We also require that each of our executive officers and Directors complete a detailed annual questionnaire that requires, among other things, disclosure of any transactions with a related person meeting the minimum threshold for disclosure under the relevant Securities and Exchange Commission, or SEC, rules. All responses to the annual questionnaires are reviewed and analyzed by our legal counsel and, if necessary or appropriate, presented to the Corporate Governance and Nominating Committee for analysis, consideration and, if appropriate, approval.

The Corporate Governance and Nominating Committee will consider the following in determining if any transaction presented should be approved, ratified or rejected:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment or the exercise of the fiduciary obligations of any Director or executive officer;

•	the possible alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available to third parties; and

•	the potential for an actual or apparent conflict of interest.

During fiscal year 2012, the only potential related-party transactions identified were those described in the “Director Independence” section beginning on page 2 and those described in the “Certain Relationships and Related Transactions” section below. Based on management’s review and analysis, none of these potential related-party transactions were presented to the Corporate Governance and Nominating Committee for analysis, consideration or approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Russell G. Chester, our former Vice President—Enterprise Compliance who retired in August 2012, is the spouse of Pamela J. Huggins, our Vice President and Treasurer. Mr. Chester’s salary and bonus for fiscal year 2012 was $375,204. While Mr. Chester was our Vice President—Enterprise Compliance, we took the appropriate steps to ensure the avoidance of any conflicting interests resulting from this relationship.

ITEM 1 – ELECTION OF DIRECTORS

Shareholder approval is sought to elect Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt, Åke Svensson, James L. Wainscott and Donald E. Washkewicz for a term of office that will expire at the Annual Meeting of Shareholders in 2013. A plurality of the common shares voted in person or by proxy is required to elect a Director. Our Board of Directors Guidelines on Significant Corporate Governance Issues, however, require any current Director who receives a greater number of votes “withheld” than votes “for” in an uncontested election to submit a written offer of resignation to the Corporate Governance and Nominating Committee and requires our Corporate Governance and Nominating Committee and our Board of Directors to act on that written offer of resignation.

Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of another person for Director as our Board of Directors may recommend. However, our Board of Directors has no reason to believe that this circumstance will occur.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2013

Director since 2010

ROBERT G. BOHN

Age: 59

Committees: Audit Committee

                       Corporate Governance and Nominating Committee

Now retired, Mr. Bohn was Chairman of the Board of Oshkosh Corporation (specialty vehicles and vehicle bodies manufacturing) from January 2000 to February 2011 and Chief Executive Officer of Oshkosh from November 1997 to December 2010. Mr. Bohn is also a Director of Carlisle Companies, Inc. and was formerly a Director of Graco Inc.

Our Board of Directors believes that Mr. Bohn will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Chief Executive Officer and Chairman of the Board of Oshkosh Corporation, a successful global industrial company of significant size;

•    past and present service on other public company boards;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2007

LINDA S. HARTY

Age: 52

Committees: Audit Committee (Chair)

                       Finance Committee

Ms. Harty has been Treasurer of Medtronic, Inc. (medical technology) since February 2010. She was previously Executive Vice President and Treasurer of Cardinal Health, Inc. (health-care products and services) from May 2008 to December 2009; and Executive Vice President—Finance and Chief Financial Officer—Healthcare Supply Chain Services of Cardinal Health from March 2007 to May 2008.

Our Board of Directors believes that Ms. Harty will effectively serve our Board of Directors, our business, our employees and our shareholders based on her significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service in senior finance and accounting leadership positions at both Cardinal Health, Inc. and Medtronic, Inc., successful global healthcare and medical technology companies of significant size;

•   qualification as an audit committee financial expert as defined in the federal securities laws;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2001

WILLIAM E. KASSLING

Age: 68

Committees: Audit Committee

                       Finance Committee

Mr. Kassling has been Chairman of the Board of Wabtec Corporation (technology-based equipment for the rail industry) since 1990.

Our Board of Directors believes that Mr. Kassling will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service as Chief Executive Officer and Chairman of the Board of Wabtec Corporation, a successful global industrial company of significant size;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2002

ROBERT J. KOHLHEPP

Age: 68

Committees: Corporate Governance and Nominating Committee

                       (Chair and Lead Director)

                       Human Resources and Compensation Committee

Mr. Kohlhepp has been Chairman of the Board of Cintas Corporation (uniform rental) since October 2009 and has been a Director of Cintas since 1979. He was previously Vice Chairman of Cintas from July 2003 to October 2009. Mr. Kohlhepp was formerly a Director of Eagle Hospitality Properties Trust, Inc.

Our Board of Directors believes that Mr. Kohlhepp will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service as Chief Executive Officer, Chairman, Vice Chairman and a Director of Cintas Corporation, a successful global industrial company of significant size;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   proven ability to effectively serve as our Lead Director and to otherwise work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 1998

KLAUS-PETER MÜLLER

Age: 67

Committees: Corporate Governance and Nominating Committee

                       Finance Committee

Mr. Müller has been Chairman of the Supervisory Board of Commerzbank AG (international banking) in Frankfurt, Germany since May 2008. He was previously Chairman of the Board of Managing Directors of Commerzbank from May 2001 to May 2008 and a member of the Board of Managing Directors of Commerzbank from 1990 to May 2008. He is also Chairman of the Executive Committee German Transport Forum, Berlin, Germany and Chairman of the German Corporate Governance Code Government Commission, Berlin, Germany.

Our Board of Directors believes that Mr. Müller will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•   extensive service in senior leadership positions with Commerzbank AG, a significant financial institution in Europe;

•   strong finance background and extensive knowledge of European businesses and related issues and trends;

•   independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•   proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•   high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2002

CANDY M. OBOURN

Age: 62

Committees: Human Resources and Compensation Committee (Chair)

                       Corporate Governance and Nominating Committee

Ms. Obourn has been Chairman of Isoflux Incorporated (coating technologies) since April 2012. She was previously Chief Executive Officer and President of Isoflux Incorporated from August 2010 to April 2012; and Chief Executive Officer and President of ActivEase Healthcare, Inc. (women’s health care products) from February 2006 to August 2010. She is also Chairman of the Board of Directors of ESL Federal Credit Union.

Our Board of Directors believes that Ms. Obourn will effectively serve our Board of Directors, our business, our employees and our shareholders based on her significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    service as Chief Executive Officer and President of a coating technologies company, Chief Executive Officer and President of a health care products company and in senior leadership positions at Eastman Kodak Company, a global company of significant size;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2004

JOSEPH M. SCAMINACE

Age: 59

Committees: Corporate Governance and Nominating Committee

                       Human Resources and Compensation Committee

Mr. Scaminace has been a Director, Chief Executive Officer and President of OM Group, Inc. (metal-based specialty chemicals) since June 2005 and Chairman of the Board of OM Group since August 2005. Mr. Scaminace is also a Director of The Cleveland Clinic Foundation and Cintas Corporation and was formerly a Director of The Boler Company.

Our Board of Directors believes that Mr. Scaminace will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Chief Executive Officer and Chairman of the Board of OM Group, Inc., and President and Chief Operating Officer of The Sherwin Williams Company, successful global industrial companies of significant size;

•    past and present service on other public company boards;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 1992

WOLFGANG R. SCHMITT

Age: 68

Committees: Audit Committee

                       Human Resources and Compensation Committee

Mr. Schmitt has been the Chief Executive Officer of Trends 2 Innovation (strategic growth consultants) since May 2000.

Our Board of Directors believes that Mr. Schmitt will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Chief Executive Officer of a strategic growth consulting company and in various senior leadership positions (including Chairman and Chief Executive officer) of Newell Rubbermaid Inc., a successful global industrial company of significant size;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2010

ÅKE SVENSSON

Age: 60

Committees: Audit Committee

                       Finance Committee

Mr. Svensson has been Director General of the Association of Swedish Engineering Industries since September 2010. He was previously the Chief Executive Officer and President of Saab AB (aerospace, defense and security industry) from July 2003 to September 2010. Mr. Svensson is also a Director of Saab AB and the Swedish Export Credit Corporation and was formerly a Director of Micronic Mydata.

Our Board of Directors believes that Mr. Svensson will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Chief Executive Officer and President of Saab AB, a successful European aerospace, defense and security company of significant size;

•    extensive knowledge of European aerospace, defense and security businesses and related issues and trends;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2009

JAMES L. WAINSCOTT

Age: 55

Committees: Finance Committee (Chair)

                       Human Resources and Compensation Committee

Mr. Wainscott has been Chairman of the Board of AK Steel Holding Corporation (steel producer) since January 2006 and President and Chief Executive Officer of AK Steel Holding since October 2003.

Our Board of Directors believes that Mr. Wainscott will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as President, Chief Executive Officer and Chairman of the Board of AK Steel Holding Corporation, a successful global industrial company of significant size;

•    independence under the applicable independence standards of the New York Stock Exchange and our Independence Standards for Directors;

•    proven ability to work efficiently and effectively with our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors and integrity, honesty, judgment and professionalism.

Director since 2000

DONALD E. WASHKEWICZ

Age: 62

Committees: None

Mr. Washkewicz has been our Chairman of the Board of Directors since October 2004, our Chief Executive Officer since July 2001 and our President since January 2007.

Our Board of Directors believes that Mr. Washkewicz will effectively serve our Board of Directors, our business, our employees and our shareholders based on his significant and diverse experiences, skills, qualifications and viewpoints from, among other things:

•    extensive service as Chairman of the Board, President, and Chief Executive Officer and in various operational leadership positions during his 40-year career with us;

•    intimate, working knowledge of our day-to-day business, plans, strategies and initiatives;

•    proven ability to work efficiently and effectively with our Lead Director and our other Directors to oversee and address issues and risks facing our business; and

•    high level of commitment to our Board of Directors, our business, our employees and our shareholders, and a high level of integrity, honesty, judgment and professionalism.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of our Board of Directors consists of five Directors, each of whom is independent as defined in our Independence Standards for Directors and in compliance with the independence standards applicable to audit committee members in the listing standards of the New York Stock Exchange and under the federal securities laws. The responsibilities of the Audit Committee are set forth in a written Audit Committee Charter, a copy of which is available on the Corporate Governance page of our investor relations website at www.phstock.com.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2012 with management and with Deloitte & Touche LLP, or D&T, our independent registered public accounting firm for the fiscal year ended June 30, 2012.

The Audit Committee has discussed with D&T the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received and reviewed the written disclosures and letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the Audit Committee concerning independence, and has discussed with D&T their independence.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements for the fiscal year ended June 30, 2012 be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed with the SEC.

Audit Committee:

Linda S. Harty, Chair

Robert G. Bohn

William E. Kassling

Wolfgang R. Schmitt

Åke Svensson

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY—FISCAL YEAR 2012.

Objectives and Philosophies of the Executive Compensation Program.

In fiscal year 2001, we introduced the “Win Strategy” as the foundation of our business. The Win Strategy represents the unified vision of our employees worldwide, and defines the key goals, operational priorities and metrics used to profitably grow our business. The Win Strategy can be illustrated as follows:

The Win Strategy centers on three fundamental goals: premier customer service; financial performance; and profitable growth. The Win Strategy outlines various individual initiatives intended to advance those goals in all aspects of our business, including on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, product innovation and strong distribution. Our employees all over the world, who are empowered to implement these strategies and are ultimately responsible for achieving these goals, represent the foundation of the Win Strategy. We are confident that a worldwide focus on the Win Strategy will maximize the long-term value of our shareholders’ investments by helping us to realize top-quartile performance among our competitors and peers and steady appreciation of our stock price.

The Win Strategy also provides the means by which we can measure and reward success. In fact, the objective of our executive compensation program is to encourage and reward performance that implements the strategies and advances the goals of the Win Strategy. The program is designed to:

•

align the financial interests of our executive officers and our shareholders by encouraging and rewarding our executive officers for performance that achieves or exceeds significant financial and operational performance goals and by holding them accountable for results;

•

encourage and reward our executive officers for experience, expertise, level of responsibility, continuity of leadership, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and to the success of our business;

•

attract, retain and motivate highly-talented and ethical individuals at all levels who are focused on the long-term success of our business and who are equipped, motivated and poised to lead and manage our business presently and in the future;

•	offer compensation that keeps us competitive with companies that compete with us for talented employees and shareholder investment;

•

promote accountability by allocating a greater proportion of the compensation for executive officers, as compared to other employees, to elements that are dependent on the performance of our business; and

•	maintain a level of flexibility sufficient to adjust for trends and changes in the continuously evolving global business and regulatory environment.

Categories and Elements of Executive Compensation.

Our executive compensation program covers all compensation paid to our executive officers. Our executive officers include the Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers identified in the Summary Compensation Table for Fiscal Year 2012 on page 45, which we refer to as the Named Executive Officers.

Our executive compensation program offers the categories and elements of compensation identified in the following table. Each element of compensation is more specifically defined and described in the “Elements of Executive Compensation” section of this Compensation Discussion and Analysis beginning on the page indicated in the table.

Category of Compensation	Element(s) of Compensation	Defined/Described Beginning on:
Base Salaries	Base Salaries	Page 28
Annual Cash Incentive Compensation	Target Incentive Bonuses General RONA Bonuses Converted RONA Bonuses Volume Incentive Bonuses*	Page 29 Page 30 Page 30 Page 32
Long-Term Incentive Compensation	LTIP Awards Stock Incentives	Page 33 Page 35
Employee Benefits	Various	Page 36
Executive Perquisites	Various	Page 41

*As stated on page 33, no Named Executive Officer was eligible to participate in the Volume Incentive Plan in fiscal year 2012.

“Pay-for-Performance”—Structure, Key Financial Metrics and Impact on Compensation Payouts.

Our executive compensation program is structured to ensure that a significant portion of the compensation for executive officers is dependent upon the performance of our business. This “pay-for-performance” structure drives the program to achieve its objective to encourage and reward performance that implements the strategies and advances the goals of the Win Strategy. The program is also structured to ensure that it is not overly weighted toward annual cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers. The “Allocation of Executive Compensation” section beginning on page 25 describes our policies and practices for allocating executive compensation among the various categories and elements.

To illustrate, the chart below shows the mix of fixed and at-risk, annual and long-term and cash and equity compensation represented by base salaries and the elements of annual cash incentive compensation and long-term incentive compensation for the Named Executive Officers. The percentages of total compensation reflected in this chart were calculated using each Named Executive Officer’s fiscal year 2012 base salary, target annual cash incentive compensation and target long-term incentive compensation.

Emphasis on Sustained Performance

The “Elements of Executive Compensation” section beginning on page 28 provides detailed discussion and analysis as to how each element of compensation encourages and rewards performance that implements the strategies and advances the goals of the Win Strategy. To summarize, we provide base salaries, Converted RONA Bonuses, employee benefits and executive perquisites primarily to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals needed to implement and advance our strategies and goals. In addition, as illustrated in the Compensation Design Chart below, we provide each other element of annual cash incentive compensation and each element of long-term incentive compensation primarily to encourage and reward performance that implements and advances our strategies and goals relating to financial performance and profitable growth.

In fiscal year 2012, our executive compensation program and its “pay-for-performance” structure ensured that annual cash incentive compensation and long-term incentive compensation payouts to our executive officers aligned with our performance in certain key financial metrics that we use to measure the overall performance of our business. The Compensation Design Chart below shows the behaviors, key financial metrics and fiscal year 2012 results driven by each element of at-risk compensation provided to the Named Executive Officers in fiscal year 2012.

Annual Cash Incentive Compensation RONA Bonuses (General and Converted) RONA Bonuses are incentives that encourage Named Executive Officers to maximize the company’s return on net assets. Payouts increase as the return on net assets increases. RONA Bonuses encourage and reward strategic pricing, strategic procurement, innovative products, system solutions and strong distribution. General RONA Bonuses, together with Target Incentive Bonuses, are generally targeted at the market median as part of the overall annual incentive opportunity. Converted RONA Bonuses remain targeted at the value of the perquisites they replaced. Our return on consolidated net assets and return on net assets for all divisions were well in excess of target, with a payout to our Named Executive Officers at approximately 130% of target. Target Incentive Bonuses Our operating cash flows were $1.53 billion or 11.64% of sales. This performance helped us to achieve free cash flow margin of 9.98% resulting in a payout of 199% of target. The Target Incentive Bonuses encourage Named Executive Officers to maximize free cash flow. Payouts increase as our free cash flow margin increases above established target percentages. Target Incentive Bonuses encourage and reward continuous improvement in net income, lean initiatives, inventory controls, collection of receivables, control of payables capital expenditures, and the ability to finance dividends acquisitions and product innovations. Target Incentive Bonuses, together with General RONA Bonuses, are generally targeted at the market median as part of the overall annual incentive opportunity. Performance objectives are established after a review of our Peer Group’s realized free cash flow margin over the past 1, 3 and 5 year period. Long-Term Incentive Compensation LTIP Awards encourage sustained high performance relative to our Peer Group. Payouts are based upon our peer group ranking in three key metrics over a three-year period – average return on invested capital, growth in fully diluted earnings per share and revenue growth. Performance results are influenced by our ability to deliver on key Win Strategy goals including product innovation, on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing and profitable growth. LTIP Awards represent approximately half of the long-term compensation awarded to our Named Executive Officers and are targeted to deliver market median award values. For our three-year performance period ended June 30, 2012, our performance was in the top quartile on all three metrics resulting in a payout at 200% of target. LTIP Awards Stock Incentives Stock Incentives encourage sustained high performance that results in stock price appreciation. Value realized by our Named Executive Officers is based upon the stock price appreciation between the date of grant and the date of exercise of an award. Stock Incentives encourage and reward sustained profitable growth and financial and operational performance that contribute to appreciation of our stock price. Stock Incentives represent approximately half of the long-term compensation awarded to our Named Executive Officers and are targeted to deliver median award values. Our three-year total shareholder return for the period ending June 30, 2012 was 87.8%, which is approximately at the median of our Peer Group. Total Compensation for the Named Executive Officers — Fiscal Year 2012 Comprised of fixed and at-risk compensation. Fixed Compensation Encourages and rewards attainment of individual performance goals established during the annual performance review process. Recognizes experience, expertise, level of responsibility, continuity of leadership, leadership qualities, advancement, and individual accomplishment. At-Risk Compensation Comprised of annual cash incentive compensation and long-term incentive compensation. Encourages and rewards performance that implements the strategies and advances the goals of the Win Strategy.

Highlights and Significant Changes to Executive Compensation Program.

We continue to maintain several long-standing compensation practices that we believe contribute to good corporate governance, including our “claw-back policy” described on page 27, our stock ownership guidelines described on page 28, our hedging and other stock ownership restrictions described on page 28 and our annual compensation risk review described beginning on page 6. We did not make any significant changes to our executive compensation program in fiscal year 2012.

ADMINISTRATION, OVERSIGHT AND DETERMINATION OF EXECUTIVE COMPENSATION.

Human Resources and Compensation Committee.

The Human Resources and Compensation Committee of our Board of Directors, which we refer to in this Compensation Discussion and Analysis as the Committee, has various duties and responsibilities with respect to the administration, oversight and determination of executive compensation. As described in the Committee’s Charter, which is posted and available on the Corporate Governance page of our investor relations website at www.phstock.com, these duties and responsibilities include:

•	establishing our executive compensation program and overseeing its development and implementation;

•	reviewing and approving the relevant performance goals of our Chief Executive Officer and determining whether or not they have been achieved;

•	setting and reviewing the compensation of our Chief Executive Officer, and reviewing and approving the compensation programs for our other executive officers;

•	reviewing and evaluating the performance of our Chief Executive Officer, and reviewing performance evaluations of our other executive officers; and

•	performing other duties and responsibilities assigned by our Board of Directors.

The Committee also retains the discretion to authorize periodic compensation adjustments due to promotions or increases in the responsibilities of our executive officers.

In fulfilling its duties and responsibilities, the Committee seeks periodic input, advice and recommendations from various sources, including our Board of Directors, our executive officers and the Committee’s independent executive compensation consultant. The Committee is not bound by that input or advice or those recommendations. The Committee at all times exercises independent discretion in its executive compensation decisions.

Board of Directors.

Our Board of Directors approves all incentive compensation plans and equity-based plans reviewed and recommended by the Committee and all other plans and programs which, by their terms, require approval of our Board of Directors. Our Board of Directors does not authorize or approve any other specific executive compensation matters. Our Board of Directors oversees the Committee’s activities and performance, including the identification, evaluation and monitoring of risks arising from our compensation policies and practices, and reviews all material information relating to executive compensation matters approved by the Committee. This oversight ensures that the Committee fulfills its duties and responsibilities and that the executive compensation program is reasonable and appropriate, meets its objectives and effectively serves the interests of our business and our shareholders.

Executive Officers.

Our executive officers also play a role in the administration, oversight and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for his or her direct reports, which may include other executive officers. The performance goals are designed to promote individual performance consistent with the strategies and goals of the Win Strategy. Throughout the fiscal year, each executive officer’s performance is reviewed and evaluated against his or her performance goals. At the end of the fiscal year, each executive officer conducts a final performance review for each of his or her direct reports. Based on those reviews, our executive officers, other than our Chief Executive Officer, recommend any annual compensation adjustments and awards for their executive officer direct reports to our Chief Executive Officer.

Our Chief Executive Officer similarly reviews and evaluates his direct reports, which include each of the other Named Executive Officers other than Mr. Barker. Our Chief Executive Officer also reviews and evaluates the recommendations made with respect to all of our other executive officers and makes any modifications that he deems appropriate. Our Chief Executive Officer then recommends to the Committee annual compensation adjustments and awards for all of our executive officers other than himself.

Our Chief Executive Officer, our Executive Vice President—Human Resources and our Secretary attend all meetings of the Committee other than appropriate executive sessions, and our Chief Executive Officer does not attend those relating to his performance or compensation. Our executive officers prepare and provide to the Committee tally sheets for certain executive officers, which are used by the Committee to understand and measure the performance and effectiveness of our annual cash incentive compensation and long-term incentive compensation. Our executive officers also periodically consult with and assist the Committee in calculating incentive compensation payouts, establishing and monitoring performance goals and addressing other appropriate executive compensation matters.

COMPENSATION CONSULTANTS AND BENCHMARKING.

The Committee regularly monitors, reviews and evaluates our executive compensation program to ensure that it provides reasonable compensation ranges at appropriate levels and remains competitive and effective. The Committee engages Mercer Human Resource Consulting, an independent human resources and compensation consulting firm, which we refer to as Mercer, to assist the Committee in its monitoring, review and evaluation and to otherwise provide assistance and guidance to the Committee on executive officer and director compensation matters. Mercer is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. The Committee first engaged Mercer in fiscal year 2009 following a robust procurement process involving multiple consulting firms. Mercer emerged from that process as the Committee’s provider of choice based on its level of expertise and financial and strategic fit. Mercer reports directly to the Committee and attends all meetings of the Committee. The Committee has sole authority for the appointment, removal, replacement, compensation and oversight of Mercer and its affiliates for executive officer and director compensation matters.

Mercer provides a wide range of executive officer and director compensation consulting services for the Committee. Mercer prepares and provides to the Committee a comprehensive annual review of base salaries, target annual cash incentive compensation, target long-term incentive compensation and target total cash and direct compensation for all of our executive officers. Mercer uses this annual review to advise the Committee with respect to the effectiveness and competitiveness of our executive compensation program. The Committee uses this annual review to establish compensation levels and to otherwise ensure that our executive compensation program remains competitive and effective.

Mercer prepares the annual review by using proxy statement data and surveys published by leading human resources and compensation consultants to conduct market analyses of base salaries, target annual bonuses, target long-term incentive compensation and target total cash and direct compensation offered to executives of other companies operating in the industrial machinery industry with revenues and market values comparable to ours, which we refer to as the Peer Group. Mercer also uses broader market data on companies outside of the Peer Group to the extent that it is available and appropriate.

The Committee regularly reviews and updates the Peer Group to make sure that it consists of companies which directly compete with us for talented employees and shareholder investment and that it otherwise represents a meaningful group of peers. In evaluating the Peer Group companies, the Committee looks for companies in the Diversified Industrials industry/sector with similar characteristics and business strategies to ours. The Peer Group for fiscal year 2012, which was the same as the Peer Group for fiscal year 2011, consisted of the following companies:

• Caterpillar Inc.	• Emerson Electric Co.	• Johnson Controls, Inc.
• Cooper Industries, Ltd.	• Flowserve Corporation	• Pall Corporation
• Cummins Inc.	• Goodrich Corporation	• Rockwell Automation, Inc.
• Danaher Corporation	• Honeywell International, Inc.	• SPX Corporation
• Deere & Company	• Illinois Tool Works Inc.	• Textron, Inc.
• Dover Corporation	• Ingersoll-Rand Company Limited
• Eaton Corporation	• ITT Corporation

Other executive officer and director compensation consulting services provided for the Committee by Mercer during fiscal year 2012 included:

•	preparing for and participating in all Committee meetings and all necessary prior or subsequent meetings and debriefings with the Chair of the Committee and/or management;

•	preparing and providing to the Committee a comprehensive review of compensation provided to our non-management Directors;

•	reviewing, analyzing and reporting on market trends and perspectives in executive and director compensation;

•	working with management to conduct the annual compensation risk review described beginning on page 6 of this Proxy Statement;

•	periodically working with management to gather information on proposals that management may make to the Committee and to better understand our executive compensation program and its objectives; and

•	periodically assisting management in calculating incentive compensation payouts and addressing other appropriate executive and director compensation matters.

For fiscal year 2012, we paid $307,897 in fees, administrative charges, out-of-pocket expenses and other costs to Mercer for executive officer and director compensation consulting services provided for the Committee.

Management directly engages Marsh & McLennan Companies, Inc. and its affiliates (including Mercer) in the ordinary course, without the approval of our Board of Directors or the Committee, to provide services in areas other than executive officer and director compensation. These additional services include:

•	consulting services regarding life insurance, prescription drug and other benefits programs for our employees generally;

•	consulting services regarding investment options available under our benefit plans for our employees generally;

•	providing benchmarking surveys for information on compensation and benefits for our employees generally;

•	providing benchmarking and job leveling systems and applications; and

•	providing services as an insurance broker.

For fiscal year 2012, we paid $1,119,947 in fees, administrative charges, out-of-pocket expenses and other costs to Marsh & McLennan Companies, Inc. and its affiliates (including Mercer) for these additional services. The consolidated revenues of Marsh & McLennan Companies, Inc. were $11.526 billion as reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

The Committee also periodically reviews the relationship with Mercer to determine whether there are sufficient internal safeguards in place to ensure that Mercer provides services to the Committee independent of any influence from management. The Committee identified the following safeguards:

•	Mercer reports directly to the Committee and not to management on executive officer and director compensation matters;

•	at each meeting of the Committee, Mercer and the Committee meet in executive session without members of management present;

•	all non-executive compensation services are provided by Mercer consultants who are not involved in providing executive officer and director compensation consulting services for the Committee;

•	the Committee has exclusive authority to retain and set the compensation for Mercer’s executive officer and director compensation consulting services;

•	the Mercer consultants to the Committee do not provide any services to us other than those provided for the Committee;

•

the Mercer consultants to the Committee do not participate in any client development activities that are not directly related to executive officer or director compensation services for the Committee; and

•	the amounts paid to the Mercer consultants by the Committee are not directly impacted by any growth in the fees we pay to Marsh & McLennan Companies, Inc. and its affiliates (including Mercer).

GENERAL POLICIES AND PRACTICES RELATING TO EXECUTIVE COMPENSATION.

Allocation of Executive Compensation.

The Committee seeks to provide base salaries, annual cash incentive compensation and long-term incentive compensation to each executive officer, and to all executive officers as a group, at approximately the median of the companies included in Mercer’s annual review. The Committee does not take into account Converted RONA Bonuses in measuring whether or not it meets this objective. The Committee seeks to provide a package of Converted RONA Bonuses, employee benefits and executive perquisites which is adequate to keep us competitive in attracting, retaining and motivating present and future executive officers.

When deciding whether to materially increase or decrease the amount of any element of compensation, the Committee considers Mercer’s annual review, the annual performance reviews of the executive officers and the performance of our business as a whole. The Committee does not consider amounts realized from prior compensation in determining the levels of compensation paid to executive officers.

To ensure that our executive compensation program meets its objective to drive and support the Win Strategy, the Committee allocates the majority of compensation for executive officers to annual cash incentive compensation and long-term incentive compensation. Each of the at-risk elements of compensation within those categories is directly tied to appreciation of our stock price and/or to significant financial and operational performance goals. More than one-half of the targeted total compensation for the executive officers is, therefore, “at risk” and may significantly fluctuate from year to year based on our financial, operational and stock performance. In addition, the Committee makes sure that executive officers, as compared to other employees, have a greater proportion of their total compensation allocated to these at-risk elements. The Committee structures the program in this manner to better align the financial interests of our executive officers with the financial interests of our shareholders, to better ensure a “pay-for-performance” result and to promote internal equity by recognizing that our executive officers, as compared to other employees, have greater responsibility and influence over the performance of our business.

Our executive compensation program is also structured to offer a reasonable balance of annual and long-term, as well as cash and equity, elements of compensation. The program provides a mix of those elements specifically designed to encourage and reward performance that contributes to the advancement of the Win Strategy. The Committee does not have any formal policies or guidelines with respect to the allocation of executive compensation between annual and long-term elements, cash and equity elements or different forms of equity elements. In practice, however, the Committee has taken the following approaches.

•

Allocation between annual and long-term elements. The Committee uses Mercer’s annual review to ensure that it sets the total of each executive officer’s base salary and annual cash incentive compensation, other than Converted RONA Bonuses, at approximately the midpoint value of his or her comparable position within the companies included in the annual review. The Committee also uses Mercer’s annual review to ensure that it sets the total target value of each executive officer’s long-term incentive compensation as a multiple of the midpoint of the base salary range of his or her comparable position within the companies included in the annual review.

•

Allocation between cash and equity elements. Base salaries and annual cash incentive compensation are paid in cash. Long-term incentive compensation is generally paid in equity because of the long-term nature of equity awards and our desire to encourage performance that drives long-term shareholder value.

•

Allocation between different forms of equity elements. The Committee generally allocates 50% of the total target value of each executive officer’s long-term incentive compensation to LTIP Awards and 50% to Stock Incentives. The Committee takes this approach to balance the allocation between elements based on long-term financial, operational and strategic metrics and those based on long-term performance of our common stock. The Committee also uses a balanced approach to avoid any appearance that the executive compensation program is a positive or negative indicator of current stock value or anticipated stock price performance.

The Committee generally makes all elements of executive compensation available to all executive officers and makes executive compensation decisions on a consistent and equitable basis. The Committee generally does not offer any element to an executive officer that is not available to other executive officers. As described beginning on page 32, however, the Committee provides the opportunity to earn Volume Incentive Bonuses only to certain operating group presidents.

Accounting and Tax Considerations.

Our executive compensation program is structured to achieve flexibility, maximize benefits and minimize detriments to our business and our executive officers from a tax and accounting perspective. As a result, we continuously review and evaluate the impact of changes in tax laws and accounting practices and interpretations and similar factors affecting our executive compensation program. For example, Financial Accounting Standards Board ASC Topic 718, which results in recognition of compensation expense for Stock Incentives, and Section 409A of the Internal Revenue Code, which impacts deferred compensation arrangements, are considered as we evaluate, structure and implement changes to the program.

In addition, we try to structure the program and each element of compensation in a way that allows us to deduct compensation payments for tax purposes. The Committee takes into account whether particular elements are “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) sets a limit of $1,000,000 on the amount we can deduct for compensation paid to each of the Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer. Compensation that qualifies as “performance-based” compensation under Section 162(m) does not count toward the $1,000,000 limit.

Base salary does not qualify as “performance-based” compensation under Section 162(m). The Committee, therefore, generally tries to make sure that annual cash incentive compensation and long-term incentive compensation qualify as fully deductible “performance-based” compensation under Section 162(m).

At the 2010 Annual Meeting of Shareholders, our shareholders approved our Performance Bonus Plan. The Performance Bonus Plan is designed to ensure that annual cash incentive compensation and long-term incentive compensation awarded under the plan are “performance-based” compensation exempt from the $1,000,000 deduction limit under Section 162(m). The Committee grants all LTIP Awards under the Performance Bonus Plan because it is difficult to predict over a long-term period which executive officers will be covered by Section 162(m) and whether or not annual compensation to those executive officers in future years will exceed $1,000,000. The Committee also grants Target Incentive Bonuses and General RONA Bonuses under the Performance Bonus Plan to executive officers who may potentially be subject to Section 162(m), and then only to the extent that the Committee deems necessary to ensure their deductibility under Section 162(m). The Committee, however, reserves the right to award compensation outside of the Performance Bonus Plan, even if the awards cannot be deducted by the Company, if the Committee determines that the awards are reasonable and appropriate.

In fiscal year 2012, the Committee awarded Target Incentive Bonuses and General RONA Bonuses under the Performance Bonus Plan to each of the Named Executive Officers. Because the Committee did not award any Converted RONA Bonuses or Volume Incentive Bonuses under the Performance Bonus Plan in fiscal year 2012, these elements of compensation do not qualify as “performance-based” compensation under Section 162(m).

Committee Discretion.

The Committee does not change the pre-determined performance goals or increase the amount of any at-risk compensation following the grant date except as permitted by applicable laws and regulations. The Committee may increase the amount of any award of annual cash incentive compensation made outside of the Performance Bonus Plan if appropriate to account for corporate policy changes, executive compensation pro-

gram changes and major corporate programs, and to account for the negative impact of acquisitions on goodwill and amortization expense, losses on dispositions of real property during plant moves or shutdowns and other unexpected occurrences that negatively impact awards. The Committee has historically exercised this discretion only with respect to General RONA Bonuses. The Committee exercises this discretion to encourage our employees to engage in activities and initiatives that drive and support the Win Strategy but have an adverse impact on General RONA Bonuses, such as significant restructuring initiatives.

The Committee may reduce the amount of any award of annual cash incentive compensation or long-term incentive compensation made outside of the Performance Bonus Plan other than Stock Incentives. The Committee also may reduce the amount of any award made under the Performance Bonus Plan as long as the award would continue to qualify as “performance-based” compensation under Section 162(m). The Committee retains this discretion for the following purposes:

•

to ensure greater control over final performance-based compensation amounts based on its assessment of the quality of our results in our various performance measures, the risks taken to attain those results and our overall financial performance;

•	to ensure that performance-based compensation continues to effectively serve the interests of our business and our shareholders; and

•	to avoid inappropriately rewarding executive officers based on events or circumstances that were not expected at the beginning of the performance period.

The Committee has historically exercised this discretion only with respect to General RONA Bonuses awarded under the Performance Bonus Plan to the Chief Executive Officer, the Chief Financial Officer and certain other executive officers. At the beginning of the year, the Committee determines for each of these executive officers a General RONA Bonus award opportunity that is large enough to ensure that we meet our objectives for annual cash incentive compensation and, at the same time, preserve the ability of the Committee to exercise its discretion to reduce the amount of the award payout to an appropriate level as compared to the final payouts made to executive officers who receive General RONA Bonuses outside the Performance Bonus Plan and after taking into account individual performance and contributions to the success of our business. In addition, as described beginning on page 33, our calculation methodology for LTIP Award payouts will require the Committee to exercise this discretion with respect to future LTIP Award payouts beginning with the payouts for the three-year performance period ending December 31, 2013.

“CLAW-BACK” POLICY.

On August 13, 2009, our Board of Directors adopted a “claw-back policy.” This policy allows us to recover or withhold any Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses or LTIP Awards granted on or after July 1, 2009 which are paid or payable to an executive officer if:

•	payment, grant or vesting was based on the achievement of financial results that were subsequently the subject of a restatement of any of our financial statements filed with the SEC;

•	our Board of Directors determines in its sole discretion that the fraud or misconduct of the executive officer caused or contributed to the need for the restatement;

•	the amount that would have been paid or payable to the executive officer would have been less if the financial results had been properly reported; and

•

our Board of Directors determines in its sole discretion that it is in our best interests and in the best interests of our shareholders to require the executive officer to repay or forfeit all or any portion of the amount paid or payable.

STOCK OWNERSHIP GUIDELINES.

In August 1996, the Committee recommended and our Board of Directors adopted stock ownership guidelines to further align the financial interests of our executive officers, directors and shareholders by encouraging the accumulation and retention of our common stock by our directors and executive officers. On August 15, 2007, the Committee increased the guidelines for our executive officers. The current guidelines for our directors and executive officers are as follows:

Participants	Guidelines
Chief Executive Officer	Five times annual base salary
Executive or Senior Vice Presidents	Three times annual base salary
Other executive officers	Two times annual base salary
Non-management directors	Four times annual retainer

The recommended time period for achieving compliance with the guidelines is five years from election or appointment to the position that is subject to the guidelines. The Committee reviews share ownership information with the Chief Executive Officer in August of each year to ensure compliance with the guidelines. As of June 30, 2012, all executive officers and directors in their positions for at least five years were in compliance with the guidelines.

STOCK OWNERSHIP RESTRICTIONS.

We maintain an insider trading policy which, among other things, restricts our executive officers from hedging their stock ownership positions or engaging in other speculative transactions that could lead to inadvertent violations of insider trading laws.

ELEMENTS OF EXECUTIVE COMPENSATION.

Our executive compensation program provides the Named Executive Officers with the elements of compensation described below. All of these elements are designed to work together to contribute to our continuing effort to achieve top-quartile performance among our peers and increase our stock price by pursuing the strategies and goals of the Win Strategy.

Base Salaries.

Each of the Named Executive Officers receives an annual base salary, paid monthly, as compensation for services rendered during the fiscal year. We provide base salaries to:

•	encourage and reward attainment of individual performance goals established during the annual performance review process;

•

recognize experience, expertise, level of responsibility, continuity of leadership, leadership qualities, advancement, individual accomplishment and other significant contributions to the enhancement of shareholder value and the success of our business; and

•	ensure that the executive compensation program remains competitive to attract, retain and motivate the highly-talented and ethical individuals necessary to advance the goals of the Win Strategy.

The Committee establishes a base salary range for each Named Executive Officer by using Mercer’s annual review to analyze base salaries of persons holding comparable positions within the companies included in the annual review. The Committee determines the base salary for each Named Executive Officer for the next fiscal year based on the Named Executive Officer’s annual performance review, and compares the amount to the applicable market range to make sure that it is reasonable. The Committee may also increase base salaries, where appropriate, periodically throughout the fiscal year based on the results of interim performance reviews. The Committee generally tries to target base salary amounts at approximately the median of the companies included in Mercer’s annual review. During fiscal year 2012, the Named Executive Officers received the base salaries included in the “Salary” column of the Summary Compensation Table for Fiscal Year 2012 on page 45.

Annual Cash Incentive Compensation.

Our executive officers are eligible to receive annual cash incentive compensation based on pre-determined financial and growth objectives relating to free cash flow margin, return on net assets and revenue growth. This category of compensation consists of four specific elements, which we refer to as Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses and Volume Incentive Bonuses. All of the Named Executive Officers are eligible to receive Target Incentive Bonuses, General RONA Bonuses and Converted RONA Bonuses. As described beginning on page 32, however, none of the Named Executive Officers is eligible to participate in the Volume Incentive Plan.

The Committee allocates a significant portion of the total compensation for executive officers to annual cash incentive compensation, which is wholly dependent on achieving pre-determined financial and operational goals. At the beginning of fiscal year 2012, for example, target values of Target Incentive Bonuses and General RONA Bonuses represented 146% of base salary for the Chief Executive Officer, 55%-80% of base salary for the Chief Financial Officer, the Executive Vice Presidents and other executive officers with operational profit and loss responsibility, and 47%-65% of base salary for all other executive officers. The following table reflects the target percentage of base salary represented by Target Incentive Bonuses and General RONA Bonuses for each Named Executive Officer at the beginning of fiscal year 2012:

Named Executive Officer	Target Percentage of Base Salary— Target Incentive Bonuses and General RONA Bonuses
Donald E. Washkewicz	146%
Jon P. Marten	75%
Lee C. Banks	80%
Robert P. Barker	75%
Thomas L. Williams	80%

The Committee pre-determines the performance measures applicable to each element by analyzing our annual goals and objectives for each performance measure and, for Target Incentive Bonuses, Mercer’s annual review. The Committee directly and materially links annual cash incentive compensation to performance that drives and supports the Win Strategy.

Target Incentive Bonuses.

During fiscal year 2012, the Named Executive Officers received annual cash incentive compensation based on our free cash flow margin, which we refer to as Target Incentive Bonuses. Free cash flow margin is calculated as the percentage of sales represented by actual operating cash flow less capital expenditures, excluding discretionary pension contributions made during the fiscal year.

The Committee identified free cash flow margin as a performance measure critical to the financial performance and profitable growth goals of the Win Strategy. Maximizing free cash flow allows us to continue to pay annual dividends, strategically acquire our outstanding shares, and reinvest in our business by funding innovation and financing growth through acquisitions of businesses and technologies. Target Incentive Bonuses encourage executive officers to maximize free cash flow by increasing net income, implementing lean initiatives, controlling inventory, collecting receivables, controlling accounts payable and limiting capital expenditures. We have also identified a strong correlation between increases in free cash flow and increases in operating earnings.

During the first quarter of fiscal year 2012, the Committee approved the following target awards for each of the Named Executive Officers and established the levels of performance for threshold target and maximum payouts after evaluating our annual plan for free cash flow margin and comparing the plan to the historical performance of the Peer Group to ensure its reasonableness:

Named Executive Officer	Target Awards—Target Incentive Bonuses
Donald E. Washkewicz	$744,100
Jon P. Marten	$167,000
Lee C. Banks	$195,000
Robert P. Barker	$144,000
Thomas L. Williams	$195,000

At the beginning of fiscal year 2012, the Committee developed the following table to illustrate how final Target Incentive Bonus amounts would be calculated at the end of fiscal year 2012:

FY12 Free Cash Flow Margin:	Less than 6.00%	6.00%	7.00%	8.00%	8.50%	9.00%	9.50%	Greater than or equal to 10.00%
Payout %	0%	50%	75%	100%	125%	150%	175%	200%

This table illustrates that each recipient of a Target Incentive Bonus would receive a year-end payout of 100% of his or her target award if our free cash flow margin for fiscal year 2012 was 8.00%, and a maximum payout of 200% of his or her target award if our free cash flow margin was greater than or equal to 10.00%. This table also illustrates that no Target Incentive Bonuses would be paid if our free cash flow margin for fiscal year 2012 was less than 6.00%. The payouts are calculated on a sliding-scale basis using this table. For example, a free cash flow margin of 8.40% would result in a payout of 120% of the applicable target award.

The Committee designed Target Incentive Bonuses to reward executive officers directly for performance in relation to our annual plan and against the historical performance of the Peer Group. The Committee estimated that 6.00%, 8.00% and 10.00% free cash flow margins would represent bottom-quartile, median and top-quartile free cash flow margin results, respectively, within the Peer Group during fiscal year 2012.

Our actual free cash flow margin for fiscal year 2012 was 9.98%. As a result, each of the Named Executive Officers received 199% of his target award, which is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2012 on page 45.

Target Incentive Bonuses are paid in one lump sum in August for each executive officer whose Target Incentive Bonus is awarded under the Performance Bonus Plan, and are paid in three installments in March, June and August for all other executive officers. The March and June payments are estimated based on year-to-date results, and the August payment represents the balance of the Target Incentive Bonus payable based on the actual results for the entire fiscal year. We generally hold back 25% of the year-to-date estimate from each March and June payment to ensure that we have the flexibility to reconcile the August payments to final year-end results. All payments are made in cash, except that the August payment may, at the election of the recipient, be deferred as a credit to the recipient’s account under the Executive Deferral Plan, which we describe on page 39.

General RONA Bonuses and Converted RONA Bonuses.

During fiscal year 2012, each of the Named Executive Officers received annual cash incentive compensation, which we refer to as General RONA Bonuses and Converted RONA Bonuses. The Committee awards General RONA Bonuses to our executive officers to encourage and reward performance which maximizes our returns on net assets. The Committee awards Converted RONA Bonuses to our executive officers in place of certain executive perquisites. The performance measure used to determine the amount of the payouts on Converted RONA Bonuses is the return on average net assets for all of our divisions. The performance measures used to determine the amount of the payouts on General RONA Bonuses are as follows:

•

for the Chief Executive Officer, the Chief Financial Officer, the Executive Vice Presidents, and other executive officers who receive General RONA Bonuses under the Performance Bonus Plan, return on consolidated net assets;

•

for each operating group president who does not receive his or her General RONA Bonus under the Performance Bonus Plan or who is not an Executive Vice President, the return on average division net assets for the divisions in his or her operating group; and

•	for all other executive officers, return on average net assets for all divisions.

Return on net assets is calculated by dividing earnings (year-to-date segment operating income) by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and intangibles, less trade accounts payable and contract reserves, at the beginning of the fiscal year and at the end of each applicable quarter).

The Committee identified return on net assets as a performance measure critical to the financial performance and profitable growth goals of the Win Strategy. The Committee uses General RONA Bonuses and Converted RONA Bonuses to encourage executive officers and other employees to increase segment income and control net average assets by reducing investments in assets and increasing efficiency in managing those investments. In addition, General RONA Bonuses and Converted RONA Bonuses encourage executive officers and other employees to increase sales and to reduce materials handling and other costs associated with excess inventory levels by taking profit margins, asset turnover and outside leveraging into account in measuring overall performance. The Committee also believes that offering Converted RONA Bonuses in lieu of certain eliminated executive perquisites is appropriate to keep us competitive in attracting, retaining and motivating present and future executive officers and to hold our executive officers accountable for results.

General RONA Bonuses awarded under the Performance Bonus Plan are paid in one lump sum in August. General RONA Bonuses awarded outside the Performance Bonus Plan and Converted RONA Bonuses, which are not awarded under the Performance Bonus Plan, are paid in four installments in October, January, April and August. Each installment is based on actual year-to-date results. We generally hold back 25% of the year-end estimate from each October, January and April installment to ensure that we have the flexibility to reconcile the August payments to final year-end results. All payments are made in cash, except that General RONA Bonus payments made in August may, at the election of the recipient, be deferred as a credit to the recipient’s Executive Deferral Plan account.

Converted RONA Bonus payments are not eligible for deferral under the Executive Deferral Plan, the Retirement Savings Plan described on page 37 or the Savings Restoration Plan described beginning on page 38. Converted RONA Bonuses are also not considered in calculating benefits under the Pension Plan described on page 37, the Pension Restoration Plan described on page 40, the Supplemental Retirement Program described on page 40, the Executive Long-Term Disability Plan described on page 41 and the Change in Control Agreements described on page 41. The Committee determined that it would not be appropriate to allow Converted RONA Bonuses to be deferred under those plans or considered in those calculations because they are awarded in place of executive perquisites which, historically, were not used or taken into account for those purposes.

The Committee calculates General RONA Bonuses and Converted RONA Bonuses at each payment date as follows:

•	The applicable target payout amount awarded to the recipient at the beginning of the fiscal year is converted into a number of “RONA shares” based on our annual goals for return on net assets.

•

The applicable return on net assets is calculated by dividing earnings (year-to-date segment operating income) by average assets (average of inventory, accounts receivable, prepaid expenses, property, plant and equipment, goodwill and intangibles, less trade accounts payable and contract reserves, at the beginning of the fiscal year and at the end of each applicable quarter-end to date).

•	The multiple is calculated as follows:

•	For that portion of the applicable return on net assets which is less than or equal to 35%, the multiple is 1% for every 5.6% of return on net assets.

•	For that portion of return on net assets in excess of 35%, the multiple is 1% for every 11.2% of the excess.

•

For General RONA Bonuses, the amount of the payout is calculated by multiplying the number of General RONA Bonus shares determined for the recipient by the multiple, and multiplying that total by the recipient’s base salary for the fiscal year.

•

For Converted RONA Bonuses, the amount of the payout is calculated by multiplying the number of Converted RONA Bonus shares determined for the recipient by the multiple, and multiplying that total by the midpoint of the base salary range applicable to the recipient’s position.

During the first quarter of fiscal year 2012, the Committee established for each of the Named Executive Officers the following General RONA Bonus target payout amounts:

Named Executive Officer	General RONA Bonus Target Payout Amount
Donald E. Washkewicz	$1,030,838
Jon P. Marten	$ 214,650
Lee C. Banks	$ 325,000
Robert P. Barker	$ 288,550
Thomas L. Williams	$ 325,000

During fiscal year 2012, the Committee also awarded to each of the Named Executive Officers the following Converted RONA Bonus target payout amounts:

Named Executive Officer	Converted RONA Bonus Target Payout Amount
Donald E. Washkewicz	$81,120
Jon P. Marten	$45,062
Lee C. Banks*	$55,273
Robert P. Barker	$45,062
Thomas L. Williams*	$55,273

*	Each of Messrs. Banks and Williams received a Converted RONA Bonus target payout amount of $45,251 at the beginning of fiscal year 2012, with the remainder of each of his awards being granted in January 2012 to account for ongoing dues and associated taxes for joining an additional private club.

Each of the Named Executive Officers received the General RONA Bonuses and Converted RONA Bonuses included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2012 on page 45. In arriving at these amounts, the Committee compared the original award opportunities for executive officers receiving General RONA Bonuses under the Performance Bonus Plan (including the Named Executive Officers) with the final payout amounts for the other executive officers, and evaluated the individual performance and contributions to the success of our business of the executive officers receiving General RONA Bonuses under the Performance Bonus Plan (including the Named Executive Officers). Based on that comparison and evaluation, the Committee determined that it would be appropriate to reduce the final General RONA Bonus payout amounts for General RONA Bonuses awarded to the Named Executive Officers under the Performance Bonus Plan between 45% and 51%, with an average reduction of approximately 47%. The amounts reported in the table represent the final amounts paid to the Named Executive Officers following that exercise of discretion.

Volume Incentive Bonuses.

During fiscal year 2012, our operating group presidents who were not also Executive Vice Presidents were eligible to receive additional annual cash incentive compensation under our Volume Incentive Plan, which we refer to as Volume Incentive Bonuses.

Volume Incentive Bonuses encourage our eligible group presidents to maximize sales growth internally and through acquisitions within their operating groups. Based on our continued focus on increased market share, returns on invested capital and our stock price, the Committee identified sales growth as a performance measure critical to advance the financial performance and profitable growth goals of the Win Strategy. The Committee uses Volume Incentive Bonuses to reward our eligible group presidents for performance that approaches or exceeds our annual sales growth goals.

Each participant in the Volume Incentive Plan receives a Volume Incentive Bonus equal to 1% of base salary for each 1% of sales by which his or her operating group exceeds its sales for the prior year by between 7.5% and 15%, and 2% of base salary for each 1% of sales by which his or her operating group exceeds its sales for the prior year by more than 15%. Payouts are calculated on a sliding-scale basis so that, for example, if fiscal year sales for a particular operating group exceed its sales for the prior fiscal year by 8%, then the participant would receive a Volume Incentive Bonus equal to 0.5% of his or her base salary. Volume Incentive Bonuses are capped at an overall maximum of 15% of base salary. Volume Incentive Bonuses are paid in cash and in one lump sum in August.

In fiscal year 2012, no Named Executive Officer was eligible to participate in the Volume Incentive Plan.

Long-Term Incentive Compensation.

The Named Executive Officers receive long-term incentive compensation consisting of long-term incentive performance awards, which we refer to as LTIP Awards, and stock appreciation rights, which we refer to as Stock Incentives. Stock Incentives granted from fiscal years 2005 to 2010 which are currently outstanding consisted of stock options with tandem stock appreciation rights, and Stock Incentives granted prior to fiscal year 2005 which are currently outstanding consisted of stock options. The target amounts of LTIP Awards and the number of Stock Incentives awarded to the Named Executive Officers are based on similar compensation awarded to persons holding comparable positions within the companies included in Mercer’s annual review.

LTIP Awards and Stock Incentives encourage long-term focus on shareholder value and are directly and materially linked to performance that advances both the financial performance and profitable growth goals of the Win Strategy over the long-term. LTIP Award payouts are based on a comparison of our performance against the Peer Group in certain key financial metrics over a three-year performance period. The holders of Stock Incentives realize a payout only if our stock price increases above the applicable grant price over a long-term vesting period. LTIP Awards and Stock Incentives work together to align the long-term financial interests of our executive officers and shareholders.

LTIP Awards are granted to eligible employees on an annual basis at the first meeting of the Committee following our public earnings release for the fourth quarter of the preceding calendar year. This meeting is typically held in January of each year and is scheduled at least one year in advance. The only exceptions to this practice are that pro-rated LTIP Awards are granted to individuals who become executive officers, are promoted to new executive officer positions or are given increased responsibilities during a performance period.

Stock Incentives are granted to eligible employees on an annual basis at the first meeting of the Committee following our public earnings release for the fourth quarter of the preceding fiscal year. This meeting is typically held in August of each year and is scheduled at least one year in advance. The only exceptions to this practice are that reload grants of Stock Incentives occur automatically upon certain exercises of Stock Incentives granted on or before August 12, 2009 under either our 2003 Stock Incentive Plan or our 1993 Stock Incentive Program. Our 2009 Omnibus Stock Incentive Plan does not permit reload grants of Stock Incentives.

The Committee does not grant LTIP Awards or Stock Incentives to executive officers in anticipation of the release of significant positive earnings announcements or other material non-public information likely to result in changes to the price of our common stock. Similarly, the Committee does not time the release of material non-public information based on Stock Incentive grant dates.

LTIP Awards Granted Prior to Fiscal Year 2011.

Each of the Named Executive Officers received target LTIP Awards during fiscal year 2010 for both the fiscal year and calendar year performance periods. The actual payouts for LTIP Awards received during the first quarter of fiscal year 2010 were calculated following the three-year performance period ending June 30, 2012, and the actual payouts for LTIP Awards received during the third quarter of fiscal year 2010 will be calculated following the three-year performance period ending December 31, 2012.

These LTIP Awards were or will be calculated following the applicable three-year performance period by comparing our revenue growth, growth in fully diluted earnings per share from continuing operations and average return on invested capital from continuing operations against the corresponding results for all members of the Peer Group during their three most recent fiscal years. The Committee has identified long-term revenue growth, earnings per share growth and return on invested capital as performance measures critical to the financial performance and profitable growth goals of the Win Strategy because, among other things, they encourage our executive officers to provide on-time delivery of quality products, value-added services and systems, strategic procurement of goods and services, lean operations, strategic pricing, product innovation and strong distribution.

For these LTIP Awards, the Committee approved weights of 20% for revenue growth, 40% for growth in fully diluted earnings per share from continuing operations and 40% for average return on invested capital from continuing operations. The Committee also approved the following table to illustrate how final payouts would be calculated following the applicable performance periods:

Peer Group Percentile Rank:	Less than or equal to 35	42.5	50	62.5	Greater than or equal to 75
Payout %	0%	50%	100%	150%	200%

At the end of the applicable performance periods, the Committee determines our percentile rank as compared to the Peer Group for each of the three performance measures. Using this table, the Committee calculates the portion of the target LTIP Award value earned with respect to each performance measure. The Committee multiplies each portion by its applicable weight and adds up the total to determine the total LTIP Award payout for the performance period. This table illustrates that recipients of LTIP Awards granted during fiscal year 2010 receive the maximum payout of 200% of the applicable target LTIP Award value if we rank at or above the 75th percentile among the Peer Group in the aggregate based on all three performance measures, and receive no payout if we rank at or below the 35th percentile in the aggregate based on all three performance measures.

LTIP Award payouts for the fiscal year 2010-11-12 performance period were paid after the end of the three-year performance period in unrestricted shares of our common stock. LTIP Award payouts for the calendar year 2010-11-12 performance period may only be paid after the end of the applicable performance period in unrestricted shares of our common stock.

The Committee designed these LTIP Awards to reward executive officers directly in relation to our long-term performance against the Peer Group. The Committee determined that requiring performance in excess of the 50th percentile for a payout in excess of 100% would encourage executive officers to achieve performance above median Peer Group performance. The Committee also determined that requiring performance at the 75th percentile for a maximum payout, and awarding no payout for performance at or below the 35th percentile, would further encourage executive officers to achieve top-quartile performance within the Peer Group.

Each of the Named Executive Officers received a payout under LTIP Awards granted in fiscal year 2010 for the three-year performance period ended June 30, 2012. The Committee determined that we achieved the following percentile rankings among the Peer Group with respect to the LTIP Award performance measures for the fiscal year 2010-11-12 performance period:

Performance Measure	Result	Percentile Rank	Weighted Payout Percentage
Revenue growth	27.52%	100th	40%
Growth in fully diluted EPS	138.02%	99th	80%
Average return on invested capital	20.09%	78th	80%

As a result, each of the Named Executive Officers received the LTIP Award payout for fiscal year 2012 included in the “Number of Shares Acquired on Vesting” column of the Option Exercises and Stock Vested for Fiscal Year 2012 table on page 51. Each payment represents a total payout of 200% of the target LTIP Award values for the three-year performance period ended June 30, 2012.

LTIP Awards Granted During and After Fiscal Year 2011.

During the third quarter of fiscal year 2011, the Committee adopted a Long-Term Incentive Performance Plan Under the Performance Bonus Plan, which we refer to as the Officer LTIP Plan. The Officer LTIP Plan establishes the terms and conditions for LTIP Awards granted to our executive officers during and after fiscal year 2011.

During the third quarter of fiscal year 2012, the Committee granted to each of the Named Executive Officers, under our 2009 Omnibus Stock Incentive Plan, the following target LTIP Awards based on the following target LTIP Award values:

Named Executive Officer	Target LTIP Award Shares	Target LTIP Award Values
Donald E. Washkewicz	40,010	$3,301,300
Jon P. Marten	7,690	$ 634,250
Lee C. Banks	10,600	$ 875,000
Robert P. Barker	7,690	$ 634,250
Thomas L. Williams	10,600	$ 875,000

The target LTIP Award shares shown in this table are also included in the “Estimated Future Payouts Under Equity Incentive Plan Awards—Target” column of the Grants of Plan-Based Awards for Fiscal Year 2012 table beginning on page 47. The “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2012 on page 45 includes the aggregate grant date fair value of these awards in fiscal year 2012.

Under the Officer LTIP Plan, the actual payouts for these LTIP Awards will be calculated following the three-year performance period ending December 31, 2014 as follows:

•	The Committee will first determine if, during the performance period, we achieved an average return on average equity of 4% or an average free cash flow margin of 4%.

•	If these threshold performance measures are not achieved, participants will not receive a payout.

•

If these threshold performance measures are achieved, participants will become eligible to receive the maximum payout of 200% of the applicable target LTIP Award value. The Committee will then, if appropriate, apply its discretion to reduce the final payouts based on any performance measures that the Committee determines to be appropriate. The Committee determined that this calculation methodology would provide the Committee with more flexibility to ensure that payout levels are as accurately reflective of the Company’s performance against the Peer Group as possible and are otherwise in the best interests of our business and our shareholders.

To provide the Committee with some guidelines for exercising its discretion, the Officer LTIP Plan provides that the Committee may, among other things, evaluate our revenue growth, growth in fully diluted earnings per share from continuing operations and average return on invested capital from continuing operations against the corresponding results for all members of the Peer Group in the manner as described above for LTIP Awards granted prior to fiscal year 2011. Specifically, the Officer LTIP Plan provides for using weights of 20% for revenue growth, 40% for growth in fully diluted earnings per share from continuing operations, and 40% for average return on invested capital from continuing operations for the applicable performance periods, and the following table to calculate final LTIP Award payouts:

Peer Group Percentile Rank:	Less than 35	35	50	62.5	75 or higher
Payout %	0%	50%	100%	150%	200%

LTIP Award payouts for the calendar year 2012-13-14 performance period may only be paid after the end of the applicable three-year performance period in unrestricted shares of our common stock.

Stock Incentives.

Each of the Named Executive Officers received Stock Incentives under our 2003 Stock Incentive Plan during the first quarter of fiscal year 2012. The Committee grants Stock Incentives to executive officers to encourage and reward efforts and accomplishments that advance the goals of the Win Strategy and make other contributions to maximize our stock price.

The number of Stock Incentives granted by the Committee is determined by utilizing the Black-Scholes valuation model to convert a target dollar value into the number of Stock Incentives to be granted. The Committee uses Mercer’s annual review to ensure the target dollar values are reasonable in relation to the median of similar compensation offered within the companies included in Mercer’s annual review. The following table shows the Target Value and the number of Stock Incentives granted to each of the Named Executive Officers in the first quarter of fiscal year 2012:

Named Executive Officer	Target Value	Stock Incentive Grants (# of Underlying Shares)
Donald E. Washkewicz	$3,301,300	111,160
Jon P. Marten	$ 634,250	21,360
Lee C. Banks	$ 875,000	29,460
Robert P. Barker	$ 634,250	21,360
Thomas L. Williams	$ 875,000	29,460

The fiscal year 2012 Stock Incentive grants shown in this table are also included in the “All Other Option Awards: Number of Securities Underlying Options” column of the Grants of Plan-Based Awards for Fiscal Year 2012 table beginning on page 47 and the “Option Awards—Number of Securities Underlying Unexercised Options—Unexercisable” column of the Outstanding Equity Awards at June 30, 2012 table beginning on page 49. The “Option Awards” column of the Summary Compensation Table for Fiscal Year 2012 on page 45 includes the aggregate grant date fair value of these awards in fiscal year 2012.

As required by the terms of our 2003 Stock Incentive Plan, all fiscal year 2012 Stock Incentives have an exercise price equal to the closing price of our common stock on the date of grant. The plan does not permit the re-pricing of Stock Incentives. The Committee analyzed the terms of our 2003 Stock Incentive Plan and Mercer’s annual review to establish all other terms of these Stock Incentives. All fiscal year 2012 Stock Incentives have a ten-year term and vest in one-third increments over three years following the grant date. When vested, each Stock Incentive will entitle the holder to receive the increase in value of one common share from the grant date to the date of exercise.

Upon exercise of fiscal year 2012 Stock Incentives, common shares will be issued directly to the holder. The appreciation in these Stock Incentives will be calculated by subtracting the grant price from the fair market value of the common shares at exercise, and multiplying the result by the number of Stock Incentives exercised. The number of common shares to be issued is determined by dividing that appreciation by the market price of the common shares at exercise.

If an executive officer exercises a Stock Incentive granted on or before August 12, 2009 under either our 2003 Stock Incentive Plan or our 1993 Stock Incentive Program as a stock option by surrendering shares to satisfy the exercise price, the executive officer will receive a reload grant of stock appreciation rights to restore the appreciation lost on the shares that were surrendered to pay the stock option cost. The number of stock appreciation rights granted is equal to the number of shares surrendered. The reload grant has the same expiration date as the underlying grant. The reload grant price is equal to the closing stock price of our common stock on the date of exercise of the underlying grant. The reload grant vests one year from the date of exercise, provided that the executive officer remains employed with us and retains ownership of the shares received from the exercise for one year, less shares surrendered or sold to pay income taxes. Grants of Stock Incentives made under our 2009 Omnibus Stock Incentive Plan or made prior to the executive officer’s appointment as an executive officer do not include these reload grants.

During fiscal year 2012, none of the Named Executive Officers exercised Stock Incentives previously granted under our 2009 Omnibus Stock Incentive Plan, 2003 Stock Incentive Plan or 1993 Stock Incentive Program.

Employee Benefits.

The Named Executive Officers are eligible to participate in various employee benefit plans and programs. These plans and programs reward experience, expertise, level of responsibility, continuity of leadership and advancement. We use these plans to ensure that our executive compensation program remains sufficiently competitive to attract, retain and motivate the executive officers and other employees necessary to advance the goals of the Win Strategy.

Qualified Benefit Plans.

During fiscal year 2012, the Named Executive Officers participated in the following tax-qualified benefit plans and programs:

•	The Parker-Hannifin Consolidated Pension Plan, which we refer to as the Pension Plan; and

•	The Parker Retirement Savings Plan, which we refer to as the Retirement Savings Plan.

The Pension Plan is a qualified defined benefit pension plan in which most full-time non-union U.S. salaried employees hired prior to April 1, 2004 participate. The Pension Plan offers normal retirement, early retirement and death benefits. The monthly normal retirement benefit is the greater of a minimum benefit and an amount based on final average pay. The minimum benefit and final average pay amounts are calculated as follows:

Minimum Benefit:	$21.00 multiplied by years of service, up to a maximum of 40 years.
Final Average Pay Amount:

•    0.75% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses up to the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

•    1.36% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses in excess of the social security wage base, multiplied by years of service up to a maximum of 35 years; plus

•    0.50% of the highest five consecutive year average of monthly base salary, Target Incentive Bonuses and General RONA Bonuses, multiplied by years of service in excess of 35 up to a maximum of five years.

The amount of the benefit is reduced by 6% per year for each year prior to age 65 if retirement occurs and payments commence before age 65 and after age 55. We elected to freeze new participation in the Pension Plan in 2004. All participants as of April 1, 2004 were given the option to either remain in the Pension Plan or terminate in favor of maintaining a retirement income account under the Retirement Savings Plan. Employees hired after April 1, 2004 were not eligible to participate in the Pension Plan and instead maintain a retirement income account under the Retirement Savings Plan. Each of the Named Executive Officers elected to remain in and continue to accrue benefits under the Pension Plan. All benefits accrued by employees who elected to terminate participation in the Pension Plan were frozen as of June 30, 2004. Those employees initiated their retirement income accounts on July 1, 2004.

The Retirement Savings Plan is a qualified defined contribution pension plan under Section 401(k) of the Internal Revenue Code. Most full-time U.S. employees are eligible to participate in the Retirement Savings Plan. Participants may make pre-tax contributions to the Retirement Savings Plan up to the applicable statutory limit. Converted RONA Bonuses are not eligible for deferral under the Retirement Savings Plan. We provide to each participant a matching contribution of 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed on a pre-tax basis. As described above, certain participants also maintain a retirement income account within the Retirement Savings Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation up to the Internal Revenue Service statutory limit (currently $250,000 per year), based on age and length of service. These contributions range from 0.5% to 6% of the participant’s compensation which does not exceed that limit. Participants accrue earnings on contributions based on the performance of various investment funds available within the Retirement Savings Plan. The contributions made by us under the Retirement Savings Plan for the Named Executive Officers during fiscal year 2012 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2012 on page 45.

Non-Qualified Benefit Plans.

During fiscal year 2012, the Named Executive Officers participated in the following non-qualified benefit plans and programs:

•	The Parker Hannifin Savings Restoration Plan, which we refer to as the Savings Restoration Plan;

•	The Parker Hannifin Executive Deferral Plan, which we refer to as the Executive Deferral Plan;

•	The Parker-Hannifin Corporation Pension Restoration Plan, which we refer to as the Pension Restoration Plan; and

•	The Parker-Hannifin Corporation Supplemental Executive Retirement Benefits Program, which we refer to as the Supplemental Retirement Program.

The Savings Restoration Plan is available to employees who earn base salaries in excess of $130,000 per year and who are otherwise eligible to participate in the plan. The Savings Restoration Plan was established to restore deferral opportunities and matching contributions lost because of statutory limits in the Retirement Savings Plan. Specifically, the Savings Restoration Plan allows executive officers to defer a portion of their pre-tax compensation and receive matching contributions from us that would have been available under the Retirement Savings Plan if the Internal Revenue Service statutory limit did not exist. Converted RONA Bonuses are not eligible for deferral under the Savings Restoration Plan. Each Named Executive Officer may annually defer to his or her Savings Restoration Plan account any portion of the compensation that he cannot defer under the Retirement Savings Plan due to the statutory limit, other than Converted RONA Bonuses, up to the greater of 20% of base pay or $25,000. We provide to each participant a matching contribution of common stock equal to 100% on the first 3% of pay contributed and 50% on the 4th and 5th percent of pay contributed, reduced by the maximum matching contribution available to the participant under the Retirement Savings Plan. We also take into account the matching contributions made under the Retirement Savings Plan to ensure that the maximum match under both plans does not exceed $17,000. In addition, all participants who maintain a retirement income account within the Retirement Savings Plan also maintain a separate retirement income account within the Savings Restoration Plan. We provide to each holder of a retirement income account an annual contribution equal to a percentage of the amount of the participant’s annual compensation in excess of the Internal Revenue Service statutory limit determined based on age and length of service. These contributions range from 0.5% to 6% of the amount of the participant’s compensation in excess of that limit. All deferrals and contributions are made under the Savings Restoration Plan by accounting entry rather than any physical exchange of cash or common stock. Participants also accrue earnings, on an accounting-entry basis, on deferrals based on the performance of various investment fund choices and on contributions based on the performance of our common stock. Participants are our unsecured creditors for their respective account balances.

Account balances are paid out upon any of the following events as follows:

Retirement:	Balances are distributed to the participant in either a lump sum or in periodic installments, based on a prior election by the participant. The participant can delay the commencement of payments at least five years following retirement. Balances continue to accumulate earnings under the various investment funds at all times during the payout period.
Termination Before Retirement:	Balances accruing on or prior to December 31, 2004 are, at our election, distributed to the participant in either a lump sum upon termination or in periodic installments. Account balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum upon termination.
Disability:	If we determine that a participant is totally disabled, the participant’s account balance will be paid upon termination in the same manner as if he or she retired.
Withdrawals During Employment:	Balances can be withdrawn without penalty during employment only if we determine that the participant suffered severe financial hardship. Balances accruing on or prior to December 31, 2004 can also be withdrawn voluntarily during employment, subject to a 10% forfeiture penalty.
Death:	Balances are distributed to the participant’s beneficiary in a lump sum or, if elected by the participant, in installments.
Change in Control:	Balances accruing on or prior to December 31, 2004 are distributed to the participant in a lump sum without penalty if the participant expressly elected a lump sum. If the participant did not expressly elect a lump sum, distributions are treated as unscheduled withdrawals and are subject to a forfeiture penalty of 5% if they are withdrawn within 30 days or 10% if they are withdrawn beyond the 30-day period. Balances accruing on or after January 1, 2005 are distributed to the participant in a lump sum.

Our matching contributions made under the Savings Restoration Plan for the Named Executive Officers during fiscal year 2012 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2012 on page 45. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan during fiscal year 2012 are included in the Nonqualified Deferred Compensation for Fiscal Year 2012 table on page 53.

The Executive Deferral Plan is available to executive officers and certain other key employees. The Executive Deferral Plan provides executive officers with an opportunity to defer a portion of their compensation (in addition to that deferred under the Retirement Savings Plan and the Savings Restoration Plan) on a pre-tax basis, including Target Incentive Bonuses and General RONA Bonuses, and to accumulate tax-deferred earnings on the deferrals. LTIP Award payouts and Converted RONA Bonuses are not eligible for deferral under the Executive Deferral Plan. Each executive may defer to his or her account up to 80% of base salary and 80% of General RONA Bonuses paid in August and Target Incentive Bonuses paid in August. Similar to the Savings Restoration Plan, all deferrals are made under the Executive Deferral Plan by accounting entry rather than any physical exchange of cash. Participants also accrue earnings on an accounting-entry basis based on the performance of various investment fund choices. Participants are our unsecured creditors for their respective account balances. Account balances are paid out upon the same events and in the same manner as account balances under the Savings Restoration Plan, except for distributions made upon a change in control. In that case, balances are distributed to the participant or the participant’s beneficiary in a lump sum. Prior to distribution, the balances are increased to reflect any “gross-up” amount necessary to offset federal excise taxes and any after-tax value the participant would have received if the account had remained in place and been paid as elected by the participant. All contributions, earnings, withdrawals, distributions and aggregate balances for the Named Executive Officers participating in the Executive Deferral Plan during fiscal year 2012 are included in the Nonqualified Deferred Compensation for Fiscal Year 2012 table on page 53.

The Pension Restoration Plan is available to all individuals who participate in the Pension Plan or any other qualified benefit plan and who are otherwise eligible to participate in the Pension Restoration Plan. The Pension Restoration Plan was established to restore benefits lost because of statutory limits on the Pension Plan. Specifically, the benefits available under the Pension Restoration Plan equal the amount that would be payable to the participant under the Pension Plan in excess of the Internal Revenue Service statutory limit if that limit did not exist and the participant had not elected to defer any compensation under the Savings Restoration Plan and the Executive Deferral Plan. Similar to the Pension Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Pension Restoration Plan.

The Supplemental Retirement Program was established to provide executive officers with retirement benefits supplemental to the benefits under the Pension Plan. The benefit provided under the Supplemental Retirement Program is intended, at age 65, to provide to participants with at least 15 years of service 55% of the average of the three highest years of base salary plus annual cash incentive compensation. Similar to the Pension Plan and the Pension Restoration Plan, Converted RONA Bonuses are not considered in calculating the benefits available under the Supplemental Retirement Program. Volume Incentive Bonuses, LTIP Awards and Stock Incentives are also not considered in calculating the benefits available under the Supplemental Retirement Program. The benefit is subject to reduction for early retirement, less than 15 years of service, benefits under the Pension Plan, the Pension Restoration Plan and any of our non-U.S. pension plans, 50% of primary social security benefits and 100% of any similar non-U.S. state-provided retirement benefits, and contributions to the participant’s retirement income accounts under the Retirement Savings Plan and the Savings Restoration Plan. Participants vest at age 60, or at age 55 with the consent of the Committee, and with five years of participation in the Supplemental Retirement Program, or a lesser period established by the Committee at the time they become participants. To receive a benefit under the Supplemental Retirement Program, however, a vested participant must have at least five years of service. During fiscal year 2007, the Finance Committee of our Board of Directors adopted an amendment to the Pension Plan which allows us to shift some of our obligations under the Supplemental Retirement Program to the Pension Plan. Under the amendment, as participants vest under the Supplemental Retirement Program, their Pension Plan formulas will be modified to shift a portion of their benefits from the Supplemental Retirement Program to the Pension Plan (up to the limits established by statute and under the Pension Plan). We incurred no additional cost or liability and participants receive no additional value under the Supplemental Retirement Program as a result of the amendment. We and the participants do, however, receive various tax benefits as a result of the amendment.

Health and Welfare Benefits.

The Named Executive Officers participated in various health and welfare programs generally available to all employees during fiscal year 2012. The Named Executive Officers also participated in our Officer Life Insurance Plan and Executive Long-Term Disability Plan.

Under the Officer Life Insurance Plan, we pay all required premiums for life insurance on executive officers who were participants prior to January 1, 2008, which includes the Named Executive Officers, for the longer of 10 years or until the executive officer reaches age 65. The premiums are designed to allow for accumulation of cash surrender values sufficient to fund the policies during retirement up to age 95, assuming that the participant invests only in the policy’s fixed income account, and to maintain death benefits equal to:

•	five times base salary during employment and two times final base salary after retirement at age 65 for the Chief Executive Officer; and

•	three times base salary during employment and two times final base salary after retirement at age 65 for all other Named Executive Officers and other participants.

We will not make any post-retirement premium payments on behalf of any executive officer who becomes a participant on or after January 1, 2008.

If the participant retires between ages 55 and 65, the post-retirement death benefit is reduced by 10% of base salary for each year prior to age 65 that the participant retires. The amount of the death benefit is adjusted each year on January 1st based on the participant’s base salary as of the preceding December 1st. The policies underlying the plan are cash value life insurance policies owned by the participants. Cash surrender values accrue earnings based on their investment in various funds offered within the policies. The premiums we paid on behalf of the Named Executive Officers during fiscal year 2012 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2012 on page 45.

The Executive Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of two-thirds of base salary plus Target Incentive Bonuses and General RONA Bonuses paid during the calendar year ending December 31 of the year prior to the disability, up to a maximum benefit of $33,000 per month. Our executive officers are not eligible to receive the long-term disability benefit generally available to other employees.

Change in Control Agreements.

We are not a party to any written employment agreements with our executive officers. We have, however, entered into separate Change in Control Severance Agreements with our executive officers, which we refer to as the Change in Control Agreements. We are not obligated to pay severance to executive officers under any agreement other than the Change in Control Agreements. The executive officers are, however, eligible to receive severance upon termination for reasons other than a change in control in accordance with our general severance policy for salaried employees. The Change in Control Agreements are designed to attract, retain and motivate executive officers, provide for stability and continuity of management in the event of any actual or threatened change in control, encourage executive officers to remain in service after a change in control and ensure that executive officers are able to devote their entire attention to maximizing shareholder value and safeguarding employee interests in the event of a change in control. The Committee determined that the amounts payable under the Change in Control Agreements are reasonable and necessary to achieve those objectives. The Potential Payments upon Termination or Change of Control at June 30, 2012 tables and the related narrative descriptions beginning on page 54 provide additional information on the Change in Control Agreements, including a brief discussion of the material provisions of the Change in Control Agreements beginning on pages 57 and 58 under the captions “Payments upon a Change in Control” and “Payments upon a Qualifying Termination in Connection with a Change in Control.”

Indemnification Agreements.

We enter into separate Indemnification Agreements with each of our executive officers. Each agreement remains in effect during and after employment with respect to any action taken while the individual serves as an executive officer. The agreements are designed to attract, retain and motivate executive officers by encouraging reasonable and measured risk-taking in the interests of our business and our shareholders, and protecting against liabilities incurred in the performance of their duties to the maximum extent permitted by Ohio law.

The agreements provide for indemnification for all expenses, including attorney fees, judgments, fines and settlement amounts, that the executive officer incurs by reason of his or her service:

•

in a civil action or proceeding by another party (unless it is proven that the officer’s act or failure to act was taken with deliberate intent to cause injury to our business or in reckless disregard for the best interest of our business); or

•	in a criminal action or proceeding (unless the officer had reasonable cause to believe his or her conduct was unlawful).

Executive Perquisites.

During fiscal year 2012, we made various executive perquisites available to each of the Named Executive Officers. These perquisites are offered to promote the business objectives for each perquisite as described below and to ensure that our executive compensation program remains competitive to attract, retain and motivate the individuals necessary to advance the goals of the Win Strategy. The costs of these perquisites for the Named Executive Officers reportable for fiscal year 2012 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2012 on page 45.

Private Clubs. We pay or reimburse initiation fees for one private club for each executive officer. We also provide a gross up payment to account for taxes assessed against the executive officers with respect to those fees. We offer these perquisites to encourage executive officers to entertain business colleagues and customers, engage in social interaction with peers from other companies, local leadership and the community, and hold business meetings at offsite locations. We also pay or reimburse the initiation fees and provide gross up payments on those fees for additional clubs for the Chief Executive Officer, the Chief Financial Officer and at the Executive and Senior Vice President levels on a business-needs basis and only with appropriate advance approval.

Spousal Travel. In limited circumstances and only with appropriate advance approval, we reimburse our executive officers for transportation, lodging, meals, entertainment and other travel expenses for their spouses or other family members who accompany them on out-of-town business. We offer these perquisites to encourage executive officers to spend an appropriate amount of time with their direct reports in locations away from corporate headquarters, to allow executive officers and their spouses to develop a more personal relationship with the executive officers’ subordinates and their families, and to encourage spouses to attend retirement parties, funerals, business dinners and other corporate functions at locations away from their homes.

Executive Physicals. We pay for annual physicals and any necessary travel vaccinations for each of our executive officers and certain other key employees. We offer this benefit as part of our overall preventive medicine program to promptly identify and address medical issues and to preserve our investment in our executive officers by encouraging them to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Leased Vehicles. We lease an automobile for each of our executive officers and for certain other key employees. We offer this perquisite to provide executive officers with use of a company car for business travel needs, recognizing that the vehicles can also be used for personal purposes. We pay or reimburse each executive officer for lease payments on one automobile, typically for a three-year term. Each executive officer has a maximum allowance of $1,570 per month. We also reimburse each executive officer for the cost of tires and maintenance and provide insurance on each vehicle during the lease term. We require each executive officer to take title to his or her vehicle at the end of the lease term because we amortize the entire cost of the vehicle over the lease term. We pay or reimburse each executive officer for sales taxes on his or her vehicle at the time of title transfer, but the executive officer is responsible for the payment of all income taxes assessed on payments and reimbursements made during the lease term and at the time of title transfer, including those assessed on the fair market value of the vehicle at the time of title transfer.

Matching Gifts Program. We match any amount in excess of $20 contributed to any accredited educational institution by an active, full-time employee, retiree, or member of our Board of Directors. Our matching contributions are capped at $5,000 per fiscal year for any individual’s contribution to any single institution, and $10,000 per fiscal year for any individual’s aggregate contributions to all institutions.

Company Apartments. We maintain apartments in Cleveland, Ohio, Newport Beach, California, London, England and Geneva, Switzerland to provide accommodations to employees working off-site at or relocating to our primary facilities. The apartments are also available to the executive officers for personal use with appropriate advance approval if they are not otherwise being used for business purposes.

Entertainment Venues. We maintain loges, boxes and tickets at various entertainment venues to provide civic support to arts, entertainment and other cultural activities at certain significant business locations and to provide a favorable setting for our employees to entertain customers and other business associates. The loges, boxes and tickets are, however, available to executive officers for personal use if they are not otherwise being used for business purposes. We pay all costs of admission, but all costs of food are paid by the executive officer using the venue only for personal use.

Corporate Aircraft. In limited circumstances, we provide our executive officers with use of corporate aircraft for non-business purposes at no cost. The executive officers may use corporate aircraft for non-business travel if the flight was previously authorized for business purposes, there are available seats that are not being used for those business purposes and the officer’s use does not involve a deviation or extension of the planned business-travel itinerary.

CONSIDERATION OF 2011 SAY-ON-PAY VOTING RESULTS.

At the 2011 Annual Meeting of Shareholders, we received approximately 80% approval, based on the total votes cast, for our first advisory “say-on-pay” vote to approve the compensation of our named executive officers. Our shareholders also agreed with our recommendation that we hold future advisory say-on-pay votes on an annual basis. Our Board of Directors and the Committee considered and discussed these voting results and, based on its prior recommendation, our Board of Directors adopted our shareholders’ recommendation for an annual frequency for future say-on-pay votes. The Committee and Mercer specifically considered the voting results when exploring potential changes to our named executive officer compensation program for 2012. The Committee believes the voting results demonstrate significant support for our executive compensation program and chose to not make any changes to the existing program in response to the 2011 say-on-pay voting results. The Committee will, however, continue to explore various executive pay and corporate governance changes with Mercer to the extent appropriate to keep our executive compensation program aligned with best practices in our competitive market.

COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Corporation’s management and, based on such review and discussions, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Human Resources and Compensation Committee:

Candy M. Obourn, Chair

Robert J. Kohlhepp

Joseph M. Scaminace

Wolfgang R. Schmitt

James L. Wainscott

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2012

The following table sets forth compensation information for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Donald E. Washkewicz, Chief Executive Officer, President and Chairman of the Board	2012 2011 2010	1,212,750(1) 1,155,000 1,097,250	3,295,624(2) 4,361,877 5,983,413	2,272,110(3) 2,928,118 5,912,573	2,921,214(4) 2,785,554 2,197,768	4,395,168(5) 1,513,284 2,016,512	190,769(6) 211,687 105,100	14,287,635 12,955,520 17,312,616
Jon P. Marten(7), Chief Financial Officer and Executive Vice President – Finance & Administration	2012 2011	488,925(1) 391,230	633,425(2) 1,723,571	436,598(3) 136,861	676,401(4) 484,873	1,277,421(5) 239,105	152,582(6) 107,125	3,665,352 3,082,765
Lee C. Banks, Executive Vice President and Operating Officer	2012 2011 2010	650,000(1) 582,900 504,925	873,122(2) 1,156,171 1,295,386	602,162(3) 1,114,786 683,780	881,645(4) 883,492 543,589	1,772,968(5) 274,022 691,177	195,445(6) 114,219 57,469	4,975,342 4,125,590 3,776,326
Robert P. Barker(7), Executive Vice President and Operating Officer	2012 2011	577,100(1) 539,700	633,425(2) 837,805	436,598(3) 562,485	719,588(4) 621,698	1,371,945(5) 532,233	53,413(6) 135,864	3,792,069 3,229,785
Thomas L. Williams, Executive Vice President and Operating Officer	2012 2011 2010	650,000(1) 582,900 504,925	873,122(2) 1,156,171 1,295,386	602,162(3) 1,269,204 683,780	881,645(4) 883,492 543,589	1,535,690(5) 395,634 818,274	204,990(6) 112,425 63,373	4,747,609 4,399,826 3,909,327

(1)	Includes the following amounts deferred under the Savings Restoration Plan and the Executive Deferral Plan for fiscal year 2012:

Savings Restoration Plan: Mr. Washkewicz—$12,128; Mr. Marten—$22,026; Mr. Banks—$26,480; Mr. Barker—$25,555; and Mr. Williams—$26,480.

Executive Deferral Plan: Mr. Marten—$17,500.

These amounts are also reported in the “Executive Contributions in Last Fiscal Year” column of the Nonqualified Deferred Compensation for Fiscal Year 2012 table on page 53.

(2)	Amount reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of LTIP Awards granted during fiscal year 2012. The amount does not reflect whether a Named Executive Officer has actually realized a financial benefit from the LTIP awards. The amount was calculated by multiplying the closing price on the date of grant by the number of LTIP Awards received and assuming a payout of 100%. As described beginning on page 33, however, LTIP Award payouts will be calculated following the applicable three-year performance period and could range from a minimum of 0% to a maximum of 200%. The grant date fair value of the LTIP Awards granted during fiscal year 2012 at the maximum payout of 200% are: Mr. Washkewicz—$6,591,248; Mr. Marten—$1,266,850; Mr. Banks—$1,746,244; Mr. Barker—$1,266,850; and Mr. Williams—$1,746,244. Dividends are not accrued or paid on the LTIP Awards until after the performance period ends and the shares are issued.

(3)	Amount reflects the aggregate grant date fair value for fiscal year 2012 computed in accordance with FASB ASC Topic 718 of Stock Incentive grants under our 2003 Stock Incentive Plan. The amount does not reflect whether a Named Executive Officer has actually realized a financial benefit from the award. The amount was calculated using the Black-Scholes option pricing model with one or more of the following weighted-average assumptions:

Fiscal Year of Grant	Type of Grant	Risk-free Interest Rate	Expected Life of Award	Expected Dividend Yield of Stock	Expected Volatility of Stock
2012	annual grant	0.92%	5.49 years	1.56%	36.9%

During fiscal year 2012, no Stock Incentive awards were forfeited by any of the Named Executive Officers.

(4)	Amount consists of the following Target Incentive Bonuses, General RONA Bonuses and Converted RONA Bonuses for fiscal year 2012, which were paid in one or more installments with the final payment in August 2012:

Target Incentive Bonus for fiscal year 2012: Mr. Washkewicz—$1,480,759; Mr. Marten—$332,330; Mr. Banks—$388,050; Mr. Barker—$286,560; and Mr. Williams—$388,050.

General RONA Bonus for fiscal year 2012: Mr. Washkewicz—$1,338,027; Mr. Marten—$285,581; Mr. Banks—$421,850; Mr. Barker—$374,538; and Mr. Williams—$421,850.

Converted RONA Bonus for fiscal year 2012: Mr. Washkewicz—$102,428; Mr. Marten- $58,490; Mr. Banks—$71,745; Mr. Barker—$58,490; and Mr. Williams—$71,745.

(5)	Amount consists of the change in annual actuarial present value of pension benefits for Messrs. Washkewicz, Marten, Banks, Barker and Williams, as also reported in the Pension Benefits for Fiscal Year 2012 table on page 52. None of the Named Executive Officers received above-market or preferential earnings on deferred compensation.

(6)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table for fiscal year 2012:

Name	Company Contributions to Defined Contribution Plans (a)	Life Insurance Premiums Paid	Tax Gross- Ups	Perquisites (c)	Total “All Other Compensation”
Donald E. Washkewicz	$17,068	$127,183	$0	$46,518	$190,769
Jon P. Marten	15,640	51,978	26,346(b)	58,618(d)	152,582
Lee C. Banks	17,239	0	66,446(b)	111,760(d)	195,445
Robert P. Barker	17,396	0	0	36,017	53,413
Thomas L. Williams	17,229	0	66,446(b)	121,315(d)	204,990

(a)	Although our contributions to Defined Contribution Plans reported for the fiscal year may be greater than the $17,000 maximum contribution amount, we did not exceed $17,000 in contributions during the calendar year.

(b)	Amounts we reimbursed for the payment of taxes with respect to private club initiation fees.

(c)	Reported in this column are amounts reimbursed or incurred by us with respect to (i) executive long term disability insurance premiums and (ii) one or more of the following executive perquisites: (A) leased vehicle, including state sales tax if applicable; (B) spousal travel; (C) matching gifts program; (D) executive physicals and (E) private clubs. The Named Executive Officers also use our loge, box seats or tickets to various entertainment venues. However, there is no incremental cost to us for their use of these loges, box seats and tickets. Except for Company Contributions to Defined Contribution Plans and Life Insurance Premiums Paid and as otherwise disclosed in note (d) to this table, no Named Executive Officer received an executive perquisite in an amount that exceeds the greater of $25,000 or 10% of the total amount of executive perquisites received by the Named Executive Officer.

(d)	Amounts include: (i) $32,925 received by Mr. Marten for private club initiation fees; and (ii) $79,750 received by each of Messrs. Banks and Williams for private club initiation fees.

(7)	Messrs. Marten and Barker were not Named Executive Officers for fiscal year 2010.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2012

The following table sets forth information with respect to non-equity and equity incentive plan awards granted to the Named Executive Officers during fiscal year 2012. The LTIP Awards and Stock Incentives listed below have been granted under either the 2003 Stock Incentive Plan or the 2009 Omnibus Stock Incentive Plan.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald E. Washkewicz
Target Incentive Bonus	8/17/2011	0	744,100	1,488,200	—	—	—	—	—	—
General RONA Bonus	8/17/2011	0	1,030,838	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/17/2011	0	81,120	(1)	—	—	—	—	—	—
LTIP Award (CY12-13-14)	1/25/2012	—	—	—	0	40,010	80,020	—	—	3,295,624(2)
Stock Incentives	8/17/2011	—	—	—	—	—	—	111,160	69.10	2,272,110
Jon P. Marten
Target Incentive Bonus	8/17/2011	0	167,000	334,000	—	—	—	—	—	—
General RONA Bonus	8/17/2011	0	214,650	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/17/2011	0	45,062	(1)	—	—	—	—	—	—
LTIP Award (CY12-13-14)	1/25/2012	—	—	—	0	7,690	15,380	—	—	633,425(2)
Stock Incentives	8/17/2011	—	—	—	—	—	—	21,360	69.10	436,598
Lee C. Banks
Target Incentive Bonus	8/17/2011	0	195,000	390,000	—	—	—	—	—	—
General RONA Bonus	8/17/2011	0	325,000	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/17/2011	0	45,251	(1)	—	—	—	—	—	—
Converted RONA Bonus (3)	1/25/2012	0	10,022	(1)	—	—	—	—	—	—
LTIP Award (CY12-13-14)	1/25/2012	—	—	—	0	10,600	21,200	—	—	873,122(2)
Stock Incentives	8/17/2011	—	—	—	—	—	—	29,460	69.10	602,162
Robert P. Barker
Target Incentive Bonus	8/17/2011	0	144,000	288,000	—	—	—	—	—	—
General RONA Bonus	8/17/2011	0	288,550	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/17/2011	0	45,062	(1)	—	—	—	—	—	—
LTIP Award (CY12-13-14)	1/25/2012	—	—	—	0	7,690	15,380	—	—	633,425(2)
Stock Incentives	8/17/2011	—	—	—	—	—	—	21,360	69.10	436,598

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas L. Williams
Target Incentive Bonus	8/17/2011	0	195,000	390,000	—	—	—	—	—	—
General RONA Bonus	8/17/2011	0	325,000	(1)	—	—	—	—	—	—
Converted RONA Bonus	8/17/2011	0	45,251	(1)	—	—	—	—	—	—
Converted RONA Bonus (3)	1/25/2012	0	10,022	(1)	—	—	—	—	—	—
LTIP Award (CY12-13-14)	1/25/2012	—	—	—	0	10,600	21,200	—	—	873,122(2)
Stock Incentives	8/17/2011	—	—	—	—	—	—	29,460	69.10	602,162

(1)	There are no maximum amounts for General RONA Bonuses or Converted RONA Bonuses. General RONA Bonuses and Converted RONA Bonuses are calculated as described in the Compensation Discussion and Analysis beginning on page 30.

(2)]	Calculated assuming a payout of 100% as described in footnote 2 to the Summary Compensation Table for Fiscal Year 2012 on page 45.

(3)	Each of Messrs. Banks and Williams received additional Converted RONA Bonus shares to account for ongoing dues and associated taxes for joining an additional private club.

The elements of executive compensation included in each Named Executive Officer’s total compensation as reported in the Summary Compensation Table for Fiscal Year 2012 on page 45 and the compensation programs under which the grants described in the Grants of Plan-Based Awards for Fiscal Year 2012 table above were made are described in the Compensation Discussion and Analysis, beginning on page 28.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2012

The following table sets forth information with respect to Stock Incentives and stock awards held by the Named Executive Officers as of June 30, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Donald E. Washkewicz	0	111,160(2)	69.1000	8/16/2021	—	—	—	—
	52,560	105,120(3)	62.3500	8/10/2020	—	—	—	—
	131,954	65,977(4)	49.4600	8/11/2019	—	—	—	—
	162,000	0	65.3400	8/12/2018	—	—	—	—
	155,250	0	60.9334	8/14/2017	—	—	—	—
	156,750	0	49.7534	8/15/2016	—	—	—	—
	152,250	0	43.7667	8/9/2015	—	—	—	—
	153,750	0	36.2600	8/10/2014	—	—	—	—
	77,621	0	71.1600	8/12/2013	—	—	—	—
	69,913	0	71.1600	8/6/2012	—	—	—	—
	—	—	—	—	11,728(5)	901,649	—	—
	—	—	—	—	25,345(6)	1,948,524	—	—
	—	—	—	—	39,686(7)	3,051,060	—	—
	—	—	—	—	—	—	72,194(8)	5,550,275
	—	—	—	—	—	—	98,920(9)	7,604,970
	—	—	—	—	—	—	80,020(10)	6,151,938
Jon P. Marten	0	21,360(2)	69.1000	8/16/2021	—	—	—	—
	2,457	4,913(3)	62.3500	8/10/2020	—	—	—	—
	6,353	3,177(4)	49.4600	8/11/2019	—	—	—	—
	7,800	0	65.3400	8/12/2018	—	—	—	—
	4,942	0	60.9334	8/14/2017	—	—	—	—
	4,950	0	49.7534	8/15/2016	—	—	—	—
	4,200	0	43.7667	8/9/2015	—	—	—	—
	2,550	0	36.2600	8/10/2014	—	—	—	—
	3,337	0	31.5267	8/12/2013	—	—	—	—
	—	—	—	—	290(5)	22,295	—	—
	—	—	—	—	1,377(6)	105,864	—	—
	—	—	—	—	4,499(7)	345,883	—	—
	—	—	—	—	—	—	10,272(8)	789,711
	—	—	—	—	—	—	19,000(9)	1,460,720
	—	—	—	—	—	—	15,380(10)	1,182,414
Lee C. Banks	0	29,460(2)	69.1000	8/16/2021	—	—	—	—
	13,930	27,860(3)	62.3500	8/10/2020	—	—	—	—
	28,509	14,254(4)	49.4600	8/11/2019	—	—	—	—
	35,000	0	65.3400	8/12/2018	—	—	—	—
	29,700	0	60.9334	8/14/2017	—	—	—	—
	27,225	0	49.7534	8/15/2016	—	—	—	—
	12,372	0	89.9300	8/9/2015	—	—	—	—
	14,173	0	76.6334	8/10/2014	—	—	—	—
	7,872	0	76.6334	8/12/2013	—	—	—	—
	—	—	—	—	3,907(5)	300,370	—	—
	—	—	—	—	9,362(6)	719,751	—	—
	—	—	—	—	14,801(7)	1,137,901	—	—
	—	—	—	—	—	—	15,630(8)	1,201,634
	—	—	—	—	—	—	26,220(9)	2,015,794
	—	—	—	—	—	—	21,200(10)	1,629,856

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Robert P. Barker	0	21,360(2)	69.1000	8/16/2021	—	—	—	—
	10,097	20,193(3)	62.3500	8/10/2020	—	—	—	—
	25,535	12,768(4)	49.4600	8/11/2019	—	—	—	—
	31,350	0	65.3400	8/12/2018	—	—	—	—
	29,700	0	60.9334	8/14/2017	—	—	—	—
	27,225	0	49.7534	8/15/2016	—	—	—	—
	25,500	0	43.7667	8/9/2015	—	—	—	—
	15,906	0	68.2734	8/10/2014	—	—	—	—
	18,184	0	68.2734	8/12/2013	—	—	—	—
	18,225	0	26.5600	8/6/2012	—	—	—	—
	—	—	—	—	1,956(5)	150,377	—	—
	—	—	—	—	4,404(6)	338,580	—	—
	—	—	—	—	8,248(7)	634,106	—	—
	—	—	—	—	—	—	13,770(8)	1,058,638
	—	—	—	—	—	—	19,000(9)	1,460,720
	—	—	—	—	—	—	15,380(10)	1,182,414
Thomas L. Williams	0	29,460(2)	69.1000	8/16/2021	—	—	—	—
	13,930	27,860(3)	62.3500	8/10/2020	—	—	—	—
	14,254	14,254(4)	49.4600	8/11/2019	—	—	—	—
	7,329	0	96.5600	8/11/2019	—	—	—	—
	35,000	0	65.3400	8/12/2018	—	—	—	—
	29,700	0	60.9334	8/14/2017	—	—	—	—
	7,748	0	82.2900	8/15/2016	—	—	—	—
	3,495	0	82.2900	8/9/2015	—	—	—	—
	2,239	0	63.2800	8/9/2015	—	—	—	—
	—	—	—	—	3,639(5)	279,766	—	—
	—	—	—	—	9,362(6)	719,751	—	—
	—	—	—	—	14,801(7)	1,137,901	—	—
	—	—	—	—	—	—	15,630(8)	1,201,634
	—	—	—	—	—	—	26,220(9)	2,015,794
	—	—	—	—	—	—	21,200(10)	1,629,856

(1)	The market value is calculated by multiplying the closing price of our Common Stock on June 29, 2012 ($76.88) by the number of shares.

(2)	Represents Stock Incentives granted on August 17, 2011. The Stock Incentives vest in three equal annual installments beginning August 17, 2012.

(3)	Represents Stock Incentives granted on August 11, 2010. The Stock Incentives vest in three equal annual installments beginning August 11, 2011.

(4)	Represents Stock Incentives granted on August 12, 2009. The Stock Incentives vest in three equal annual installments beginning August 12, 2010.

(5)	Represents restricted shares issued in payment under our FY2007-08-09 LTIP Award that will vest on August 12, 2012.

(6)	Represents restricted shares issued in payment under our FY2008-09-10 LTIP Award that will vest on August 11, 2013.

(7)	Represents restricted shares issued in payment under our FY2009-10-11 LTIP Award that will vest on August 17, 2014.

(8)	Assumes that we exceed our target performance goals and payout will be at 200% of the target LTIP Award value. Payouts under the CY2010-11-12 LTIP Awards will be in common shares and will vest December 31, 2012.

(9)	Assumes that we exceed our target performance goals and payout will be at 200% of the target LTIP Award value. Payouts under the CY2011-12-13 LTIP Awards will be in common shares and will vest December 31, 2013.

(10)	Assumes that we exceed our target performance goals and payout will be at 200% of the target LTIP Award value. Payouts under the CY2012-13-14 LTIP Awards will be in common shares and will vest December 31, 2014.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2012

The following table sets forth information with respect to restricted shares issued under LTIP Awards that vested for the Named Executive Officers during fiscal year 2012. None of the Named Executive Officers exercised Stock Incentives during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Donald E. Washkewicz	—	—	219,766	16,432,164
Jon P. Marten	—	—	18,670	1,435,350
Lee C. Banks	—	—	44,674	3,358,384
Robert P. Barker	—	—	40,519	3,037,224
Thomas L. Williams	—	—	41,949	3,168,778

(1)	Calculated by multiplying the number of shares acquired by the closing price of our common stock on the applicable vesting date.

PENSION BENEFITS FOR FISCAL YEAR 2012

The following table sets forth the actuarial present value of the benefits accumulated by each of the Named Executive Officers under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Donald E. Washkewicz	Pension Plan Pension Restoration Plan Supplemental Retirement Program	40 38.1 40	2,403,874 15,873,541 4,710,930	0 0 0
Jon P. Marten	Pension Plan Pension Restoration Plan Supplemental Retirement Program	24.9 24.9 24.9	665,515 815,953 1,387,956	0 0 0
Lee C. Banks	Pension Plan Pension Restoration Plan Supplemental Retirement Program	20.6 20.6 20.6	422,317 1,663,540 2,562,872	0 0 0
Robert P. Barker	Pension Plan Pension Restoration Plan Supplemental Retirement Program	38.9 36.8 38.9	2,456,552 3,577,340 618,234	0 0 0
Thomas L. Williams	Pension Plan Pension Restoration Plan Supplemental Retirement Program	8.6 8.6 8.6	210,361 810,566 3,116,249	0 0 0

(1)	Credited Service in the Pension Restoration Plan is frozen as of the date the Named Executive Officer becomes 100% vested in the Supplemental Retirement Program (typically age 60). Both of Messrs. Washkewicz and Barker are over age 60.

(2)	The present value of the accumulated benefits is calculated under each plan using the following assumptions: (i) a discount rate of 3.91%; (ii) no pre-retirement decrements; and (iii) retirement at age 65.

For the Pension Plan, additional assumptions include: (i) participants elect a life annuity; and (ii) the 2012 Static Mortality Table for Annuitants and Non-Annuitants per Section 1.430(h)(3)-1(e) of the Internal Revenue Code.

For the Pension Restoration Plan, using each Named Executive Officer’s participant elections under the Pension Restoration Plan, additional assumptions include: (i) calculating lump sums using the applicable mortality table under Section 417(e) of the Internal Revenue Code; and (ii) a discount rate of 3.91%.

For the Supplemental Retirement Program, using each Named Executive Officer’s participant elections under the Supplemental Retirement Program, additional assumptions include: (i) calculating lump sums using a life expectancy based on the 1983 Group Annuity Mortality Table (80% male) (other than for Mr. Marten, whose lump sum was based on the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2012); and (ii) a discount rate of 4.08%.

The Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program are described in the Compensation Discussion and Analysis, beginning on page 37.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2012

The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for the Named Executive Officers participating in the Savings Restoration Plan and the Executive Deferral Plan during fiscal year 2012.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Donald E. Washkewicz
Savings Restoration Plan	12,128	7,100	(40,385)	0	590,340(3)
Executive Deferral Plan	0	0	32,294	0	3,482,038
Jon P. Marten
Savings Restoration Plan	22,026	6,118	(4,309)	0	177,533(3)
Executive Deferral Plan	17,500	0	2,510	0	60,645
Lee C. Banks
Savings Restoration Plan	26,480	7,496	(24,919)	0	448,382(3)
Executive Deferral Plan	0	0	(83,574)	0	4,020,286
Robert P. Barker
Savings Restoration Plan	25,555	7,244	(70,039)	0	582,182(3)
Executive Deferral Plan	0	0	42,316	0	3,799,171
Thomas L. Williams
Savings Restoration Plan	26,480	7,496	(3,962)	0	250,385(3)
Executive Deferral Plan	0	0	662	0	11,822

(1)	For each of the Named Executive Officers, amounts are included in the “Salary” column and referenced in footnote 1 of the Summary Compensation Table for Fiscal Year 2012 on page 45.
(2)	Amounts are included along with our contributions to the Retirement Savings Plan, which is a qualified deferred compensation plan, in the “Company Contributions to Defined Contribution Plans” column in the All Other Compensation components table in footnote 6 of the Summary Compensation Table for Fiscal Year 2012 on page 46.
(3)	Includes the following amounts that were deferred during fiscal year 2011 under the Savings Restoration Plan: Mr. Washkewicz —$11,550; Mr. Marten—$29,636; Mr. Banks—$26,483; Mr. Barker—$26,385; and Mr. Williams—$26,483.

The Savings Restoration Plan and the Executive Deferral Plan are described in the Compensation Discussion and Analysis, beginning on page 38. The investment options under both plans are identical. During fiscal year 2012, there were up to eleven investment funds that a Named Executive Officer could choose with annual rates of return for the year ended June 30, 2012 ranging from (26.55%) to 12.78%. Under the plans, participants have the ability to change their investments at any time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

AT JUNE 30, 2012

Each of the Named Executive Officers may be entitled to payments under our executive compensation program upon a termination of employment or a change in control. The events which may trigger these payments include death, long-term disability, retirement, termination for cause, termination without cause, resignation, change in control or a qualifying termination in connection with a change in control. The following narratives and tables describe the payments the Named Executive Officers may receive under the written terms of our executive compensation program plans and arrangements as in effect on June 30, 2012 for each triggering event as if the triggering event occurred on June 30, 2012.

Payments Generally Available

A Named Executive Officer will generally receive the following upon termination of employment:

•	base salary earned but not yet paid as of the date of termination;

•	Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses and Volume Incentive Bonuses earned but not yet paid as of the date of termination;

•	LTIP Award payouts for the most recently completed three-year performance period not yet paid as of the date of termination;

•

amounts accrued and vested under the Pension Plan, the Pension Restoration Plan and the Supplemental Retirement Program as of the date of termination, as described in the Compensation Discussion and Analysis beginning on page 37;

•

account balances under the Retirement Savings Plan, the Savings Restoration Plan and the Executive Deferral Plan as of the date of termination, as described in the Compensation Discussion and Analysis beginning on page 37; and

•	any accrued and unused vacation pay as of the date of termination.

The Committee may, however, reduce any payments of a Target Incentive Bonus, Volume Incentive Bonus or LTIP Award payout in its sole discretion, up to and including a reduction to zero.

In determining the amounts reflected in the following tables, we used the following general assumptions and principles.

•

We assumed that each of the triggering events occurred on June 30, 2012. This includes our assumption that, upon a qualifying termination in connection with a change in control, the qualifying termination and change in control both occurred on June 30, 2012.

•

We did not include amounts for base salaries, Target Incentive Bonuses, General RONA Bonuses, Converted RONA Bonuses, Volume Incentive Bonuses or fiscal year 2010-11-12 LTIP Award payouts in the following tables because the amounts are already earned and are not affected by the triggering events, which are assumed to occur on June 30, 2012.

•	Amounts were calculated based on each Named Executive Officer’s age, compensation and years of service as of June 30, 2012.

•

All present values of pension amounts shown for the Pension Plan assume a 3.91% discount rate, the 2012 Static Mortality Table for Annuitants and Non-Annuitants per Section 1.430(h)(3)—1(e) of the Internal Revenue Code, and assume that the annuity payment elected is 50% joint and survivor.

•

With the exception of the values for the Supplemental Retirement Program in the “Change in Control” and “Qualifying Termination in Connection with a Change in Control” columns, all lump sum values of pension amounts shown assume the following:

•	for the Pension Restoration Plan, segment rates (after phase-in) of 1.54%, 4.30% and 5.145%, and the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2012; and

•

for the Supplemental Retirement Program, a 4.08% discount rate and life expectancy based on 1983 Group Annuity Mortality Table (80% male) (other than Mr. Marten, whose lump sum was based on the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2012).

•

We did not include amounts for account balances in the Retirement Savings Plan because this plan is available to all salaried employees. We did not include amounts for account balances under the Savings Restoration Plan and the Executive Deferral Plan because these amounts, which are reported under the “Aggregate Balance at Last Fiscal Year End” column in the Nonqualified Deferred Compensation for Fiscal Year 2012 table on page 53, would not be increased in connection with any triggering event.

Payments upon Death

Upon the death of a Named Executive Officer, in addition to the “Payments Generally Available” described above, the estate or beneficiary of the Named Executive Officer will receive the following:

•	accelerated vesting of all outstanding Stock Incentives;

•

for Stock Incentives granted on or before August 11, 2010 and for Stock Incentives granted on or after August 17, 2011 if the Named Executive Officer is not retirement eligible at the time of death, retention of all outstanding Stock Incentives for the earlier of (i) two years after the Named Executive Officer’s death or (ii) the expiration date listed in the grant letter;

•

for Stock Incentives granted on or after August 17, 2011 if the Named Executive Officer is retirement eligible at the time of death, retention of all outstanding Stock Incentives until the expiration date listed in the grant letter;

•	accelerated vesting of the unvested portion of the Named Executive Officer’s account under our Executive Deferral Plan;

•	accelerated vesting of restricted shares issued in payment of LTIP Awards;

•

pro-rated LTIP Award payouts for the calendar year 2010-11-12, calendar year 2011-12-13 and calendar year 2012-13-14 performance periods, to be determined at the end of the respective performance periods, based on the number of full quarters served during the performance period; and

•	death benefits under the Officer Life Insurance Plan as described in the Compensation Discussion and Analysis on page 40.

In determining the amounts payable upon death reported in the following tables, the following assumptions and principles were used.

•	For restricted stock that vested on the triggering event, the shares were valued at an amount per share equal to the closing stock price on June 29, 2012 ($76.88).

•

To calculate the estimated value of the LTIP Awards, we assumed a payout of 100% of the pro-rated LTIP Award target amount and used our closing stock price on June 29, 2012 ($76.88). Because the payout of the LTIP Awards is dependent upon our performance against the Peer Group during the three-year performance period, a Named Executive Officer’s actual payout could range from a minimum of zero to a maximum of 200% of the Named Executive Officer’s pro-rated LTIP Award target amount.

•

The death benefit payable under the Officer Life Insurance Plan is funded through individual life insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policy.

Payments upon Long-Term Disability

Upon the long-term disability of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that:

(i)	the term for all outstanding Stock Incentives will continue for the remainder of their ten-year terms; and

(ii)	the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan.

In addition, the Named Executive Officer will receive the following:

•	monthly benefits under the Executive Long Term Disability Plan;

•	six months of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer; and

•	premium payments under the Officer Life Insurance Plan for the greater of ten years from commencement of plan participation or the number of years until the Named Executive Officer reaches age 65.

The benefit in the following tables for each of the Named Executive Officers under the Executive Long-Term Disability Plan represents one year of long term disability benefits which are capped at $396,000 for one year. The disability benefit payable under the plan is funded through group and individual long-term disability insurance policies owned by each of the Named Executive Officers that would be paid by the insurance company issuing the policies.

Payments upon Retirement

Upon the retirement of a Named Executive Officer at (A) age 65 or older, or (B) age 55 or older with at least 10 years of service, the Named Executive Officer will receive the “Payments Generally Available” described above and the “Payments Upon Death” described above, except that:

(i)	the vesting schedule in all outstanding Stock Incentives will continue;

(ii)	the term for all outstanding Stock Incentives will continue for the remainder of their ten-year terms;

(iii)	if the Named Executive Officer is (A) age 65 or older, or (B) age 60 or older with at least 10 years of service and 12 months of continuous employment during the performance periods, he will receive a full LTIP Award payout for calendar year 2011-12-13 and calendar year 2012-13-14 performance periods, to be determined at the end of the performance periods, as if he had remained continuously employed through the end of the performance periods; and

(iv)	the Named Executive Officer will not receive death benefits under the Officer Life Insurance Plan until death subsequently occurs.

However, if the Named Executive Officer is less than 60 years of age on the date of retirement, then the Named Executive Officer must seek early retirement approval from the Human Resources and Compensation Committee to receive payments with respect to the following:

•	the Supplemental Retirement Program;

•	account balance in the unvested portion of the Named Executive Officer’s LTIP Award deferrals under our Executive Deferral Plan; and

•	accelerated vesting of restricted shares issued under LTIP Awards.

In addition, the Named Executive Officer must be at least 55 years of age on the date of retirement to continue to receive premium payments under the Officer Life Insurance Plan which will continue for the greater of ten years from commencement of plan participation or the number of years until the Named Executive Officer reaches age 65.

In determining the amounts payable upon retirement reported in the following tables, we assumed that the Named Executive Officer did not receive Human Resources and Compensation Committee approval for early retirement.

Payments upon Termination for Cause or Resignation

Upon the termination for cause or the resignation of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above, except that the Named Executive Officer will (i) forfeit his Supplemental Retirement Program Benefit if the termination for cause is the result of competition by the Named Executive Officer against us, and (ii) forfeit his LTIP Awards if the termination or resignation occurs during the applicable performance period.

In determining the amounts payable upon termination for cause under the Supplemental Retirement Program, we assumed that the termination did not result from competition against us.

Payments Upon Termination Without Cause

Upon the termination without cause of a Named Executive Officer, the Named Executive Officer will receive the “Payments Generally Available” described above. In addition, if the Named Executive Officer signs a release of all claims against us, the Named Executive Officer will receive a lump sum payment equal to one week’s pay for each full year of service up to a maximum of twenty-six weeks of pay and continuation of premium payments for medical and dental insurance based on the applicable COBRA rates for the Named Executive Officer for up to three months.

In determining the amounts payable upon termination without cause reported in the following tables, we assumed that the Named Executive Officer signed a release.

Payments upon a Change in Control

A Change in Control occurs if and when:

•

subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities representing 20% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the Board of Directors;

•

during any period of 24 consecutive months, individuals who at the beginning of such 24-month period were our directors, which we refer to as the Incumbent Board, cease to constitute at least a majority of the Board of Directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the Incumbent Board;

•	our shareholders approve a plan of complete liquidation or dissolution; or

•	we enter into a merger, consolidation or other reorganization, or sell all of our assets, unless:

•

immediately following the business combination, (1) more than 50% of the total voting power eligible to elect directors of the resulting entity is represented by shares that were common shares immediately prior to the business combination, (2) subject to certain exceptions, no person becomes the beneficial owner, directly or indirectly, of 20% or more of the voting power of the entity resulting from the business combination, and (3) at least a majority of the members of the board of directors of the resulting entity were members of the Incumbent Board at the time of the approval by the Board of Directors of the execution of the initial agreement providing for such business combination; or

•

the business combination is effected by means of the acquisition of common shares from us, and the Board of Directors approves a resolution providing expressly that such business combination does not constitute a Change in Control.

On July 21, 2008, we adopted certain amendments to our deferred compensation plans and arrangements to comply with Section 409A of the Internal Revenue Code. The amendments included certain modifications to the above definition of “Change in Control” for purposes of those plans and arrangements which were necessary to comply with the definition required by Section 409A.

A Change in Control, either with or without a qualifying termination of a Named Executive Officer (as described below in “Payments upon a Qualifying Termination in Connection with a Change in Control”), has the following effects under the executive compensation plans:

•	any outstanding unvested Stock Incentive held by an executive officer vests and becomes exercisable immediately upon a Change in Control;

•

any outstanding unvested shares of restricted stock issued or unvested Executive Deferral Plan amounts credited to an executive officer pursuant to LTIP Awards vest immediately in the event of a Change in Control;

•

any outstanding LTIP Award will be paid in common shares equal to the greater of (i) the target LTIP Award or (ii) the LTIP Award that would be payable at the end of the performance period assuming a level of financial performance equivalent to that existing at the fiscal quarter end immediately preceding the date of the Change in Control;

•

upon a Change in Control, all amounts previously deferred by the executive under the Executive Deferral Plan, together with a “make whole” amount designed to compensate the executive for the lost opportunity to continue to defer receipt of such income (and the earnings thereon) pursuant to elections made under the Executive Deferral Plan, will be paid to the executive; and

•

upon a Change in Control, under the Supplemental Retirement Program each participant will receive three additional years of age and service credit, a lump-sum payment equal to the present value of the participant’s vested benefit under the Supplemental Retirement Program, and a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code on such lump sum payment.

In determining the amounts payable upon a Change in Control reported in the following tables, the following assumptions or principles were used.

•	We used the same assumptions in “Payments Generally Available” described above.

•	We assumed that the Change in Control met the requirements of a Change in Control under Section 409A of the Internal Revenue Code unless otherwise noted.

•	For restricted stock that vested on the triggering event, we valued the shares at an amount per share equal to our closing stock price on June 29, 2012 ($76.88).

•

For Stock Incentives that vested on the triggering event, we valued the Stock Incentives at an amount per share equal to the difference between our closing stock price on June 29, 2012 ($76.88) and the grant price per share for each of the Stock Incentives.

•

For lump sum present values for the Supplemental Retirement Program, we assumed a 1.25% discount rate for a Change in Control that meets the requirements under Section 409A of the Internal Revenue Code and a 4.08% discount rate for a Change in Control that does not meet the requirements of Section 409A. In both instances, we used the life expectancy based on 1983 Group Annuity Mortality Table (80% male) (other than Mr. Marten, whose lump sum was based on the applicable mortality table under Section 417(e) of the Internal Revenue Code for 2012).

•

To calculate the value of the LTIP Awards, we assumed a payout of 200% of the target LTIP Award and a share price of $76.88 based on our financial performance against the Peer Group and closing stock price as of June 29, 2012.

Payments upon a Qualifying Termination in Connection with a Change in Control

Each of the Change in Control Agreements requires two triggering events to result in any severance payments to the Named Executive Officers:

•	Change in Control; and

•	termination of the employment of the Named Executive Officer in connection with a Change in Control.

Each Change in Control Agreement provides that, if the employment of the Named Executive Officer is terminated during the three years following a Change in Control, or prior to a Change in Control, where the termination was in anticipation of the Change in Control, either by us without “Cause” (as defined in the Change in Control Agreements) or by the Named Executive Officer for “Good Reason” (as described below), the Named Executive Officer shall be entitled to receive the “Payments upon a Change in Control” described above and the following:

•	pro rata base salary, unused vacation, and annual cash and long-term incentive compensation for the year of termination of employment;

•	severance pay equal to three times the executive’s annual base salary and annual cash incentive compensation, other than Converted RONA Bonuses;

•	continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for a period of three years;

•

to the extent not previously received, all amounts previously deferred under our non-qualified income deferral plans, together with a “make-whole” amount as described above, where the Named Executive Officer’s termination occurs within two years of a Change in Control that constitutes a “change in control” as defined under Section 409A of the Internal Revenue Code; and

•	a “gross-up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code.

“Good Reason” for termination of employment by the Named Executive Officer includes, without limitation, diminution in duties, reduction in compensation or benefits, relocation, or termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the Change in Control.

The following tables illustrate the payments that each Named Executive Officer would have received if any of the triggering events occurred on June 30, 2012.

Donald E. Washkewicz

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	606,351	—	10,498,684
Accelerated Vesting of Stock Incentives	4,201,308	4,201,308	—	—	—	4,201,308	4,201,308
Accelerated Vesting of Restricted Stock	5,901,232	5,901,232	5,901,232	—	—	5,901,232	5,901,232
Pension Plan	1,288,311	2,505,363	2,505,363	2,505,363	2,505,363	2,505,363	2,505,363
Pension Restoration Plan	7,720,047	15,242,804	15,242,804	15,242,804	15,242,804	15,242,804(1)	15,242,804
Supplemental Retirement Program	16,063,330	9,462,854	9,462,854	9,462,854	9,462,854	18,502,384(1)	18,502,384(2)
Executive Deferral Plan	—	—	—	—	—	268,324(1)	268,324
LTIP Awards	4,726,518	4,726,518	6,627,761	—	—	19,307,182	19,307,182
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Executive Long-Term Disability Premiums	—	—	—	—	—	—	20,999
Medical and Dental Benefits	—	8,176	—	—	4,088	—	49,055
Officer Life Insurance Benefit	6,063,750	—	—	—	—	—	—
Officer Life Insurance Premiums	—	237,065	0	—	—	—	381,549
Excise and Related Income Tax Gross-Up	—	—	—	—	—	0	0
Vacation Pay	93,084	93,084	93,084	93,084	93,084	93,084	93,084
Total	46,057,580	42,774,404	39,833,098	27,304,105	27,914,544	66,021,681	76,971,968

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $11,009,955. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Jon P. Marten

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	240,780	—	2,647,500
Accelerated Vesting of Stock Incentives	324,680	324,680	—	—	—	324,680	324,680
Accelerated Vesting of Restricted Stock	474,042	474,042	—	—	—	474,042	474,042
Pension Plan	301,212	607,617	607,617	607,617	607,617	607,617	607,617
Pension Restoration Plan	327,538	638,874	638,874	638,874	638,874	638,874(1)	638,874
Supplemental Retirement Program	3,084,932	2,664,138	—	—	2,664,138	7,855,846(1)	7,855,846(2)
Executive Deferral Plan	—	—	—	—	—	15,573(1)	15,573
LTIP Awards	792,761	792,761	792,761	—	—	3,432,846	3,432,846
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Executive Long-Term Disability Premiums	—	—	—	—	—	—	23,872
Medical and Dental Benefits	—	9,134	—	—	4,567	—	54,804
Officer Life Insurance Benefit	1,431,000	—	—	—	—	—	—
Officer Life Insurance Premiums	—	233,679	27,147	—	—	—	155,934
Excise and Related Income Tax Gross-Up	—	—	—	—	—	3,805,137	6,900,201
Vacation Pay	32,035	32,035	32,035	32,035	32,035	32,035	32,035
Total	6,768,200	6,172,960	2,098,434	1,278,526	4,188,011	17,186,650	23,163,824

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $5,315,695. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Lee C. Banks

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	249,992	—	3,751,480
Accelerated Vesting of Stock Incentives	1,024,849	1,024,849	—	—	—	1,024,849	1,024,849
Accelerated Vesting of Restricted Stock	2,158,022	2,158,022	—	—	—	2,158,022	2,158,022
Pension Plan	149,845	324,991	324,991	324,991	324,991	324,991	324,991
Pension Restoration Plan	486,838	1,169,753	1,080,025	1,080,025	1,080,025	1,080,025(1)	1,080,025
Supplemental Retirement Program	4,498,566	4,675,489	—	—	—	9,664,591(1)	9,664,591(2)
Executive Deferral Plan	—	—	—	—	—	1,817,081(1)	1,817,081
LTIP Awards	1,140,451	1,140,451	—	—	—	4,847,284	4,847,284
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Executive Long-Term Disability Premiums	—	—	—	—	—	—	13,093
Medical and Dental Benefits	—	8,439	—	—	4,220	—	50,636
Officer Life Insurance Benefit	1,950,000	—	—	—	—	—	—
Officer Life Insurance Premiums	—	228,613	—	—	—	—	0
Excise and Related Income Tax Gross-Up	—	—	—	—	—	4,278,942	9,384,523
Vacation Pay	41,575	41,575	41,575	41,575	41,575	41,575	41,575
Total	11,450,146	11,168,182	1,446,591	1,446,591	1,700,803	25,237,360	34,158,150

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $6,384,288. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Robert P. Barker

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	288,538	—	3,298,790
Accelerated Vesting of Stock Incentives	809,684	809,684	—	—	—	809,684	809,684
Accelerated Vesting of Restricted Stock	1,123,063	1,123,063	1,123,063	—	—	1,123,063	1,123,063
Pension Plan	1,204,423	2,527,701	2,527,701	2,527,701	2,527,701	2,527,701	2,527,701
Pension Restoration Plan	1,596,536	3,438,794	3,438,794	3,438,794	3,438,794	3,438,794(1)	3,438,794
Supplemental Retirement Program	3,900,534	1,775,257	1,775,257	1,775,257	1,775,257	4,722,440(1)	4,722,440(2)
Executive Deferral Plan	—	—	—	—	—	406,787(1)	406,787
LTIP Awards	904,814	904,814	1,269,994	—	—	3,701,772	3,701,772
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Executive Long-Term Disability Premiums	—	—	—	—	—	—	27,480
Medical and Dental Benefits	—	4,748	—	—	2,374	—	28,487
Officer Life Insurance Benefit	1,731,300	—	—	—	—	—	—
Officer Life Insurance Premiums	—	201,089	110,657	—	—	—	0
Excise and Related Income Tax Gross-Up	—	—	—	—	—	0	4,436,916
Vacation Pay	83,068	83,068	83,068	83,068	83,068	83,068	83,068
Total	11,353,422	11,264,218	10,328,534	7,824,820	8,115,732	16,813,309	24,604,982

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $2,681,856. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

Thomas L. Williams

	Death	Long-Term Disability	Retirement	Termination for Cause or Resignation	Termination without Cause	Change in Control	Qualifying Termination in Connection with a Change in Control
Severance Pay	—	—	—	—	99,997	—	3,751,480
Accelerated Vesting of Stock Incentives	1,024,849	1,024,849	—	—	—	1,024,849	1,024,849
Accelerated Vesting of Restricted Stock	2,137,418	2,137,418	—	—	—	2,137,418	2,137,418
Pension Plan	82,265	166,280	166,280	166,280	166,280	166,280	166,280
Pension Restoration Plan	273,855	569,969	562,098	562,098	562,098	562,098(1)	562,098
Supplemental Retirement Program	4,726,540	5,186,930	—	—	—	10,202,799(1)	10,202,799(2)
Executive Deferral Plan	—	—	—	—	—	3,628(1)	3,628
LTIP Awards	1,140,451	1,140,451	—	—	—	4,847,284	4,847,284
Executive Long-Term Disability Benefit	—	396,000	—	—	—	—	—
Executive Long-Term Disability Premiums	—	—	—	—	—	—	16,776
Medical and Dental Benefits	—	9,027	—	—	4,514	—	54,165
Officer Life Insurance Benefit	1,950,000	—	—	—	—	—	—
Officer Life Insurance Premiums	—	276,043	—	—	—	—	0
Excise and Related Income Tax Gross-Up	—	—	—	—	—	4,647,686	9,021,794
Vacation Pay	24,945	24,945	24,945	24,945	24,945	24,945	24,945
Total	11,360,323	10,931,912	753,323	753,323	857,834	23,616,987	31,813,516

(1)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the Change in Control is “0.” There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

(2)	If the Change in Control does not meet the requirements of a Change in Control under Section 409A of the Internal Revenue Code, payment at the time of the qualifying termination in connection with a Change in Control is $7,226,044. There would also be a corresponding reduction in the excise and related income tax gross-up and in his total payments.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2012

The following table sets forth compensation information for our non-employee Directors for fiscal year 2012.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	All Other Compensation ($)(5)	Total ($)
Robert G. Bohn	102,500	117,408	—	1,756	221,664
Linda S. Harty	117,500	117,408	—	1,756	236,664
William E. Kassling	102,500	117,408	—	1,756	221,664
Robert J. Kohlhepp	127,500	117,408	—	11,756	256,664
Klaus-Peter Müller	68,333	117,408	25,681(4)	1,756	213,178
Candy M. Obourn	93,750	117,408	—	1,756	212,914
Joseph M. Scaminace	102,500	117,408	—	9,156	229,064
Wolfgang R. Schmitt	102,500	117,408	—	1,756	221,664
Åke Svensson	93,958	117,408		1,756	213,122
Markos I. Tambakeras(6)	34,167	0	—	0	34,167
James L. Wainscott	110,000	117,408	—	6,756	234,164

(1)	Donald E. Washkewicz, our Chairman of the Board, Chief Executive Officer and President, is not included in this table because he is a Named Executive Officer and received no additional compensation in his capacity as a Director. The compensation paid by us to Mr. Washkewicz in fiscal year 2012 is reflected in the Summary Compensation Table on page 45.

(2)	During fiscal year 2012, the following Directors elected to defer either a portion or all of their annual retainer under our Deferred Compensation Plan for Directors: Ms. Harty $58,750 and Mr. Kassling $102,500.

(3)	This column represents the aggregate grant date fair value of a restricted stock award under our 2004 Non-Employee Directors’ Stock Incentive Plan granted in fiscal year 2012 in the amount of 1,501 shares granted to each of our non-employee Directors except for Mr. Tambakeras who was not a Director at the time of the grant. The amount was computed in accordance with FASB ASC Topic 718 and was calculated using the average of the high and low stock price on the date of grant.

There were no forfeitures of stock awards by any of the directors during fiscal year 2012. As of June 30, 2012, each director, other than Mr. Tambakeras, had the following aggregate number of unvested stock awards: 1,501 shares. As of June 30, 2012, Mr. Tambakeras did not have any unvested stock awards.

(4)	Amount reflects the aggregate grant date fair value for fiscal year 2012 computed in accordance with FASB ASC Topic 718 of stock option grants under our 2004 Non-Employee Directors’ Stock Incentive Plan. The amount was calculated using the Black-Scholes option pricing model with the following assumptions:

Fiscal Year of Grant	Type of Grant	Risk-free Interest Rate	Expected Life of Award	Expected Dividend Yield of Stock	Expected Volatility of Stock
2012	Reload Grant	0.85%	3.75 years	1.56%	42.6%
During fiscal year 2012, Mr. Schmitt had 366 stock options that were “under water” lapse. As of June 30, 2012, each director had the following aggregate number of outstanding stock options: each of Ms. Harty and Messrs. Bohn, Kassling, Scaminace, Svensson, Tambakeras and Wainscott—0 options; Mr. Kohlhepp—5,235 options; Mr. Müller—1,119 options; Ms. Obourn—9,000 options; and Mr. Schmitt—4,572 options.

(5)	The amounts reported in this column include (a) the dividends earned on the restricted stock awards granted in fiscal year 2012 reported in footnote 3 to this table and (b) the following matching gifts under our Matching Gifts Program: Mr. Kohlhepp—$10,000; Mr. Scaminace—$7,400; and Mr. Wainscott—$5,000.

(6)	Mr. Tambakeras decided not to stand for re-election at our 2011 Annual Meeting of Shareholders.

Compensation of Directors

Directors who are also our employees do not receive any additional compensation for their services as Directors. During fiscal year 2012, non-employee Directors received an annual retainer, meeting fees (if applicable), and a restricted stock award. Our non-employee Directors are also eligible to participate in our Matching Gifts Program as described in the Compensation Discussion and Analysis on page 42 of this Proxy Statement. The following annual retainers of the non-employee Directors were approved on August 11, 2010 and August 15, 2012, respectively:

	Approved August 11, 2010	Approved August 15, 2012
	From 10/01/2010 through 10/23/2012	Effective beginning 10/24/2012
Annual retainer for Corporate Governance and Nominating Committee Chair:	$127,500	$145,000
Annual retainer for Audit Committee Chair:	$117,500	$135,000
Annual retainer for Human Resources and Compensation Committee Chair:	$112,500	$130,000
Annual retainer for the Finance Committee:	$110,000	$127,500
Annual retainer for non-chair committee members:	$102,500	$120,000

In addition to the annual retainers described above, non-employee Directors were entitled to receive a $2,000 fee for attending each Board of Directors or Committee meeting that exceeds the number of regularly scheduled Board of Directors or Committee meetings in a fiscal year by more than two. During fiscal year 2012, neither the Board of Directors nor any of the Committees met more than two times beyond their regularly scheduled meetings.

During fiscal year 2012, Directors could elect to defer all or a portion of their annual retainers under our Deferred Compensation Plan for Directors.

Each Director who was serving as a Director on October 26, 2011 and who was not a current or retired employee was granted 1,501 shares of restricted stock as of October 26, 2011 under our 2004 Non-Employee Directors Stock Incentive Plan. The original terms of the shares provide that the shares will vest 100% on October 24, 2012, except that if a Director ceases to be a Director for any reason prior to October 24, 2012, a pro-rated portion of her or his restricted shares will vest immediately on the date of termination and the remaining shares will be forfeited. All shares of restricted stock earn dividends payable directly to each Director to whom they are issued.

ITEM 2 – RATIFICATION OF THE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors recommends ratification of its appointment of D&T as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ending June 30, 2013. D&T served as the independent registered public accounting firm to audit our financial statements as of and for the fiscal year ended June 30, 2012. A representative of D&T is expected to be present at the Annual Meeting of Shareholders and available to respond to appropriate questions, and will have an opportunity to make a statement if he or she desires to do so. Ratification of the appointment of D&T as the independent registered public accounting firm for the fiscal year ending June 30, 2013 requires the affirmative vote of the holders of at least a majority of the shares of our common stock present or represented and entitled to vote on the proposal at the Annual Meeting of Shareholders.

Audit Fees.    The aggregate fees billed or expected to be billed by D&T for the fiscal years ended June 30, 2012 and June 30, 2011 for auditing our annual consolidated financial statements, reviewing our interim financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC and services normally provided in connection with statutory and regulatory filings or engagements were $8.17 million and $7.76 million, respectively.

Audit-Related Fees.    The aggregate fees billed by D&T during the fiscal years ended June 30, 2012 and June 30, 2011 for assurance and related services provided to us that are reasonably related to the performance of the audit or review of our financial statements and are not included in “Audit Fees” above were $289,436 and $111,161, respectively. The fees billed related primarily to audit procedures required to respond to or comply with financial, accounting or regulatory reporting matters and internal control reviews and reporting requirements.

Tax Fees.    The aggregate fees billed by D&T during the fiscal years ended June 30, 2012 and June 30, 2011 with respect to tax compliance services, such as global assistance in preparing various types of tax returns, were $2.41 million and $2.36 million, respectively, and for tax planning services generally related to our restructurings, were $2.02 million and $2.56 million, respectively.

All Other Fees.    The aggregate fees billed by D&T during the fiscal years ended June 30, 2012 and June 30, 2011 that are not included in the above categories were $2,867 and $2,405, respectively, for training sessions.

Audit Committee Pre-Approval Policies and Procedures.    In accordance with the SEC’s rules issued pursuant to the Sarbanes-Oxley Act of 2002, which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by our independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent registered public accounting firm. The policy specifically pre-approves certain services up to a budgeted amount to be determined annually by the Audit Committee. All other services require Audit Committee approval on a case-by-case basis.

All of the services described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Audit Committee in accordance with our formal policy on auditor independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF D&T AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2013.

ITEM 3 – PROPOSAL TO APPROVE THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS ON A NON-BINDING, ADVISORY BASIS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related SEC rules, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of the Named Executive Officers as disclosed on pages 17-64 of this Proxy Statement. We encourage our shareholders to carefully read this Proxy Statement in its entirety before deciding whether or not to vote for or against this Item 3.

As described in detail throughout our Compensation Discussion and Analysis beginning on page 17 of this Proxy Statement, and as summarized in the “Executive Summary – Fiscal Year 2012” section beginning on page 17 of this Proxy Statement, our executive compensation program features, among other things, the following:

•

A “pay-for-performance” structure which ensures that a significant portion of the compensation for our executive officers is “at-risk,” is dependent on the short-term and long-term performance of our business and encourages and rewards performance that drives the key goals, operational priorities and metrics that we use to profitably grow our business and enhance shareholder value.

•

A structure which ensures that our executive compensation program aligns the interests of our executive officers and our shareholders, is not overly weighted towards annual cash incentive compensation and does not otherwise have the potential to threaten long-term shareholder value by promoting unnecessary or excessive risk-taking by our executive officers;

•

A structure consistent with our philosophy of targeting executive compensation at market median, which allows us to remain competitive with companies that compete with us for talented employees and shareholder investment;

•

Various executive compensation practices that contribute to good corporate governance, including a “claw-back policy,” stock ownership guidelines for Directors and executive officers, hedging and other stock ownership restrictions, and an annual compensation risk review; and

•

Detailed and effective oversight and decision-making by a highly-independent Board of Directors and a Human Resources and Compensation Committee consisting entirely of independent directors that retains an independent executive compensation consultant.

The vote on this Item 3 is non-binding and advisory in nature, which means that the vote is not binding on us, our Board of Directors or any of the Committees of our Board of Directors. However, our Board of Directors values the views of our shareholders and our Board of Directors and Human Resources and Compensation Committee will review the results of the vote and take them into account when addressing future compensation policies and decisions.

Our Board of Directors believes that our executive compensation program is reasonable and well-structured, satisfies its objectives and philosophies and is worthy of shareholder support. Accordingly, our Board of Directors requests that our shareholders vote to approve the following resolution:

RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussions, is approved on a non-binding, advisory basis.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT ON A NON-BINDING ADVISORY BASIS.

ITEM 4 – APPROVAL OF THE AMENDED AND RESTATED

PARKER-HANNIFIN CORPORATION 2009 OMNIBUS STOCK INCENTIVE PLAN

Subject to shareholder approval at the 2012 Annual Meeting of Shareholders, on August 16, 2012, our Board of Directors approved an amendment and restatement of the Amended and Restated Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan, which we refer to as the 2009 Omnibus Stock Incentive Plan, in order to (i) increase the number of shares of our common stock available under the 2009 Omnibus Stock Incentive Plan by 9,200,000 million shares, (ii) revise the “fungible” share ratio at which “full value” awards are counted against the 2009 Omnibus Stock Incentive Plan share reserve from 1.87 to 1 to 2.55 to 1, in order to maintain appropriate parity between full value awards (which reduce the share reserve under the 2009 Omnibus Stock Incentive Plan at a higher rate) and stock options and stock appreciation rights, and (iii) make other minor amendments, such as expressly prohibiting (A) the grant of dividend equivalents with respect to stock options or stock appreciation rights, and (B) the current payment of dividends or dividend equivalents on unearned performance-based awards. No such dividend rights have previously been granted under the 2009 Omnibus Stock Incentive Plan, and these prohibitions are being adopted to clarify that no such rights will be awarded in the future.

The 2009 Omnibus Stock Incentive Plan was originally adopted effective as of October 28, 2009, the date that it was approved by our shareholders. The original share reserve under the 2009 Omnibus Stock Incentive Plan was anticipated to fund awards for a three-year period. The 2009 Omnibus Stock Incentive Plan was previously amended and restated by the Human Resources and Compensation Committee effective as of August 11, 2010 to make minor clarifying changes regarding (i) the delegation of administrative authority, and (ii) the circumstances in which an award of restricted stock units may be conditioned upon payment of a purchase price. We are asking shareholders to approve the 2009 Omnibus Stock Incentive Plan to increase the number of shares available for issuance under the 2009 Omnibus Stock Incentive Plan to fund a new three-year period and to make the other changes described above.

Why Should Shareholders Approve the Proposed Increase in the Number of Shares Authorized for Issuance Under the 2009 Omnibus Stock Incentive Plan?

1.	The additional shares are needed to maintain an effective equity incentive compensation program.

An effective equity incentive compensation program is an important part of implementing the Win Strategy. Long-term equity incentive compensation advances both the financial performance and profitable growth goals of the Win Strategy, and allows us to attract, retain and reward the best possible candidates for positions of responsibility. We expect that the 2009 Omnibus Stock Incentive Plan will continue to be an important factor in attracting, retaining and rewarding the high caliber executives who are essential to our success, and in motivating these individuals to strive to enhance our growth and profitability.

We are requesting shareholder approval to increase the number of shares available under the 2009 Omnibus Stock Incentive Plan so that we will have sufficient shares available for approximately three years of equity awards. One of the important drivers of the need for additional shares under the 2009 Omnibus Stock Incentive Plan is the success of our officers and employees in outperforming our peers with respect to the key performance metrics established under our LTIP Awards. Our LTIP Awards, as described in the Compensation Discussion and Analysis of this Proxy Statement beginning on page 33, provide for payment in unrestricted shares at the end of a three-year performance period, with the final payout determined based upon our performance compared to our peers on three key long-term performance metrics (revenue growth, earnings per share growth, and average return on invested capital). Starting with LTIP Awards made in 2011 (for the calendar year 2011-12-13 performance period), we expanded the class of eligible employees who were granted LTIP Award opportunities to include key employees other than executive officers. Moreover, based on our performance to date against our peers, outstanding LTIP Awards have the potential to pay out at a high level for participating employees.

Further, the 2009 Omnibus Stock Incentive Plan is the only plan currently available for future awards to officers and employees. After August 31, 2012, no further awards may be granted under the Parker-Hannifin Corporation 2003 Stock Incentive Plan. While there are a small number of shares available for issuance under the Parker-Hannifin Corporation 2004 Non-Employee Directors Stock Incentive Plan, those shares may only be issued under awards to non-employee directors.

2.	We carefully manage share usage under our equity incentive compensation program.

In administering our equity compensation program, we consider both our “burn rate” and our “overhang” in evaluating the impact of the program on our shareholders.

Our burn rate is defined as the number of equity awards granted in the year, divided by the undiluted weighted average number of common shares outstanding during the year. It measures the potential dilutive effect of annual equity grants. For fiscal 2012, our burn rate was 0.9% and our three-year average burn rate from fiscal 2010 through fiscal 2012 was 1.5%.

Our overhang is defined as the equity awards outstanding but not exercised, plus equity awards available to be granted (“available equity award shares”), divided by total common shares outstanding plus the available equity award shares. It measures the potential dilutive effect of outstanding equity awards and future awards available for grant. Our overhang as of September 1, 2012 was 11.1%. If we include the additional shares requested under the 2009 Omnibus Stock Incentive Plan in the calculation, then our overhang would be 16.2%.

We believe that our burn rate and overhang (with or without including the shares requested under the 2009 Omnibus Stock Incentive Plan) are reasonable in relation to companies in our industry and reflect a judicious use of equity for compensation purposes. Moreover, we encourage our employees to hold their stock options and stock appreciation rights (or “SARs”) for extended periods of time after vesting. In fact, as of September 1, 2012 options and SARs covering approximately 3.7 million shares have been outstanding for more than six years, as illustrated in the tables below. We believe that the success of our efforts to encourage employees to hold their stock options and SARs reflects the confidence of our employees in our prospects for future growth. However, as a result, stock options and SARs remain in the overhang calculation for relatively long periods.

	Outstanding Options/SARs	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
In-the-money Options/SARs outstanding in excess of six years (1)	3,696,648	$42.41	2.78
Underwater Options/SARs outstanding in excess of six years	0	n/a	n/a
All Options/SARs outstanding less than six years	9,788,153	$62.82	6.86

(1)	Represents stock options and SARs with an exercise price continuously below the fair market value of the underlying common stock for more than six years after the vesting, except for brief periods during 2008 and 2009 when the overall stock market was significantly depressed.

The following table provides more detailed information regarding in-the-money stock options and SARs outstanding in excess of six years:

Grant Date	Number of Options/ SARs	Vesting Dates	Expiration Date	Exercise Price	% Vested Days in the Money from 1st Vest Date	% Vested Days in the Money from 2nd Vest Date	% Vested Days in the Money from 3rd Vest Date
8/13/2003	633,858	50% 8/13/2004; 50% 8/13/2005	8/12/2013	$31.53	99.4%	99.3%	n/a
8/11/2004	745,684	50% 8/11/2005; 50% 8/11/2006	8/10/2014	$36.26	98.1%	97.8%	n/a
8/10/2005	925,754	1/3 on each 8/10/2006, 8/10/2007 and 8/10/2008*	8/9/2015	$43.77	89.1%	86.9%	83.6%
8/16/2006	1,391,352	1/3 on each 8/16/2007, 8/16/2008 and 8/16/2009	8/15/2016	$49.75	81.2%	76.5%	97.8%

*	16,500 shares granted on this date vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date.

As of September 1, 2012, a total of 2,936,937 shares of our common stock were available to be issued pursuant to awards under all of our equity compensation plans (2,664,860 shares under the 2009 Omnibus Stock Incentive Plan and 272,077 shares under the 2004 Non-Employee Directors Stock Incentive Plan). As of September 1, 2012, there were approximately 13.5 million stock option and SAR awards in the aggregate that remained outstanding and unexercised, of which approximately 17% were held by our named executive officers. The stock options and SARs had a weighted average exercise price of $59.85 and a weighted average remaining life of 5.91 years. There were 764,989 shares of our common stock subject to outstanding “full value” awards (awards other than stock options and SARs) under all of our plans as of September 1, 2012.

4.	The 2009 Omnibus Stock Incentive Plan is designed to protect shareholder interests.

The 2009 Omnibus Stock Incentive Plan contains a number of features that are intended to protect the interests of our shareholders, including the following:

•	The 2009 Omnibus Stock Incentive Plan prohibits repricing or exchange of “underwater” stock options or SARs without shareholder approval.

•

The 2009 Omnibus Stock Incentive Plan does not include so-called “net share counting” provisions. Shares surrendered for the payment of the exercise price of stock options, repurchased by us with option proceeds, or withheld for taxes upon exercise or vesting of an award are not added back to the share reserve under the 2009 Omnibus Stock Incentive Plan. Also, the full number of shares subject to stock-settled SARs and net-exercised stock options are counted against the share reserve under the 2009 Omnibus Stock Incentive Plan.

•

The 2009 Omnibus Stock Incentive Plan gives the Human Resources and Compensation Committee discretion to cause the forfeiture or recoupment of 2009 Omnibus Stock Incentive Plan awards in the event of detrimental activity by participants or pursuant to our claw-back policy.

•	Stock options and stock appreciation rights have a maximum term of ten years and cannot be granted at a discount to the grant date fair market value of our common stock.

•	The 2009 Omnibus Stock Incentive Plan prohibits the payment of dividends or dividend equivalents on unearned performance-based restricted share/unit awards.

Description of the 2009 Omnibus Stock Incentive Plan

The principal features of the 2009 Omnibus Stock Incentive Plan are summarized below. The full text of the 2009 Omnibus Stock Incentive Plan is attached as Appendix A to this proxy statement, and the following summary is qualified in its entirety by reference to Appendix A.

Eligibility

The 2009 Omnibus Stock Incentive Plan provides for grants of stock options, SARs, restricted stock awards, unrestricted stock awards and restricted stock units to our employees and directors (except that incentive stock options (or “ISOs”) may be granted only to employees). Currently, 10 non-employee directors and approximately 2,228 employees are eligible to participate in the 2009 Omnibus Stock Incentive Plan.

Plan Limits

If the 2009 Omnibus Stock Incentive Plan is approved by shareholders, the maximum number of shares of our common stock that may be issued pursuant to awards under the 2009 Omnibus Stock Incentive Plan (including awards of ISOs) would be increased by 9,200,000 shares from 5,500,000 to 14,700,000 shares. Common stock issued under the 2009 Omnibus Stock Incentive Plan may include authorized but unissued shares, treasury shares, or a combination of the foregoing. As amended, the 2009 Omnibus Stock Incentive Plan provides that “full-value awards”, meaning all awards other than stock options, SARs and any restricted stock awards with a fair market value purchase price, will be counted against the 2009 Omnibus Stock Incentive Plan maximum in a 2.55-to-1 ratio. For example, if we grant 100 restricted stock units, we would reduce the 2009 Omnibus Stock Incentive Plan limit by 255 shares. Stock options and SARs will be counted against the 2009 Omnibus Stock Incentive Plan limit in a 1-to-1 ratio.

Shares covering awards that terminate or are forfeited under the 2009 Omnibus Stock Incentive Plan will again be available for issuance under the 2009 Omnibus Stock Incentive Plan, and upon payment in cash of the benefit provided by any award granted under the 2009 Omnibus Stock Incentive Plan, any shares that were covered by that award will be available for issue under the 2009 Omnibus Stock Incentive Plan. Shares surrendered for the payment of the exercise price of stock options, repurchased by us with option proceeds, or withheld for taxes upon exercise or vesting of an award, will not again be available for issuance under the 2009 Omnibus Stock Incentive Plan. In addition, when a SAR is exercised and settled in shares or a stock option is subject to net-exercise, all of the shares underlying the SAR or option will be counted against the 2009 Omnibus Stock Incentive Plan limit regardless of the number of shares used to settle the SAR or option.

The 2009 Omnibus Stock Incentive Plan imposes sub-limits on the number of shares of our common stock that may be issued under the 2009 Omnibus Stock Incentive Plan. In order to comply with the exemption from Section 162(m) of the Internal Revenue Code relating to performance-based compensation, the 2009 Omnibus Stock Incentive Plan provides that no participant may be granted stock options or SARs for more than 1,000,000 shares in any three-year period. In addition, no participant may be granted restricted stock awards, unrestricted stock awards or restricted stock units for more than 1,000,000 shares in any three-year period. Further, to the extent that any restricted stock award, unrestricted stock award or restricted stock unit is intended to qualify for the performance-based compensation exemption from Section 162(m) of the Internal Revenue Code, that award would be granted subject to the terms of the Parker-Hannifin Corporation 2010 Performance Bonus Plan (the “Performance Bonus Plan”), or a successor plan. The Performance Bonus Plan was approved by our shareholders on October 27, 2010, and it specifies limits on the number of shares that may be issued pursuant to a performance-based award and sets out the business criteria on which performance goals may be based.

Administration

The 2009 Omnibus Stock Incentive Plan is administered by our Human Resources and Compensation Committee, or such other committee as our Board of Directors selects consisting of two or more directors, each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, an “outside director” under regulations promulgated under Section 162(m) of the Internal Revenue Code, and an “independent director” under the New York Stock Exchange rules. The Human Resources and Compensation Committee has full and final authority in its discretion to take all actions it determines to be necessary in the administration of the 2009 Omnibus Stock Incentive Plan.

Our Board of Directors may reserve to itself any or all of the authority and responsibility of the Human Resources and Compensation Committee under the 2009 Omnibus Stock Incentive Plan or may act as administrator of the 2009 Omnibus Stock Incentive Plan for any and all purposes. In addition, our Board of Directors or the Human Resources and Compensation Committee may expressly delegate to a special committee, consisting of one or more directors or officers, some or all of the Human Resources and Compensation Committee’s authority, within specified parameters, to grant awards to eligible participants who, at the time of grant, are not officers and are not anticipated to be covered employees whose compensation would be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Duration and Modification

To the extent required by applicable law, the 2009 Omnibus Stock Incentive Plan will terminate on October 28, 2019, or such earlier date as the Human Resources and Compensation Committee may determine. Notwithstanding the foregoing, the 2009 Omnibus Stock Incentive Plan will remain in effect for outstanding awards until no awards remain outstanding. The Human Resources and Compensation Committee may amend, suspend or terminate the 2009 Omnibus Stock Incentive Plan at any time but shareholder approval is required for any amendment to the extent necessary to comply with the New York Stock Exchange rules or applicable laws. Currently, the New York Stock Exchange rules would require shareholder approval for a material revision of the 2009 Omnibus Stock Incentive Plan, which would generally include a material increase in the number of shares available under the 2009 Omnibus Stock Incentive Plan, a material extension of the term of the 2009 Omnibus Stock Incentive Plan, an expansion of the class of participants eligible to participate in the 2009 Omnibus Stock Incentive Plan, an expansion of the types of awards provided under the 2009 Omnibus Stock Incentive Plan, a material change in the method of determining the exercise price of stock options, and the deletion or limitation of the provision of the 2009 Omnibus Stock Incentive Plan prohibiting re-pricing of stock options and SARs.

Stock Options

The Human Resources and Compensation Committee may, at any time and from time to time, grant stock options to participants in such number as the Human Resources and Compensation Committee determines in its discretion. Stock options may consist of non-qualified stock options, incentive stock options, or any combinations of the foregoing awards.

Stock options provide the right to purchase shares at a price not less than their fair market value on the date of grant (which date may not be earlier than the date that the Human Resources and Compensation Committee takes action with respect to such grants). The fair market value of our common stock as reported on the New York Stock Exchange on September 6, 2012 was $82.29 per share. No stock options may be exercised more than 10 years from the date of grant. No participant may be granted stock options for more than 1,000,000 shares in any three-year period.

Each grant will specify (i) any period of continuous employment that is necessary (or the performance objectives that must be achieved) before the stock options become exercisable, and (ii) the extent to which the option holder will have the right to exercise the stock options following termination. The Human Resources and Compensation Committee will determine the terms in its discretion, which terms need not be uniform among all option holders.

The option price is payable at the time of exercise in any of the following forms of consideration, to the extent permitted by the Human Resources and Compensation Committee: (i) in cash, (ii) by tendering unrestricted shares of our common stock that are already owned by the option holder and have a value at the time of exercise equal to the option price, (iii) by cashless exercise, (iv) by net-exercise, (v) with any other legal consideration that the Human Resources and Compensation Committee may deem appropriate, or (vi) by any combination of the foregoing methods of payment.

SARs

The Human Resources and Compensation Committee may, at any time and from time to time, grant SARs to participants in such number as the Human Resources and Compensation Committee determines in its discretion.

The grant price for each SAR will be determined by the Human Resources and Compensation Committee, in its discretion, and will be at least equal to the fair market value of a share on the date of grant. No SAR may be exercised more than 10 years from the date of grant. No participant may be granted SARs for more than 1,000,000 shares in any three-year period.

Upon the exercise of a SAR, the holder is entitled to receive payment in an amount determined by multiplying: (i) the excess of the fair market value of a share on the date of exercise over the grant price; by (ii) the number of shares with respect to which the SAR is exercised. Each grant will specify whether the payment will be in cash, shares of equivalent value, or in some combination thereof.

Each grant of a SAR will specify (i) any period of continuous employment that is necessary (or the performance objectives that must be achieved) before the SAR becomes exercisable, and (ii) the extent to which the holder will have the right to exercise the SAR following termination. The Human Resources and Compensation Committee will determine these terms in its discretion, and these terms need not be uniform among all participants.

Restricted Share Awards

The Human Resources and Compensation Committee may, at any time and from time to time, grant or sell shares of restricted stock to participants in such number as the Human Resources and Compensation Committee determines in its discretion.

A restricted share award constitutes an immediate transfer of ownership of a specified number of shares to the recipient in consideration of the performance of services. The transfer may be made without additional consideration or in consideration of a payment by the recipient that is less than the fair market value per share on the date of grant. Unless otherwise provided by the Human Resources and Compensation Committee, the participant is entitled immediately to voting, dividend and other ownership rights in the shares. However, any dividends with respect to restricted share awards that are earned based on the achievement of performance goals will be accumulated until the underlying restricted shares are, and such dividends will not be paid if the performance goals are not satisfied.

Restricted shares will be issued subject to a substantial risk of forfeiture based upon continued service, the achievement of performance goals, or the occurrence of other events as determined by the Human Resources and Compensation Committee, in its discretion. In order to enforce these forfeiture provisions, the transferability of restricted shares will be prohibited or restricted during which such forfeiture provisions are to continue.

Unrestricted Stock Awards

The Human Resources and Compensation Committee may issue shares of common stock to a participant, free of any restrictions, pursuant to a performance-based long-term incentive program having a performance period of not less than 12 months.

Restricted Stock Units

The Human Resources and Compensation Committee may, at any time and from time to time, grant or sell restricted stock units to participants in such number as the Human Resources and Compensation Committee determines in its discretion.

Restricted stock units constitute an agreement to deliver shares to the recipient in the future at the end of a restriction period and subject to the fulfillment of such conditions as the Human Resources and Compensation Committee may specify. The transfer shall be made without additional consideration, except as otherwise provided by the Human Resources and Compensation Committee to comply with applicable law or to avoid undesirable tax consequences for participants.

During the restriction period the participant shall have no right to transfer any rights under his or her award and no right to vote or receive dividends on the shares covered by the restricted stock units, but the Human Resources and Compensation Committee may authorize the payment of dividend equivalents with respect to the restricted stock units, either in cash or by crediting the participant with additional restricted stock units as of the date of payment of cash dividends on our common stock. However, any dividend equivalents with respect to restricted stock units that are earned based on the achievement of performance goals will be accumulated until the underlying restricted stock units are earned, and such dividend equivalents will not be paid if the performance goals are not satisfied.

Acceleration of Awards

The Human Resources and Compensation Committee may, in its discretion, determine at any time that: (i) all or a portion of a participant’s stock options and SARs will become fully or partially exercisable; (ii) all or a part of the service-based vesting restrictions on all or a portion of the outstanding awards will lapse; (iii) any performance goals with respect to any awards will be deemed to be wholly or partially satisfied; and/or (iv) any other limitation or requirement under any such award will be waived, in each case, as of such date as the Human Resources and Compensation Committee, in its discretion, declares. Any such decisions need not be uniform among all participants or awards. However, the Human Resources and Compensation Committee shall not take any action (i) that would cause an award that is intended to qualify for the performance-based exception from Section 162(m) of the Internal Revenue Code to fail to qualify for that exception, or (ii) that would cause an award that is subject to Section 409A of the Internal Revenue Code to fail to satisfy the requirements of Section 409A.

Change in Control

The Human Resources and Compensation Committee may, in its discretion, provide for acceleration of the date on which awards granted under the 2009 Omnibus Stock Incentive Plan become exercisable, vested or settled in the event of a change in control of Parker. In addition, in the event of a change in control, we may purchase outstanding awards at a price per share equal to the difference between the consideration per share payable pursuant to the change in control and any exercise or purchase price payable by a participant under the award. For purposes of the 2009 Omnibus Stock Incentive Plan, a change in control generally means (i) the acquisition of at least 20% of our outstanding voting securities by an unrelated person; (ii) turnover of a majority of our Board of Directors within a 24-month period; (iii) a merger or similar transaction unless (A) our shareholders continue to own more than 50% of the surviving company in substantially the same proportions as before the transaction, (B) no unrelated person owns 20% or more of the surviving company, and (C) a majority of our incumbent directors continue to serve on the Board of Directors of the surviving corporation; or (iv) or our shareholders approve the complete liquidation or dissolution of the company.

Transferability

Except as our Board of Directors or the Human Resources and Compensation Committee otherwise determines, awards granted under the 2009 Omnibus Stock Incentive Plan will not be transferable by a participant other than by will or the laws of descent and distribution. However, the Human Resources and Compensation Committee may permit the designation of beneficiaries to exercise a participant’s rights or to receive shares of common stock or other property under an award in the event of the participant’s death. Except as otherwise determined by the Human Resources and Compensation Committee, stock options and SARs will be exercisable during a participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative. Any award made under the 2009 Omnibus Stock Incentive Plan may provide that any shares issued or transferred as a result of the award will be subject to further restrictions upon transfer.

Forfeiture of Awards

If a participant engages in detrimental activity, the Human Resources and Compensation Committee has the discretion to cancel any of the participant’s outstanding awards and to require the participant to (i) return all or a part of the common stock acquired under the 2009 Omnibus Stock Incentive Plan that the participant still owns, and (ii) with respect to common stock that the participant acquired under the 2009 Omnibus Stock Incentive Plan but no longer owns, repay in cash the difference between the amount paid for common stock and the fair market value of the stock on the date it was acquired. As defined in the plan, detrimental activity means any conduct or activity, whether or not related to our business or the business of any of our subsidiaries, that the Human Resources and Compensation Committee determines to be detrimental to our interests or the interests of any subsidiary.

Adjustments

In the event of any equity restructuring, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend, the Human Resources and Compensation Committee will equitably adjust the number and kind of shares that may be delivered under the 2009 Omnibus Stock Incentive Plan, the individual award limits, and, with respect to outstanding awards, the number and kind of shares subject to outstanding awards, the exercise price, and the grant price or other price of shares subject to outstanding awards, to prevent dilution or enlargement of rights. In the event of any other change in corporate capitalization, such as a merger, consolidation or liquidation, the Human Resources and Compensation Committee may, in its discretion, cause there to be such equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights. However, unless otherwise determined by the Human Resources and Compensation Committee, we will always round down to a whole number of shares subject to any award. Any such adjustment will be made by the Human Resources and Compensation Committee, whose determination will be conclusive.

Prohibition on Re-Pricing

Subject to adjustment as described under “Adjustments” immediately above, the 2009 Omnibus Stock Incentive Plan does not permit, without the approval of our shareholders, what is commonly known as the “re-pricing” of stock options or SARs, including:

•	an amendment to reduce the exercise price of any outstanding stock option or base price of any outstanding SAR;

•	the cancellation of an outstanding stock option or SAR and replacement with a stock option having a lower exercise price or with a SAR having a lower base price; and

•	the cancellation of an outstanding stock option or SAR and replacement with another award under the 2009 Omnibus Stock Incentive Plan or cash.

Federal Income Tax Consequences

The following discussion is limited to a summary of the U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2009 Omnibus Stock Incentive Plan. The tax consequences of awards may vary according to country of participation. Also, the tax consequences of the grant, exercise or vesting of awards may vary depending upon the particular circumstances, and it should be noted that income tax laws, regulations and interpretations change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Tax Consequences to Participants

Nonqualified Stock Options.    In general, (i) a participant will not recognize income at the time a nonqualified stock option is granted; (ii) a participant will recognize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for the shares; and (iii) at the time of sale of shares acquired pursuant to the exercise of the nonqualified option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options.    A participant will not recognize income at the time an ISO is granted or exercised. However, the excess of the fair market value of the shares on the date of exercise over the option price paid may constitute a preference item for the alternative minimum tax purposes. If shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of the grant or within one year after the issuance of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss. If shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares as of the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs.    A participant will not recognize income upon the grant of a SAR. The participant generally will recognize ordinary income when the SAR is exercised in an amount equal to the cash and the fair market value of any unrestricted shares received on the exercise.

Restricted Stock Awards.    A participant will not be subject to tax until the shares of restricted stock are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code. At that time, the participant will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares). However, a participant who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) realized upon a later disposition of such shares will be treated as long-term or short-term capital gain depending upon how long the shares have been held. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to forfeiture and transfer restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Unrestricted Stock Awards.    A participant will recognize ordinary income upon the grant of an unrestricted stock award equal to the fair market value of the unrestricted shares received by the participant.

Restricted Stock Units.    A participant will not recognize income upon the grant of restricted stock units. Upon payment of the awards, the participant generally will recognize ordinary income in an amount equal to the cash and the fair market value of any unrestricted shares received.

Dividend Equivalents.    Any dividend equivalents awarded with respect to awards granted under the 2009 Omnibus Stock Incentive Plan and paid in cash or unrestricted shares will be taxed to the participant at ordinary income rates when such cash or unrestricted shares are received by the participant.

Section 409A.    The 2009 Omnibus Stock Incentive Plan permits the grant of various types of awards that may or may not be exempt from Section 409A of the Internal Revenue Code. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the award could be subject to tax at an earlier time than described above and could be subject to additional taxes and penalties. Stock options and stock appreciation rights that comply with the terms of the 2009 Omnibus Stock Incentive Plan are designed to be exempt from the application of Section 409A. Restricted stock awards, unrestricted stock awards, restricted stock units and dividend equivalents granted under the 2009 Omnibus Stock Incentive Plan will be designed either to be exempt from, or to comply with the requirements of, Section 409A.

Tax Consequences to Us

To the extent that a participant recognizes ordinary income in the circumstances described above, we generally will be entitled to a corresponding deduction provided that, among other things, the income (i) meets the test of reasonableness, is an ordinary and necessary business expense, and is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code; and (ii) is not disallowed by the $1.0 million limitation on executive compensation under Section 162(m) of the Internal Revenue Code.

New Plan Benefits

Future awards under the 2009 Omnibus Stock Incentive Plan will be granted by the Human Resources and Compensation Committee, in its discretion, and the amount of any such awards to our employees and directors is not currently determinable.

Required Vote for Approval

Approval of the Amended and Restated Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan requires the affirmative vote of the holders of at least a majority of the votes present or represented and entitled to vote on the proposal at the 2012 Annual Meeting of Shareholders, provided that a majority of the outstanding shares is voted with respect to the proposal.

THE BOARD OF DIRECTORS HAS APPROVED THE AMENDED AND RESTATED PARKER-HANNIFIN CORPORATION 2009 OMNIBUS STOCK INCENTIVE PLAN AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED PARKER-HANNIFIN CORPORATION 2009 OMNIBUS STOCK INCENTIVE PLAN.

Equity Compensation Plan Information.    The following table sets forth certain information regarding the Company’s equity compensation plans as of June 30, 2012, unless otherwise indicated.

	Column (a)	Column (b)	Column (c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	14,285,708 (1)	$54.76	7,735,379 (2)
Equity compensation plans not approved by security holders(3)	19,578	$43.82	0
Total	14,305,286	$54.74	7,735,379

(1)	Includes 553,136 shares, which consists of the actual payouts of restricted stock under the fiscal year 2010-11-12 LTIP Awards (which payout was made after June 30, 2012) and the maximum future payouts of common stock that may be issued under the calendar year 2010-11-12, 2011-12-13 and 2012-13-14 LTIP Awards. For the calendar year 2010-11-12 LTIP Awards, payouts will be determined by comparing our results during the three-year performance period to the performance of a group of our peers during their three most recent fiscal years for the following weighted performance measures: (a) revenue growth (20% weight); (b) growth in fully-diluted earnings per share from continuing operations (40% weight); and (c) average return on invested capital from continuing operations (40% weight). For the calendar year 2011-12-13 and 2012-13-14 LTIP Awards, payouts will be determined based on our achieving an average return on average equity of 4% or an average free cash flow margin of 4%. If these performance measures are achieved, the participants will be eligible to receive the maximum payout of 200%. The Human Resources and Compensation Committee will then compare our performance to that of a group of our peers and, if appropriate, apply its discretion to reduce the final payouts based on any performance measures that the Committee determines to be appropriate. Also includes 56,242 phantom shares held in an account pursuant to the Stock Option Deferral Plan (which plan has not been approved by shareholders). The phantom shares resulted from exercises of stock options granted under the 1990 Employees Stock Option Plan, which was approved by the shareholders. No further deferral elections may be made under the Stock Option Deferral Plan.

(2)	The maximum number of shares of our common stock that may be issued under the 2009 Omnibus Stock Incentive Plan is 5.5 million. The maximum number of securities that may be issued under the 2003 Stock Incentive Plan is equal to the sum of (i) 13.5 million shares; plus (ii) the amount of any shares that are not delivered to an employee by reason of (A) the expiration, termination, cancellation or forfeiture of an award under the 1993 Stock Incentive Program; and (B) the tendering or withholding of shares to satisfy all or a portion of the exercise price or tax withholding obligations relating to shares issued or distributed under an award under the 1993 Stock Incentive Program. The maximum number of shares that may be issued under the 2003 Stock Incentive Plan as restricted stock is limited to 7.5 million shares. The maximum number of shares that may be issued under the 2004 Non-Employee Directors’ Stock Incentive Plan is 375,000 shares.

(3)	The 1996 Non-Employee Directors Stock Option Plan provides for the issuance of up to 562,500 shares of our common stock pursuant to stock options granted to our Directors who are not current or retired employees. Each option was granted at an exercise price equal to 100% of the fair market value of our common stock on the date the options were granted. Grants have a 10 year term and vest 50% following one year of continued service and the remaining 50% following the second year of continued service from the date granted. No further options will be granted under the 1996 Non-Employee Directors Stock Option Plan.

ITEM 5 – SHAREHOLDER PROPOSAL

TO SEPARATE THE ROLES OF CHAIRMAN OF THE BOARD

AND CHIEF EXECUTIVE OFFICER

This proposal has been submitted on behalf of Norges Bank Investment Management with administrative offices at Postboks 1179 Sentrum, 0107 Oslo, Norway. Norges Bank Investment Management is one of our shareholders. We will provide to shareholders, promptly upon receiving an oral or written request, the number of shares of our common stock beneficially held by Norges Bank Investment Management as of August 31, 2012. In accordance with the applicable proxy rules, the proposed resolution and supporting statement, for which our Board of Directors accepts no responsibility, are set forth below.

Proposal Resolution

RESOLVED: Pursuant to Section 1701.11 of the Ohio Revised Code, the shareholders hereby amend the Code of Regulations to add the following text where designated:

Add to Article IV. Officers:

“Notwithstanding any other provision of these Regulations, the Chairman of the Board shall be a Director who is independent from the Corporation. For purposes of this Regulation, ‘independent’ has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Corporation’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the Board of Directors determines that a Chairman of the Board who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman of the Board who satisfies the requirements of this Regulation within 60 days of such determination. Compliance with this Regulation shall be excused if no Director who qualifies as independent is elected by the shareholders or if no Director who is independent is willing to serve as Chairman of the Board. This Regulation shall apply prospectively, so as not to violate any contractual obligation of the Corporation in effect when this Regulation was adopted.”

Proponent’s Supporting Statement

Norges Bank Investment Management (NBIM) holds as a principle of good corporate governance that the roles of Chairman of the Board of Directors and CEO are fundamentally different and should not be held by the same person. NBIM believes that corporate boards should be structured to ensure independence and accountability to shareholders. There should be a clear division of the responsibilities between the positions of Chairman of the Board of Directors and CEO to ensure a balance of power and authority on the board. An increasing number of companies in the US have chosen to separate these two roles. In 2004, 27% of S&P 500 companies had split the CEO and Chairman roles, while by 2011 the percentage had risen to 40%.

The board should be led by an independent Chairman. Such a structure will put the board in a better position to make independent evaluations and decisions, hire management, and decide on a remuneration policy that encourages performance, provides strategic direction, and supports management in taking a long-term view on the development of business strategies. An independently led board is better able to oversee and give guidance to Company executives, help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances within the corporate structure and thus protect shareholder value.

An independent chairman will be a strength to the Company when the board must make the necessary strategic decisions and prioritizations to create shareholder value over time.

For more information see

http://www.nbim.no/ParkerHannifinIndependentChairProposal

NYSE listing standards on director independence, Section 303A.02, are available at

http://nysemanual.nyse.com/LCMTools/PlatformViewer.asp?selectednode=chp%5F1%5F4&manual=%

2Flcm%2Fsections%2Dsections%2F

Please vote FOR this proposal.

Board of Directors Response

Our Board of Directors unanimously recommends that you vote AGAINST this proposal because it is unnecessary and it is not in our best interests or in the best interests of our shareholders. This is the fourth consecutive year that Norges Bank Investment Management has presented a similar proposal. Each of the three previous proposals failed to garner the required shareholder vote for approval.

Despite the proponent’s preference for an independent Chairman, there is currently no consensus in the United States that separating the role of Chairman from senior executives is a corporate governance “best practice” or that such a separation enhances shareholder value. According to the 2011 Spencer Stuart U.S. Board Index, in 2011, 79% of S&P 500 companies did not have an independent Chairman and only 18 companies reported having a formal policy requiring separation of the Chief Executive Officer and Chairman roles, while the majority of the other companies decided whether to split the Chairman and Chief Executive Officer roles on a case-by-case basis. Board structures vary greatly among U.S. corporations based on their particular facts and circumstances, and no “one-size-fits-all” board structure has been shown to enhance or guarantee corporate success. Accordingly, our Board of Directors sees no benefit in limiting its flexibility to choose the person it believes would best serve as Chairman.

Our Board of Directors strongly favors a governance structure that includes a diligent and independent Board of Directors. Pursuant to our Board of Directors Guidelines on Significant Corporate Governance Issues, the Chairman of the Corporate Governance and Nominating Committee of our Board of Directors, an independent director, serves as our “Lead Director.” Our Lead Director serves as chairman of our non-management, independent Directors, who meet regularly in executive session without management. Our non-management, independent Directors met four times during fiscal year 2012. Our Lead Director, a separate and independent position from our Chairman of the Board, calls meetings of our non-management, independent Directors, presides at all meetings of our non-management, independent Directors as well as meetings of our Board of Directors at which our Chairman of the Board is not present, and facilitates communication between our independent Directors, our Chairman of the Board and our management. Our Lead Director is also involved in various other corporate governance initiatives, such as preparing and approving agendas for meetings of our Board of Directors, identifying and recruiting potential candidates for election to our Board of Directors and composing and structuring the leadership of the Committees of our Board of Directors. For more information on the role and responsibilities of our Lead Director, see our Board of Directors Guidelines on Significant Corporate Governance Issues.

The independent structure of our Board of Directors is also clearly evidenced by the composition of our current Board of Directors and its Committees. Our Board of Directors currently has 11 Directors, 10 of whom are independent based on our Board of Directors’ consideration of our Independence Standards for Directors and the applicable independence standards of the New York Stock Exchange. In addition, the Human Resources and Compensation Committee, the Corporate Governance and Nominating Committee, the Finance Committee and the Audit Committee are composed entirely of independent directors. Consequently, independent directors directly oversee critical matters such as, among others, the remuneration policy for executive officers, our corporate governance guidelines, policies and practices, our corporate finance strategies and initiatives and the integrity of our financial statements and internal controls over financial reporting.

For example, the Human Resources and Compensation Committee conducts an annual performance review of the Chairman and our Chief Executive Officer and, based on that review, establishes the Chairman and our Chief Executive Officer’s annual and long-term compensation, including salary, bonuses, equity awards and other compensation and benefits. Additionally, in August 2009, our Board of Directors, based on the recommendation of the Human Resources and Compensation Committee, adopted a policy on recovery of performance-based compensation from certain executive officers in the event of a restatement of our financial results if certain conditions are met.

In addition, the Corporate Governance and Nominating Committee regularly reviews our corporate governance guidelines, policies and practices and recommends to our Board of Directors modifications or additions to those guidelines, policies and practices. For example, in 2007 we amended our Code of Regulations to eliminate the classified board structure and provide for the annual election of all Directors. In addition, in 2011 we amended our Board of Directors Guidelines on Significant Corporate Governance Issues to include a resig-

nation policy for Directors who receive a greater number of votes “withheld” from his or her election than votes “for” his or her election.

Separating the role of Chairman and our Chief Executive Officer will not result in strengthening our corporate governance or in creating or enhancing long-term value for our shareholders. All of our Directors, independent or not, are required to exercise their fiduciary duties in a manner they believe to be in our best interests and in the best interests of our shareholders. Splitting the roles of Chairman and our Chief Executive Officer would not diminish or augment these fiduciary duties or enhance the independence or performance of our Board of Directors. Moreover, our Board of Directors does not believe such a requirement would ensure a balance of power and authority on our Board of Directors, as each Director is an equal participant in Board of Director meetings and decisions.

The shareholder proposal would eliminate the ability of our Board of Directors to consider whether a member of management is best positioned to serve in the role of Chairman at any given time. Rigid application of the proposal would deprive our Board of Directors of the flexibility that it needs to evaluate our particular needs, the specific qualifications of the individuals in question and the particular facts and circumstances affecting our business, as it considers candidates for Chairman. We believe that shareholders are best served by a Board of Directors that can adapt its structure to our needs and the capabilities of its Directors and senior executives. Because this proposal narrows the governance options available to our Board of Directors, we do not believe its adoption is in our best interests or in the best interests of our shareholders.

As a result, in view of our highly independent board structure and our strong corporate governance guidelines and practices, our Board of Directors believes that the shareholder proposal is unnecessary and would not strengthen the independence or oversight functions of our Board of Directors, and is not in our best interests or in the best interests of our shareholders. Our Board of Directors and its independent Corporate Governance and Nominating Committee will continue to evaluate our corporate governance practices on an ongoing basis to ensure that those practices sufficiently address our needs.

FOR ALL OF THESE REASONS, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Under the Code of Regulations, this proposal must be approved by the holders of shares entitling them to exercise a majority of the voting power on the proposal. Accordingly, this proposal will be approved, and the proposed amendments to the Code of Regulations adopted, upon the affirmative vote of the holders of a majority of our outstanding common shares.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of August 31, 2012 except as otherwise indicated, the name and address of each person believed to be a beneficial owner of more than 5% of our common shares and the number of common shares and the percentage so owned, as well as the beneficial ownership of our common shares by our Directors, the Named Executive Officers and all of our Directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percentage of Class(b)
BlackRock Inc. 40 East 52nd Street New York, NY 10022	7,843,050(c)	5.19%

Capital World Investors 333 South Hope Street Los Angeles, CA 90071	15,570,500(d)	10.40%

Robert G. Bohn	3,121
Linda S. Harty	7,100
William E. Kassling	23,739(e)
Robert J. Kohlhepp	31,466(f)
Klaus-Peter Müller	27,504
Candy M. Obourn	25,983(g)
Joseph M. Scaminace	12,060
Wolfgang R. Schmitt	26,568(h)
Åke Svensson	2,806
James L. Wainscott	7,121
Donald E. Washkewicz	1,888,034(i)	1.24%
Jon P. Marten	69,337(j)
Lee C. Banks	291,654(k)
Robert P. Barker	280,967(l)
Thomas L. Williams	205,185(m)

All Directors and executive officers as a group (34 persons)	4,781,562(n)	3.14%

(a)	Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(b)	Other than Mr. Washkewicz, no Director or executive officer beneficially owned more than 1% of our common shares as of August 31, 2012.

(c)	Pursuant to a statement filed by BlackRock Inc. with the SEC in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, BlackRock Inc. has reported that, as of December 30, 2011, it had sole voting power over 7,843,050 common shares and sole investment power over 7,843,050 common shares.

(d)	Pursuant to a statement filed by Capital World Investors with the SEC in accordance with Rule 13d-1(b) of the Securities Exchange Act of 1934, Capital World Investors has reported that, as of August 31, 2012, it had sole voting power over 13,170,500 common shares and sole investment power over 15,570,500 common shares.

(e)	This amount includes 6,750 common shares owned jointly by Mr. Kassling and his spouse.

(f)	This amount includes 4,775 common shares subject to options exercisable by Mr. Kohlhepp on or prior to October 30, 2012 granted under our Non-Employee Directors stock incentive plans.

(g)	This amount includes 9,000 common shares subject to options exercisable by Ms. Obourn on or prior to October 30, 2012 granted under our Non-Employee Directors stock incentive plans.

(h)	This amount includes 4,572 common shares subject to options exercisable by Mr. Schmitt on or prior to October 30, 2012 granted under our Non-Employee Directors stock incentive plans.

(i)	This amount includes 1,477 common shares that represents Mr. Washkewicz’s proportionate interest in his mother’s revocable trust, 38,000 common shares owned indirectly by Mr. Washkewicz through the Pamela Washkewicz Revocable Trust, 41,760 common shares as to which Mr. Washkewicz holds voting power pursuant to the Retirement Savings Plan as of June 30, 2012, and 1,197,726 common shares subject to Stock Incentives exercisable by Mr. Washkewicz on or prior to October 30, 2012 granted under our stock incentive plans. Mr. Washkewicz has disclaimed beneficial ownership of 41,797 shares owned by his son.

(j)	This amount includes 1,827 common shares as to which Mr. Marten holds voting power pursuant to the Retirement Savings Plan as of June 30, 2012 and 49,343 common shares subject to Stock Incentives exercisable by Mr. Marten on or prior to October 30, 2012 granted under our stock incentive plans.

(k)	This amount includes 6,823 common shares owned indirectly by Mr. Banks through the Elizabeth K. Banks Revocable Trust, 865 common shares owned indirectly by Mr. Banks through his three children living in his household, 8,126 common shares as to which Mr. Banks holds voting power pursuant to the Retirement Savings Plan as of June 30, 2012 and 206,785 common shares subject to Stock Incentives exercisable by Mr. Banks on or prior to October 30, 2012 granted under our stock incentive plans.

(l)	This amount includes 25,887 common shares owned indirectly by Mr. Barker through the Robert P. Barker and Suzanne Day Barker Family Trust, 41 common shares as to which Mr. Barker holds voting power pursuant to the Retirement Savings Plan as of June 30, 2012 and 213,482 common shares subject to Stock Incentives exercisable by Mr. Barker on or prior to October 30, 2012 granted under our stock incentive plans.

(m)	This amount includes 1,586 common shares as to which Mr. Williams holds voting power pursuant to the Retirement Savings Plan as of June 30, 2012 and 151,699 common shares subject to Stock Incentives exercisable by Mr. Williams on or prior to October 30, 2012 granted under our stock incentive plans.

(n)	This amount includes 140,135 common shares for which voting and investment power are shared, 151,375 common shares as to which all executive officers as a group hold voting power pursuant to the Retirement Savings Plan as of June 30, 2012, and 3,121,159 common shares subject to Stock Incentives exercisable on or prior to October 30, 2012 granted under our stock incentive plans held by all Directors and executive officers as a group.

SHAREHOLDERS’ PROPOSALS

We must receive at our principal executive offices by May 27, 2013 any proposal of a shareholder intended to be presented at our 2013 Annual Meeting of Shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2013 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted to us by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934, or Non-Rule 14a-8 Proposals, in connection with the 2013 Annual Meeting of Shareholders must be received by us by August 10, 2013 or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. Our proxy related to the 2013 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 10, 2013. Our proxy related to the 2012 Annual Meeting of Shareholders gives discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after August 12, 2012.

SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES

The Corporate Governance and Nominating Committee will consider shareholder recommendations for nominees for election to our Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary, and must be received at our executive offices on or before June 30 of each year in anticipation of the following year’s Annual Meeting of Shareholders. All shareholder recommendations for Director nominees must set forth the following information:

1.	The name and address of the shareholder recommending the candidate for consideration as such information appears on our records, the telephone number where such shareholder can be reached during normal business hours, the number of common shares owned by such shareholder and the length of time such shares have been owned by the shareholder; if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.	Complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a Director;

4.	The disclosure of any relationship of the candidate being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect;

5.	A description of all relationships, arrangements and understandings between the proposing shareholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a Director, if elected; and

6.	A written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to our undertaking of an investigation into that individual’s background, education, experience and other qualifications in the event that the Corporate Governance and Nominating Committee desires to do so, has consented to be named in our Proxy Statement and has consented to serve as a Director, if elected.

COMMUNICATIONS WITH DIRECTORS

Our shareholders and other interested parties may communicate with our Board of Directors as a group, with the non-management Directors as a group, or with any individual Director by sending written communications to Parker-Hannifin Corporation, 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chair of the Audit Committee. All other communications will be provided to the individual Director(s) or group of Directors to whom they are addressed. Copies of all communications will be provided to all other Directors; provided, however, that any such communications that are considered to be improper for submission to the intended recipients will not be provided to the Directors. Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business and/or our subsidiaries, or communications that relate to improper or irrelevant topics.

GENERAL

Our Board of Directors knows of no other matters which will be presented at the meeting. However, if any other matters properly come before the meeting or any adjournment, the person or persons voting the proxies will vote in accordance with their best judgment on such matters.

We will bear the expense of preparing, printing and mailing this Proxy Statement. In addition to solicitation by mail, our officers and employees may solicit the return of proxies. We will request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to beneficial owners of common shares. We will, upon request, reimburse them for their expenses in so doing. We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, New York, to assist in the solicitation of proxies at an anticipated cost of $17,500, plus disbursements.

You are urged to vote your proxy promptly by internet, telephone or mail by following the instructions on the enclosed proxy card in order to make certain your shares will be voted at the meeting. Common shares represented by properly voted proxies will be voted in accordance with any specification made thereon and, if no specification is made, will be voted:

•

in favor of the election of Robert G. Bohn, Linda S. Harty, William E. Kassling, Robert J. Kohlhepp, Klaus-Peter Müller, Candy M. Obourn, Joseph M. Scaminace, Wolfgang R. Schmitt, Åke Svensson, James L. Wainscott, and Donald E. Washkewicz as Directors for a term expiring at the Annual Meeting of Shareholders in 2013;

•	in favor of the ratification of the appointment of D&T as independent registered public accounting firm for the fiscal year ending June 30, 2013;

•	in favor of approving, on a non-binding, advisory basis, the compensation of our Named Executive Officers;

•	in favor of the Amended and Restated Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan; and

•	against the shareholder proposal to amend our Code of Regulations to separate the roles of Chairman of the Board and Chief Executive Officer.

Abstentions and broker non-votes are counted in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote has the same effect as a vote against a proposal which requires the affirmative vote of a certain number of common shares, as each abstention or broker non-vote would be one less vote in favor of a proposal. You may revoke your proxy at any time prior to the close of voting at the Annual Meeting of Shareholders by giving us notice in writing, in open meeting, or by internet or telephone as set forth on the proxy card, without affecting any vote previously taken. However, your mere presence at the meeting will not operate to revoke your proxy.

Our Annual Report, including financial statements for the fiscal year ended June 30, 2012, is being mailed to shareholders with this Proxy Statement. If a single copy of the Annual Report and Proxy Statement was delivered to an address that you share with another shareholder, you may request a separate copy by notifying us in writing or by telephone at: Parker-Hannifin Corporation, Corporate Communications, 6035 Parkland Boulevard, Cleveland, Ohio 44124, (216) 896-3000.

You can elect to view our future Annual Reports and Proxy Statements over the internet, instead of receiving paper copies in the mail. Providing these documents over the internet will save us the cost of producing and mailing them. If you give your consent, in the future, when, and if, we elect to provide these documents, over the internet, you will receive notification which will contain the internet location where the documents are available. There is no cost to you for this service other than any charges you may incur from your internet provider, telephone and/or cable company. To give your consent, follow the prompts when you vote by telephone or over the internet or check the appropriate box located at the bottom of the enclosed proxy card when you vote by mail. Once you give your consent, it will remain in effect until you inform us otherwise in writing. If at any time you would like to receive a paper copy of our Annual Report or Proxy Statement, please contact Corporate Communications at the address or telephone number provided above.

By Order of the Board of Directors

Thomas A. Piraino, Jr.
Secretary

September 24, 2012

Appendix A

AMENDED AND RESTATED

PARKER-HANNIFIN CORPORATION

2009 OMNIBUS STOCK INCENTIVE PLAN

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1.	Establishment; Amendment and Restatement. The 2009 Omnibus Stock Incentive Plan (the “Plan”) was originally established effective as of October 28, 2009, the date of original shareholder approval of the Plan. The Plan has subsequently been amended and restated by the Human Resources and Compensation Committee of the Board, and the Human Resources and Compensation Committee has amended and restated the Plan, as set forth herein, subject to, and effective as of, the approval of the amended and restated Plan by the Company’s shareholders at the Company’s 2012 annual meeting of shareholders (the “2012 Approval Date”).

1.2.	Purpose. The purpose of the Plan is to advance the interests of the Company and its shareholders by providing an incentive to attract, retain and reward persons performing services for the Company and its Subsidiaries by motivating such persons to contribute to the growth and profitability of the Company and its Subsidiaries. The Company intends that Awards granted pursuant to the Plan be exempt from or comply with Section 409A of the Code (including any amendments or replacements of such section), and the Plan shall be so construed.

1.3.	Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that, to the extent required by applicable law, all Awards shall be granted, if at all, within ten (10) years from the date the Plan is was originally approved by the Company’s shareholders.

2.	DEFINITIONS AND CONSTRUCTION.

2.1.	Definitions. The following terms shall have their respective meanings set forth below:

(a)	Award means any Option, Stock Appreciation Right, Restricted Stock Award, Unrestricted Stock Award, Restricted Stock Unit or Dividend Equivalent Right granted under the Plan.

(b)	Award Agreement means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant.

(c)	Board means the Board of Directors of the Company.

(d)	Change in Control means the occurrence of one of the following events:

(i)	any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following situations: (A) an acquisition by the Company or any Subsidiary; (B) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (C) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) a Non-Control Transaction (as defined in paragraph (iii)); (E) as pertains to an individual Participant, any acquisition by the Participant or any group of persons (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) including the Participant (or any entity in which the Participant or a group of persons including the Participant, directly or indirectly, holds a majority of the voting power of such entity’s outstanding voting interests); or (F) the acquisition of Company Voting Securities from the Company, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (i);

(ii)	individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided, that (A) any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(iii)	the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise (a “Business Combination”), unless (A) immediately following such Business Combination: (1) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”) or, if applicable, the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (3) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”) or (B) the Business Combination is effected by means of the acquisition of Company Voting Securities from the Company, and a majority of the Board approves a resolution providing expressly that such Business Combination does not constitute a Change in Control under this paragraph (iii); or

(iv)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

Notwithstanding anything in this Plan to the contrary, if a Participant’s employment is terminated prior to a Change in Control and the Participant reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (such a termination of employment an “Anticipatory Termination”), then for all purposes of this Plan, the date immediately prior to the date of such Anticipatory Termination shall be deemed to be the date of a Change in Control for such Participant.

(e)	Code means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(f)	Committee means the Human Resources and Compensation Committee or such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board consisting of two or more members of the Board each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, an “outside director” under regulations promulgated under Section 162(m) of the Code, and an “independent director” under the New York Stock Exchange listing rules. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

(g)	Common Stock means the common stock of the Company, as adjusted from time to time in accordance with Section 4.3.

(h)	Company means Parker-Hannifin Corporation, an Ohio corporation, or any successor corporation.

(i)	Detrimental Activity means any conduct or activity, whether or not related to the business of the Company or a Subsidiary, that is determined in individual cases, by the Committee or its express delegate, to be detrimental to the interests of the Company or a Subsidiary, including without limitation (i) the rendering of services to an organization, or engaging in a business, that is, in the judgment of the Committee or its express delegate, in competition with the Company; (ii) the disclosure to any one outside of the Company, or the use for any purpose other than the Company’s business, of confidential information or material related to the Company, whether acquired by the Participant during or after employment with the Company; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) a violation of the Company’s Code of Ethics or other policies.

(j)	Director means a member of the Board.

(k)	Disability, except as provided in Section 15(d) below, has the same meaning as provided under the applicable Long-term Disability Plan, or other Company policy.

(l)	Dividend Equivalent Right means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a cash payment or a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant. Notwithstanding the foregoing, no Dividend Equivalent Rights shall be granted with respect to any Option or SAR.

(m)	Employee means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency may subsequently make a contrary determination as to such individual’s status as an Employee.

(n)	Exchange Act means the Securities Exchange Act of 1934, as amended.

(o)	Fair Market Value means, as of any date, the value of a share of Common Stock or other property as determined by the Committee, in its discretion; provided, however, that the Fair Market Value as established by the Committee from time to time shall be determined in accordance with applicable laws and regulations (which determination shall, to the extent applicable, be made in a manner that complies with Section 409A), and such determination shall be conclusive and binding for all purposes.

(p)	Grant Date means the date as of which an Award is determined to be effective and designated in a resolution by the Committee and is granted pursuant to the Plan. The Grant Date shall not be earlier than the date of the resolution and action therein by the Committee.

(q)	Grant Date Fair Market Value means, as of any date, the value of a share of Common Stock determined as follows: (i) the closing sale price per share of Common Stock as reported on the New York Stock Exchange—Composite Transactions or the principal exchange on which shares are then trading, if any, or if there are no sales on such day, on the next preceding trading day during which a sale occurred; and (ii) in the absence of such markets for the shares of Common Stock, the Grant Date Fair Market Value shall be determined by the Committee in good faith (which determination shall, to the extent applicable, be made in a manner that complies with Section 409A), and such determination shall be conclusive and binding for all purposes.

(r)	Incentive Stock Option means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code and that meets the requirements of Section 422 of the Code.

(s)	Insider Trading Policy means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(t)	Net-Exercise means a procedure by which the Participant will be issued a number of whole shares of Stock upon the exercise of an Option or SAR determined in accordance with the following formula:

N = X(A-B)/A, where:

N = the number of shares of Common Stock to be issued to the Participant upon exercise;
X = the total number of shares with respect to which the Participant has elected to exercise;
A = the Fair Market Value of one (1) share of Common Stock determined on the exercise date; and
B = the exercise price per share (as defined in the Participant’s Award Agreement).

(u)	Nonstatutory Stock Option means any Option awarded under this plan that is not specifically designated as an Incentive Stock Option (as set forth in the Award Agreement) or which does not qualify as an Incentive Stock Option.

(v)	Officer means any person designated by the Board as an officer of the Company.

(w)	Option means a right granted under Section 6 to purchase Common Stock pursuant to the terms and conditions of the Plan. Options may be either Nonstatutory Stock Options or Incentive Stock Options.

(x)	Participant means any eligible person who has been granted one or more Awards.

(y)	Performance-Based Exception means the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code.

(z)	Performance Bonus Plan means the Parker-Hannifin Corporation Performance Bonus Plan, as the same may be amended from time to time, or any successor thereto.

(aa)	Performance Goals mean the measurable performance objective or objectives established by the Committee pursuant to this Plan, including, for an Award intended to qualify for the Performance-Based Exception, any “Management Objectives” (as such term is defined in the Performance Bonus Plan) established for such Award pursuant to the Performance Bonus Plan.

(bb)	Restricted Stock Award means an Award granted pursuant to Section 8, other than an Unrestricted Stock Award granted pursuant to Section 8.4.

(cc)	Restricted Stock Unit means a right granted to a Participant pursuant to Section 9 to receive a share of Common Stock on a date determined in accordance with the provisions of such Section and the Participant’s Award Agreement.

(dd)	Retirement shall have the meaning set forth in the applicable Award Agreement.

(ee)	Section 409A means Section 409A of the Code.

(ff)	Securities Act means the Securities Act of 1933, as amended.

(gg)	Service means, except as provided in Section 15, a Participant’s employment or service with the Company and its Subsidiaries, whether in the capacity of an Employee or a Director. A participant’s service for purpose of this Plan is deemed to have terminated in accordance with the Company’s policies on termination as may be in effect from time to time. The Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(hh)	Stock Appreciation Right (or “SAR”) means an Award granted under Section 7.

(ii)	Subsidiary means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are now or hereafter, owned or controlled, directly or indirectly, by the Company, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, the term “Subsidiary” shall have the meaning given to such term in Section 422(f) of the Code.

(jj)	Substitute Awards means Awards that are granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired directly or indirectly by the Company or with which the Company directly or indirectly combines.

(kk)	Ten Percent Shareholder means any Participant who owns more than 10% of the combined voting power of all classes of stock of the Company (or, as applicable, of any “parent” or “subsidiary” as defined in Sections 422(e) and (f) of the Code), within the meaning of Section 422 of the Code.

(ll)	Unrestricted Stock Award means an Award granted pursuant to Section 8.4.

(mm)	Vesting Conditions mean those conditions established by the Award Agreement in accordance with the Plan prior to the satisfaction of which shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service.

2.2.	Construction. Captions and titles contained in this Plan are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term or is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION.

3.1.	Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein.

3.2.	Authority of the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 3.2) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

3.3.	Authority of Officers. Notwithstanding the above, the Board or Committee may, by resolution, expressly delegate to a special committee, consisting of one or more Directors or Officers, the authority, within specified parameters established by the Board or Committee, to (i) designate Employees to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an Officer may not be made with respect to the grant of Awards to Employees who are subject to Section 16(a) of the Exchange Act on the Grant Date, or who as of the Grant Date are reasonably anticipated to become “covered employees” within the meaning of Section 162(m) of the Code during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board or Committee, as applicable and such delegates shall report regularly to the Board or Committee, as applicable, regarding the delegated duties and responsibilities and any Awards so granted.

3.4.	Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee (or its delegate) shall have the full and final power and authority, in its discretion:

(a)	to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Common Stock to be subject to each Award;

(b)	to determine the type of Award granted;

(c)	to determine the Fair Market Value of shares of Common Stock or other property;

(d)	to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) except for the procedures set forth herein relating to Options and SARs, the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of shares of Common Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the time of the expiration of any Award, (vi) the effect of the Participant’s termination of Service on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e)	to determine whether an Award will be settled in shares of Common Stock, cash, or in any combination thereof;

(f)	to approve one or more forms of Award Agreement;

(g)	subject to the limitations of Section 18.3, to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired upon the exercise thereof;

(h)	to accelerate, continue, extend or defer the exercisability of any Award or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following a Participant’s termination of Service;

(i)	to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards;

(j)	to settle all disputes or controversies regarding the Plan and Awards granted under the Plan;

(k)	to amend the Plan, or any Award or Award Agreement granted under the Plan, in any respect that the Committee deems necessary or advisable to address or correct any administrative or compliance failure or potential failure, including in order to bring the Plan or any Awards granted under the plan in compliance with Code Section 409A.

(l)	to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law;

(m)	to adopt such procedures and/or sub-plans as are necessary or appropriate for participation in the Plan by Employees or Directors who are foreign nationals or employed outside of the United States;

(n)	generally, to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan; and

(o)	to delegate any of its authority to any other person or persons that it deems appropriate, provided the delegation does not cause the Plan or any Awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3 or violate any independence standard contained in the New York Stock Exchange listing requirements.

3.5.	Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as Officers or Employees of the Company and its Subsidiaries, members of the Board or the Committee and any officers or employees of the Company and its Subsidiaries to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	SHARES SUBJECT TO PLAN.

4.1.	Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Common Stock that may be issued under the Plan shall be fourteen million seven hundred thousand (14,700,000), which shall consist of authorized but unissued or reacquired shares of Common Stock or any combination thereof.

4.2.	Share Counting. Each share of Common Stock delivered pursuant to a Stock Option or Stock Appreciation Right, and each share of Common Stock delivered pursuant to a Restricted Stock Award, Restricted Stock Unit or Dividend Equivalent Right with a per share purchase price equal to at least 100% of the Fair Market Value on the Grant Date, shall be counted against the share limit set forth in Section 4.1 as one (1) share for every one (1) share of Common Stock subject thereto. Each share of Common Stock delivered pursuant to a Restricted Stock Award, Unrestricted Stock Award, Restricted Stock Unit or Dividend Equivalent Right with a per share or per unit purchase price of less than 100% of the Fair Market Value on the Grant Date (a “Full Value Award”) shall be counted against the share limit set forth in Section 4.1 as 1.87 shares before the 2012 Approval Date and 2.55 shares on and after the 2012 Approval Date for every one (1) share of Common Stock subject thereto. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Common Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Common Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Common Stock shall again be available for issuance under the Plan, provided that with respect to any Full Value Award, the number of shares of Common Stock becoming available for issuance under the Plan pursuant to this sentence shall be 2.55 shares of Common Stock for each share of Common Stock so terminated, canceled, forfeited or repurchased (or 1.87 shares of Common Stock for each share of Common Stock so terminated, canceled, forfeited or repurchased with respect to a Full Value Award that was counted against the Share limit set forth in Section 4.1 prior to the 2012 Approval Date). Shares of Common Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Notwithstanding the foregoing, the following shares of Common Stock shall not be added to the maximum share limit contained in Section 4.1: (i) shares tendered in payment of the exercise price of a stock option, (ii) shares withheld by the Company or any Subsidiary to satisfy a tax withholding obligation, and (iii) shares that are repurchased by the Company with Option proceeds. Moreover, all shares of Common Stock covered by a SAR, to the extent that it is exercised and settled in shares, or any Option subject to a Net-Exercise shall be considered delivered pursuant to the Plan, whether or not shares are actually delivered to the Participant upon exercise of the right. Shares of Common Stock delivered under the Plan as a Substitute Award or in settlement of a Substitute Award shall not reduce or be counted against the shares of Common Stock available for Awards under the Plan and will not count against the Plan limit as set forth in Section 4.1 to the extent that the rules and regulations of any stock exchange or other trading market on which the shares are listed or traded provide an exemption from shareholder approval for assumption, substitution, conversion, adjustment, or replacement of outstanding awards in connection with mergers, acquisitions, or other corporate combinations.

4.3.

Adjustments for Changes in Capital Structure.    In the event of any equity restructuring (within the meaning of Financial Accounting Standards No. 123R as amended from time to time, or any successor financial standard regime that may be applicable to the Company), such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable adjustment in the numbers of shares of Common Stock specified in Section 4.1 of this Plan and the sub-limits specified in Sections 6, 7, 8 and 9 of the Plan, and with respect to outstanding Awards, in the number and kind of shares of Common Stock subject to outstanding Awards, the exercise price, grant price or other price of shares of Common Stock subject to outstanding Awards, in each case to prevent dilution or enlargement of the rights of Participants. In the event of any other change in corporate capitalization, such as a merger, consolidation, or liquidation, the Committee may, in its sole discretion, cause there to be such equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of shares of Common Stock subject to any Award shall always be rounded down to a whole number and the exercise price or grant price shall always be rounded up to the nearest whole cent. Notwithstanding the foregoing, the Committee shall not make any adjustment pursuant to this Section 4.3 that would (i) cause an Award that is otherwise exempt from Section 409A of the Code to become subject to Section 409A, (ii) cause an Award that is subject to Section 409A of the Code to fail to satisfy the requirements of Section 409A, or

(iii) cause an award that is intended to qualify for the Performance-Based Exception to fail to qualify for the Performance-Based Exception. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

5.	ELIGIBILITY AND LIMITATIONS.

5.1.	Persons Eligible for Awards. Awards may be granted only to Employees and Directors.

5.2.	Participation in Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award. Notwithstanding the foregoing provisions of this Section 5, eligible Participants who are service providers to a Subsidiary may be granted Options or Stock Appreciation Rights under this Plan only if the Subsidiary qualifies as an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

6.	OPTIONS. Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered by the Award Agreement, in such form as the Committee shall from time to time establish. The Award Agreement for any Incentive Stock Options granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to comply with Section 422 of the Code. An Option may be granted to an eligible Employee as a separate Award. Notwithstanding the foregoing, Incentive Stock Options may be granted only to eligible Participants who are Employees of the Company (or a “parent” or “subsidiary” as defined in Sections 422(e) and (f) of the Code). No Participant may be granted Options for more than 1,000,000 shares of Common Stock within a three (3) year period. Award Agreements evidencing Options may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1.	Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that the exercise price per share for an Option shall be not less than one hundred percent (100%) of the Grant Date Fair Market Value. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the exercise price per share for such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Grant Date Fair Market Value.

6.2.	Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, Vesting Conditions and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option. In the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Incentive Stock Option shall not be exercised after the expiration of five (5) years after the date of grant of such Incentive Stock Option. Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, any Option granted under this Plan shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3.	Payment of Exercise Price.

(a)

Forms of Consideration Authorized.    Except as otherwise provided below, payment of the exercise price for the number of shares of Common Stock being purchased pursuant to any Option shall be made (i) in cash or by check or cash equivalent, (ii) subject to Section 6.3(b)(i), by tender to the Company, or attestation to the ownership, of shares of Common Stock owned by the Participant having a Fair Market Value not less than the exercise price, (iii) subject to Section 6.3(b)(ii), by delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by delivery of a properly executed notice electing a Net-Exercise, (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b)	Limitations on Forms of Consideration.

(i)	Tender of Common Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Common Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(ii)	Cashless Exercise. The Cashless Exercise program is available only if, at the time of exercise, the offer and sale of shares of Common Stock pursuant to the Plan is registered on a then effective registration statement on Form S-8 under the Securities Act. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

6.4.	Effect of Termination of Service. Subject to earlier termination of the Option as otherwise provided in this Plan or the terms of the Award Agreement and unless otherwise provided by the Committee or in the Award Agreement, the Participant’s termination of Service shall operate to terminate the Option.

6.5.	Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth in the Award Agreement is prevented by the provisions of Section 14 below, the Option shall remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than ten (10) years after the effective date of grant of such Option.

6.6.	Certain Provisions Regarding Incentive Stock Options. Notwithstanding anything in this Section 6 to the contrary, Stock Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options, and shall instead be treated as Nonqualified Stock Options, to the extent that either (i) the aggregate Fair Market Value of Common Stock (determined as of the Grant Date) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options otherwise remain exercisable but are not exercised within three (3) months after termination of employment (or such other period of time provided in Section 422 of the Code).

7.	STOCK APPRECIATION RIGHT AWARDS. SARs shall be evidenced by Award Agreements specifying the number of shares of Common Stock covered by the Award Agreement, in such form as the Committee shall from time to time establish. A SAR may be granted to an eligible Employee as a separate Award. No Participant may be granted SARs for more than 1,000,000 shares of Common Stock in any three (3) year period.

7.1.	Grant Price. The grant price for each SAR shall be established in the discretion of the Committee; provided, however, that the grant price per share for a SAR shall be not less than one hundred percent (100%) of the Grant Date Fair Market Value.

7.2.

Settlement of SARs.    Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the grant price; by (ii) the number of shares of Common Stock with respect to which the SAR is ex-

ercised. The payment upon the SAR exercise shall be in cash, shares of Common Stock of equivalent value, or in some combination thereof, as determined by the Committee in its sole discretion. The determination of the Committee with respect to the form of payout of SARs shall be set forth in the Award Agreement pertaining to the grant of the Award.

7.3.	Exercisability and Term of SARs. SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, Vesting Conditions and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that no SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR. Subject to the foregoing, unless otherwise specified by the Committee in the grant of a SAR, any SAR granted under this Plan shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4.	Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided in this Plan or the terms of the Award Agreement and unless otherwise provided by the Committee or in the Award Agreement, the Participant’s termination of Service shall operate to terminate the SAR.

7.5.	Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of a SAR within the applicable time periods set forth in the Award Agreement is prevented by the provisions of Section 14 below, the SAR shall remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than ten (10) years after the effective date of grant of such SAR.

8.	RESTRICTED AND UNRESTRICTED STOCK AWARDS. The Committee, at any time and from time to time, may grant or sell Restricted Stock Awards and Unrestricted Stock Awards to Participants in such number as the Committee shall determine. Each grant or sale of a Restricted Stock Award or an Unrestricted Stock Award shall be evidenced by an Award Agreement and shall be subject to the following provisions:

8.1.	Grant of Restricted Stock Award. Each grant or sale of a Restricted Stock Award or an Unrestricted Stock Award shall constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, subject to the substantial risk of forfeiture and restrictions on transfer as provided in this Section 8. A Restricted Stock Award or an Unrestricted Stock Award may be granted to an eligible Employee as a separate Award. No Participant may be granted Restricted Stock Awards or Unrestricted Stock Awards for more than 1,000,000 shares of Common Stock within a three (3) year period. Further, no Restricted Stock Award or Unrestricted Stock Award intended to qualify for the Performance-Based Exception shall exceed the applicable limitations set out in Section 5 of the Performance Bonus Plan. Restricted Stock Awards and Unrestricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals.

8.2.	Purchase Price. Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is equal to or less than the Fair Market Value at the Grant Date. Any payment of purchase price for Common Stock being purchased pursuant to any Restricted Stock Award or Unrestricted Stock Award shall be made (a) in cash or by check or cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.3.

Vesting and Restrictions on Transfer.    Shares of Common Stock issued pursuant to any Restricted Stock Award may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as shall be established by the Committee and set forth in the Award Agreement evidencing such Award; provided, however, that in no event shall any issuance of Restricted Stock Awards under the Plan be subject to a Service vesting requirement of less than one (1) year. Notwithstanding the foregoing, the Committee may, in its discretion, accelerate the vesting of any Restricted Stock Award granted under the Plan. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than as provided in Section 12. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Insider Trading Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Insider Trading Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Common Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Common Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.4.	Unrestricted Stock Awards under LTIP Program. Notwithstanding any provisions of Section 8 above, Unrestricted Stock Awards may be granted to Participants under the Plan, free of any Vesting Conditions, upon completion of the applicable performance period pursuant to a performance based incentive program having a performance period of not less than 12 months.

8.5.	Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.6 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a shareholder of the Company holding shares of Common Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. However, in the event of a dividend or distribution paid in shares of Common Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made. Notwithstanding the foregoing, dividends or other distributions with respect to any Restricted Stock Award that vests based on the achievement of Performance Goals shall be accumulated until such Award is earned, and such dividends or other distributions shall not be paid if such Performance Goals are not satisfied.

8.6.	Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to Restricted Stock Awards which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.	RESTRICTED STOCK UNITS. Restricted Stock Units shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall from time to time establish. Restricted Stock Units may be granted to an eligible Employee as a separate Award. No Participant may be granted Restricted Stock Units for more than 1,000,000 shares of Common Stock within a three (3) year period. Further, no Award of Restricted Stock Units intended to qualify for the Performance-Based Exception shall exceed the applicable limitations set out in Section 5 of the Performance Bonus Plan. Award Agreements evidencing Restricted Stock Units may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1.	Grant of Restricted Stock Units. Restricted Stock Units may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals.

9.2.

Purchase Price.    No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving Restricted Stock Units, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, or if deemed necessary or appropriate by the Committee to ensure that taxation of the Restricted Stock Units does not occur until receipt of the Common Stock by the Participant, or, at the discretion of the Committee, to avoid other undesirable tax consequences to the Participant, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Common Stock issued upon settlement of the Award of Restricted Stock Units.

9.3.	Vesting. Restricted Stock Unit may be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Goals as shall be established by the Committee and set forth in the Award Agreement evidencing such Award; provided, however, that in no event shall any issuance of Restricted Stock Units under the Plan be subject to a Service vesting requirement of less than one (1) year. Notwithstanding the foregoing, the Committee may, in its discretion, accelerate the vesting of any Restricted Stock Units granted under the Plan. The Committee, in its discretion, may provide in any Award Agreement evidencing an Award of Restricted Stock Units that, if the satisfaction of Vesting Conditions with respect to any shares subject to the Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Insider Trading Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the first to occur of: (a) the next trading day on which the sale of such shares would not violate the Insider Trading Policy; or (b) the later of: (i) the last day of the calendar year in which the original vesting date occurred or (ii) the last day of the Company’s taxable year in which the original vesting date occurred.

9.4.	Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Common Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Units that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Common Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, may be paid in cash or by crediting the Participant with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Common Stock, as provided in the Award Agreement. In the event that the Dividend Equivalent Rights are credited to the Participant, the number of additional Restricted Stock Units (rounded to the nearest whole number) to be so credited shall be determined by dividing (a) the amount of cash dividends paid on such date with respect to the number of shares of Common Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Common Stock on such date. Such additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Award. In the event of a dividend or distribution paid in shares of Common Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Units so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than normal cash dividends) to which the Participant would be entitled by reason of the shares of Common Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award. Notwithstanding the foregoing, any Dividend Equivalent Rights with respect to any Restricted Stock Units that vest based on the achievement of Performance Goals shall be accumulated until such Restricted Stock Units are earned, and such dividends or other distributions shall not be paid if such Performance Goals are not satisfied.

9.5.	Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Units, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6.	Settlement of Restricted Stock Units. The Company shall issue to the Participant on the date on which Restricted Stock Units subject to the Participant’s Award vest or on such other date determined by the Committee, in its discretion, and set forth in the Award Agreement one (1) share of Common Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. If permitted by the Committee, the Participant may elect, under procedures established by the Committee consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Common Stock or other property otherwise issuable to the Participant pursuant to this Section. Notwithstanding the foregoing, the Committee, in its discretion, may provide in any Award Agreement for settlement of any Restricted Stock Units by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Common Stock or other property otherwise issuable to the Participant pursuant to this Section.

10.	DETRIMENTAL ACTIVITY. The Committee may cancel any unexpired, unpaid or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of this Plan or with the terms of Award Agreement or if the Participant engages in Detrimental Activity. The Committee may, in its discretion and as a condition to the exercise of an Award, require a Participant to acknowledge that he or she is in compliance with all applicable provisions of the Plan and of any Award Agreement and has not engaged in any Detrimental Activity. Any Award Agreement may provide that if a Participant, either during employment by the Company or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Committee shall so find, forthwith upon notice of such finding, the Participant shall:

(a)	return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all shares of Common Stock that the Participant has not disposed of that were issued pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity; and

(b)	with respect to any shares of Common Stock so acquired that the Participant has disposed of, pay to the Company in cash the difference between:

(i)	any amount actually paid therefore by the Participant pursuant to this Plan; and

(ii)	the Fair Market Value of such share of Common Stock on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company to the Participant, whether as wages, deferred compensation (to the extent permitted by Section 409A) or vacation pay or in the form of any other benefit or for any other reason.

11.	STANDARD FORMS OF AWARD AGREEMENTS.

11.1.	Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a fully executed Award Agreement. Any Award Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms, including electronic media, as the Committee may approve from time to time.

11.2.	Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

12.	CHANGE IN CONTROL. Subject to the requirements and limitations of Section 409A and Section 15 of this Plan, if applicable, the Committee may provide for any one or more of the following:

12.1.	Accelerated Vesting. The Committee may, in its discretion, provide in any Award Agreement or, in the event of a Change in Control, may take such actions as it deems appropriate to provide for the acceleration of the exercisability, vesting and/or settlement in connection with such Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following such Change in Control, to such extent as the Committee shall determine.

12.2.	Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, either assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable. For purposes of this Section, if so determined by the Committee, in its discretion, an Award denominated in shares of Common Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Common Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Change in Control. If any portion of such consideration may be received by holders of Common Stock pursuant to the Change in Control on a contingent or delayed basis, the Committee may, in its sole discretion, determine such Fair Market Value per share as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. Except as otherwise provided by the Committee or in the applicable Award Agreement, any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

12.3.	Cash-Out of Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award or a portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Common Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control, reduced by the exercise or purchase price per share, if any, under such Award. If any portion of such consideration may be received by holders of Common Stock pursuant to the Change in Control on a contingent or delayed basis, the Committee may, in its sole discretion, determine such Fair Market Value per share as of the time of the Change in Control on the basis of the Committee’s good faith estimate of the present value of the probable future payment of such consideration. In the event such determination is made by the Committee, the amount of such payment (reduced by applicable withholding taxes, if any) shall be paid to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards.

12.4.	Section 409A. Notwithstanding any provision of this Plan to the contrary, and except as otherwise provided in the Award Agreement, if (i) an Award is considered a “deferral of compensation” (within the meaning of Section 409A), (ii) the Award becomes vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control, and (iii) either such Change in Control is not treated as a “change in ownership” of the Company, a “change in the effective control” of the Company or a “change in the effective ownership of a substantial portion of the assets” of the Company (within the meaning of Section 409A) or payment of the Award is not otherwise permitted upon the Change in Control under Section 409A without the imposition of taxes and penalties, then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control, payment will be made, to the extent necessary to comply with the provisions of Section 409A, to the Participant on the earliest of: (A) the Participant’s “separation from service” with the Company (as defined in Section 15(b) below), provided that if the Participant is a “specified employee” (determined pursuant to the Company’s policy for determining specified employees in accordance with Section 409A), the payment date shall be the first day of the seventh (7th) month after the date of the Participant’s separation from service; (B) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A); or (C) the Participant’s death.

13.	TAX WITHHOLDING.

13.1.	Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes, if any, required by law to be withheld by the Company and its Subsidiaries with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Common Stock, to release shares of Common Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the required tax withholding obligations have been satisfied by the Participant.

13.2.	Withholding in Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Common Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Common Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of the Company and its Subsidiaries. The Fair Market Value of any shares of Common Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

14.	COMPLIANCE WITH SECURITIES LAW. The grant of Awards and the issuance of shares of Common Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Common Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15.	COMPLIANCE WITH SECTION 409A. Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A. To the extent that the Committee determines that any award granted under the Plan is subject to Section 409A, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section):

(a)	An Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A upon a Participant;

(b)	If an Award is subject to Section 409A, no distribution or payment of any amount as a result of the Participant’s Retirement or other termination of Service (other than termination due to the Participant’s death) shall be made before the date of the participant’s “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), provided that in applying Treasury Regulation § 1.409A-1(h)(1)(ii), a separation from service shall be deemed to occur if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Participant (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services, if the Participant has been providing services for less than 36 months), and further provided that, in the event of a disposition of assets by the Company to an unrelated person, the Company reserves the discretion to specify (in accordance with Treasury Regulation § 1.409A-1(h)(4)) whether a Participant who would otherwise experience a separation from service with the Company as part of the disposition of assets will be considered to experience a separation from service for purposes of Treasury Regulation § 1.409A-1(h);

(c)	If an Award is subject to Section 409A, and if the Participant holding the award is a “specified employee” (determined pursuant to the Company’s policy for determining specified employees in accordance with Section 409A), no distribution or payment of any amount as a result of the Participant’s “separation from service” (as defined in Section 15(b) above) shall be made before the first day of the seventh month following the date of such Participant’s separation from service or, if earlier, the date of the Participant’s death;

(d)	To the extent necessary to comply with Section 409A, the term “Disability” shall have the meaning set out in Treasury Regulation § 1.409A-3(i)(4); and

(e)	To the extent necessary to comply with Section 409A, the term “Change in Control” shall mean a Change in Control that is also a “change in the ownership”, a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, within the meaning of Section 409A.

16.	TRANSFERABILITY OF AWARDS.

(a)	Except as otherwise determined by the Board or the Committee pursuant to the provisions of Section 16(c), no Award or Dividend Equivalent Rights paid with respect to Awards made under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and may be otherwise transferred in a manner that protects the interest of the Company as the Board or the Committee may determine; provided, that if so determined by the Committee, each Participant may, in a manner established by the Board or the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive shares of Common Stock or other property issued under such Award. Except as otherwise determined by the Committee, Options and SARs will be exercisable during a Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b)	The Committee may specify at the Grant Date that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Options or SARs, upon the termination of the period of restriction applicable to Restricted Stock Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 8 of this Plan, will be subject to further restrictions on transfer.

(c)	Notwithstanding Section 16(a), the Board or the Committee may determine that Awards may be transferable by a Participant, without payment of consideration therefor by the transferee, only to any one or more family members (as defined in the General Instructions to Form S-8 under the Securities Act of 1933) of the Participant; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Board or the Committee, and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.

17.	AMENDMENT OR TERMINATION OF PLAN. The Committee may amend, suspend or terminate the Plan at any time. Notwithstanding the foregoing, the Plan may not be amended, suspended or terminated in a manner that would (i) result in the imposition of an additional tax under Section 409A upon a Participant, or (ii) cause an Award that is intended to qualify for the Performance-Based Exception to fail to qualify for the Performance-Based Exception. Moreover, without the approval of the Company’s shareholders, there shall be no amendment of the Plan that would require approval of the Company’s shareholders under any applicable law, regulation or rule, including the rules of any stock exchange or market system upon which the Common Stock may then be listed. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may adversely affect any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code and all applicable guidance promulgated thereunder.

18.	MISCELLANEOUS PROVISIONS.

18.1.	Compliance with Section 162(m) of the Code. Notwithstanding any other provision of the Plan, the Committee may not take any action that would cause an Award that is intended to qualify for the Performance-Based Exception to fail to qualify for the Performance-Based Exception.

18.2.	Repurchase Rights. Shares of Common Stock issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Common Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Common Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.3.	Re-Pricing. Except for adjustments made pursuant to Section 4.3, the Board or the Committee will not, without the further approval of the shareholders of the Company, authorize the amendment of any outstanding Option or SAR to reduce the exercise price or grant price, respectively. No Option or SAR will be cancelled and replaced with awards having a lower exercise price or grant price, respectively, or for another Award, or for cash (other than as provided in Section 12 of the Plan) without further approval of the shareholders of the Company, except as provided in Section 4.3. This Section 18.3 is intended to prohibit the repricing of “underwater” Options or SARs without shareholder approval and will not be construed to prohibit the adjustments provided for in Section 4.3 of this Plan.

18.4.	Forfeiture Events.

(a)	The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service due to the Participant’s conduct constituting a Detrimental Activity. All Awards are subject to reduction, cancellation, forfeiture, or recoupment, in the Committee’s discretion as contemplated and provided under the Company’s Claw-back Policy, as established by the Committee, or the Board, as it now exists, or as it may be amended from time to time.

(b)	If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve (12) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

18.5.	Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common shareholders.

18.6.	Rights as Employee or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.7.	Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4.3 or another provision of the Plan.

18.8.	Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Common Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Common Stock credited to the account of the Participant, (b) by depositing such shares of Common Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Common Stock to the Participant in certificate form.

18.9.	Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.10.	Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Common Stock or cash paid pursuant to such Awards shall be included as compensation for purposes of computing the benefits payable to any Participant under any retirement plan (qualified or non-qualified) or welfare benefit plan of the Company or any Subsidiary unless such other plan expressly provides that such compensation shall be taken into account in computing such benefits.

18.11.	Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.12.	No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or any Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or any Subsidiary to take any action which such entity deems to be necessary or appropriate.

18.13.	Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. Neither the Company nor any Subsidiary shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Company or any Subsidiary and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company or any Subsidiary. The Participants shall have no claim against the Company or any Subsidiary for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.14.	Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Ohio, without regard to its conflict of law rules.

18.15.	Substitute Awards for Awards Granted by Other Entities. Substitute Awards may be granted under this Plan for grants or awards held by employees of a company or entity who become employees of the Company or a Subsidiary as a result of the acquisition, merger or consolidation of the employer company by or with the Company or a Subsidiary. Except as otherwise provided by applicable law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the Substitute Awards so granted may vary from those set forth in or required or authorized by this Plan to such extent as the Committee at the time of the grant may deem appropriate to conform, in whole or part, to the terms, provisions and benefits of grants or awards in substitution for which they are granted.

18.16.	Acceptance of Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

Parker

Annual Meeting of Shareholders

October 24, 2012
Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio 44124-4141
(216) 896-3000

Directions to Corporate Headquarters

Lake Erie
Cleveland
I-90
Mayfield Rd. (322)
Richmond Rd.
I-271
Kirtland
Gates Mills
Landerhaven Corporate Ctr (Parker)
Rt. 6
Cedar Rd.
Beachwood
Pepper Pike
I-90
Chagrin Blvd.
Rd.
Lander
Chagrin Falls
I-480
I-480
Brainard Rd.
Cleveland Hopkins Airport
237
Snow Rd.
Rockside Rd.
I-80
Rt. 83
I-77
I-71
I-80
I-271
N

Mayfield Rd.
Brainard Rd.
Lander Rd.
I-271 To I-90
Parkland Blvd.
Parkland Blvd.
SOM Center Rd.
Parker Hannifin
Parkland Blvd.
Allen-Bradley Dr.
Parkland Blvd.
Gates Mills
To I-480 and Ohio Turnpike
Landerhaven Drive
Cedar Rd.
N

- ***From the North exiting at Cedar/Brainard:***
  Take I-271 south to exit 32 (Landerhaven). Turn left onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the North exiting at Mayfield Rd.:***
  Take I-271 south to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Cedar/Brainard:***
  Take I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd., then left onto Cedar Rd. At second light make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From the South exiting at Mayfield Rd.:***
  Take I-271 N to Mayfield Rd. West. Take Mayfield Rd. to Lander. Turn left onto Lander Rd.; left onto Parkland Blvd. Turn left as road splits at Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Cleveland Airport:***
  Take I-480 east to I-271 north to exit 32 (Landerhaven). Turn right onto Brainard Rd; then left onto Cedar Rd. At second light make left onto Lander Rd; right on Parkland Blvd., turning left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.
- ***From Downtown:***
  Take I-90 east to I-271 south to exit 32 (Landerhaven). Make left onto Brainard Rd., then left onto Cedar Rd. At second light, make left onto Lander Rd.; right onto Parkland Blvd. Turn left as the road splits at Parkland and Allen-Bradley Dr. Look for Parker Hannifin sign on left.

c/o Corporate Election Services P.O. Box 1150 Pittsburgh, PA 15230	VOTE BY TELEPHONE
Have this proxy/voting instruction available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions presented to record your vote.
VOTE BY INTERNET
Have this proxy/voting instruction available when you access the website www.cesvote.com, and follow the simple instructions presented to record your vote.
VOTE BY MAIL
Please mark, sign and date this proxy/voting instruction and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return this Proxy/Voting Instruction in the Postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

If you are a participant in one of the Parker-Hannifin Corporation employee saving plans, your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on October 22, 2012 to be counted in the final tabulation. Otherwise, your vote must be received by 6:00 a.m. Eastern Daylight Time on October 24, 2012 to be counted in the final tabulation.

If voting by telephone or Internet, please do not mail this proxy/voting instruction.

Proxy/voting instruction must be signed and dated below.

ê     Please fold and detach card at perforation before mailing.    ê

PARKER-HANNIFIN CORPORATION	PROXY/VOTING INSTRUCTION

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on October 24, 2012.

The undersigned hereby appoints DONALD E. WASHKEWICZ, JON P. MARTEN, and THOMAS A. PIRAINO, JR., and any of them, as proxies to represent and to vote all shares of stock of Parker-Hannifin Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on October 24, 2012, and at any adjournment(s) thereof, on the proposals more fully described in the Proxy Statement for the Meeting in the manner specified herein and on any other business that may properly come before the Meeting.

This card also serves as voting instructions to Fidelity Management Trust Company, as Trustee for shares held in the Parker Retirement Savings Plan, and to Sun Life Financial Trust, as Trustee for the Deferred Profit Sharing Plan, Employee Profit Sharing Plan, and the Registered Retirement Savings Plan. The Trustee of the Parker Retirement Savings Plan will vote all uninstructed and unallocated shares in the same proportion as the shares for which the Trustee receives voting instructions.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing on behalf of a corporation or as a fiduciary, attorney, executor, administrator, trustee or guardian, please also give your full title.

Signature

Signature

Date:

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You can elect to view future Parker-Hannifin Corporation Annual Reports and Proxy Statements over the Internet, instead of receiving paper copies in the mail. Providing these documents over the Internet can save the Corporation the cost of producing and mailing them. Participation is completely voluntary. If you give your consent, in the future, when, as and if the Corporation elects to provide these documents over the Internet, you will receive notification that will contain the Internet location where the documents are available. There is no cost to you for this service other than any charges you may incur from your Internet provider and telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located at the bottom of the attached proxy/voting instruction when you vote by mail.

Proxy/voting instruction must be signed and dated on the reverse side.

ê     Please fold and detach card at perforation before mailing.    ê

PARKER-HANNIFIN CORPORATION	PROXY/VOTING INSTRUCTION

IF NO DIRECTIONS ARE GIVEN, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES AND ITEMS 2 THROUGH 4, AND AGAINST ITEM 5.

1.	Election of the following individuals as Directors for a term expiring at the Annual Meeting of Shareholders in 2013.

	Nominees:	(01) Robert G. Bohn		(02) Linda S. Harty		(03) William E. Kassling	(04) Robert J. Kohlhepp
		(05) Klaus-Peter Müller		(06) Candy M. Obourn		(07) Joseph M. Scaminace	(08) Wolfgang R. Schmitt
		(09) Åke Svensson		(10) James L. Wainscott		(11) Donald E. Washkewicz

		☐ FOR all nominees listed above			☐	WITHHOLD AUTHORITY
		(except as otherwise marked above)				to vote for all nominees listed above

(Instructions: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.)

2.	Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending June 30, 2013.

		☐ FOR	☐	AGAINST	☐	ABSTAIN

3.	Approval of, on a non-binding, advisory basis, the compensation of our named executive officers.

		☐ FOR	☐	AGAINST	☐	ABSTAIN

4.	Approval of the Amended and Restated Parker-Hannifin Corporation 2009 Omnibus Stock Incentive Plan.

		☐ FOR	☐	AGAINST	☐	ABSTAIN

5.	Shareholder proposal to amend our Code of Regulations to separate the roles of Chairman of the Board and Chief Executive Officer.

		☐ FOR	☐	AGAINST	☐	ABSTAIN

☐	I consent to view future shareholder communications over the Internet as stated above and in the Proxy Statement

IMPORTANT – THIS PROXY/VOTING INSTRUCTION MUST BE SIGNED AND DATED ON THE REVERSE SIDE.